Filed Pursuant to Rule 424(b)(3)

Registration No. 333-133294

PROSPECTUS

161,154,113

SHARES OF COMMON STOCK

OF

i2 TELECOM INTERNATIONAL, INC.

This prospectus covers the sale of up to 161,154,113 shares of common stock (the “Common Stock”) of i2 Telecom International, Inc. (the “Company” or “We”) by the selling shareholders (the “Selling Shareholders”) identified in this prospectus under the section titled “Selling Shareholders.” Of the 161,154,113 shares of Common Stock registered hereby, 22,719,582 shares of Common Stock are issuable to certain Selling Shareholders upon the exercise of warrants and 15,090,332 shares of Common Stock are issuable to certain Selling Shareholders upon the conversion of certain convertible preferred securities. We will not receive any proceeds from the sale of the shares by any Selling Shareholder. We will receive proceeds of approximately $4,973,792 from the exercise of warrants. We have agreed to bear all expenses of registration of the Common Stock offered hereby under federal and state securities laws.

Our Common Stock is listed on the Over-the-Counter Bulletin Board under the symbol “ITUI.” The last reported sale price of the Common Stock as reported on the Over-the-Counter Bulletin Board on May 19, 2006, was $0.12 per share.

The Selling Shareholders, directly or through agents, brokers or dealers designated from time to time, may sell the shares of Common Stock offered hereby from time to time on terms to be determined at the time of sale. See the section of this document titled “Plan of Distribution.” Our common stock and warrants are more fully described in the section of this prospectus entitled “Description of Securities.”

See the section of this document titled “ Risk Factors” beginning on page 17 for certain factors relating to an investment in the shares of Common Stock offered hereby.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE COMMON STOCK OFFERED HEREBY OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is May 30, 2006.

SUMMARY

About i2 Telecom International, Inc.

Background of the Company

i2 Telecom International, Inc., a Washington corporation formerly known as Digital Data Networks, Inc. (“we”, “us” or the “Company”), was incorporated as “Transit Information Systems, Inc.” under the laws of the State of Washington on October 17, 1988. In July 1995, we changed our name to “Digital Data Networks, Inc.” In March 2004, we changed our name to “i2 Telecom International, Inc.” Our principal executive offices are currently located at 1200 Abernathy Road, Suite 1800, Atlanta, Georgia 30328, and our telephone number at that address is 770-512-7174. We maintain websites at www.i2telecom.com and www.voicestick.com.

From October 17, 1988, until February 27, 2004, we were a wireless, passenger communication and advertising company, principally engaged in selling digital advertising space through the operation of a digital information network, utilizing digital radio transmission technology to display current news, information and advertising to riders on-board public transit vehicles. From 1991 through February 2004, we operated a digital information network in Dallas, Texas under the assumed name “The Transit Network” on the Dallas Area Rapid Transit (“DART”) bus and rail system.

In February 1996, we completed an initial public offering of shares of our Common Stock, no par value per share (the “Common Stock”), and raised net cash proceeds of approximately $5.8 million.

On February 26, 2004, our newly-formed, wholly-owned subsidiary merged with and into i2 Telecom International, Inc., a Delaware corporation (“i2 Delaware”), with i2 Delaware surviving the merger as our wholly-owned subsidiary (the “Merger”), pursuant to that certain Agreement and Plan of Merger dated as of January 30, 2004, among our, a wholly-owned subsidiary, i2 Delaware and certain of our shareholders and i2 Delaware signatory thereto (the “Merger Agreement”). In connection with the Merger, former shareholders of i2 Delaware became entitled to receive shares of Common Stock and shares of various classes and series of our preferred stock constituting up to 88.44% of our voting securities, assuming the issuance of all contingent consideration such shareholders may become entitled to receive pursuant to the Merger Agreement upon the resolution of a certain legal proceeding pending against i2 Delaware. In connection with the Merger, effective February 26, 2004, (i) our Board of Directors (the “Board of Directors”) appointed Paul R. Arena, Chief Executive Officer and Chairman of the Board of i2 Delaware, to serve as one of our directors, (ii) all individuals serving as our officers immediately prior to the Merger resigned their positions with us and (iii) the officers of i2 Delaware were appointed as our officers.

On February 27, 2004, we sold substantially all of our operating assets relating to the operations of The Transit Network to Intransit Media, Inc. (“InTransit Media”) in exchange for InTransit Media assuming certain obligations and liabilities relating to such assets (the “Asset Sale”), pursuant to that certain Asset Purchase Agreement dated as of January 30, 2004, as amended by the First Amendment thereto dated as of February 26, 2004, between us and InTransit Media (the “Asset Purchase Agreement”).

On March 5, 2004, in connection with the Merger and the Asset Sale, we changed our name from “Digital Data Networks, Inc.” to “i2 Telecom International, Inc.” and changed our ticker symbol on the Over-the-Counter Bulletin Board from “DIDA” to “ITUI”.

As a result of the Merger and the Asset Sale, our operations now consist entirely of the operations of i2 Delaware. Our operations as currently conducted are described in the sections of this document titled “Summary – Business of the Company” and “Additional Information About the Company – Business”.

For financial reporting purposes, i2 Delaware is our successor in interest as a result of the Merger. Financial statements of i2 Delaware, as an operating entity, provide the most relevant financial information available for our current operations for periods ended prior to the Merger. Consequently, unless otherwise stated, all financial information presented in this document for periods ended prior to the Merger is that of i2 Delaware and all financial information presented in this document for periods ended subsequent to the Merger is that of the Company on a consolidated basis.

On June 3, 2004, all of our then outstanding shares of preferred stock, including all of the shares of preferred stock issued pursuant to the Merger, were converted into shares of Common Stock in accordance with the applicable statement of rights of such preferred stock. Upon such conversion, we had an aggregate of 34,441,098 shares of Common Stock outstanding.

On December 8, 2004, we relocated our corporate headquarters to Atlanta, Georgia in order to be closer to more technology driven companies and to aide in our recruitment of technology workers.

As a result of the Merger and the Asset Sale, our operations now consist of the operations of i2 Delaware. Our operations as currently conducted are described below.

Business of the Company

We, through our subsidiary, i2 Delaware, provide low-cost telecommunications services employing next-generation Voice over Internet Protocol (“VoIP”) technology. These operations are based in Atlanta, Georgia and Redwood City, California. Through i2 Delaware, we control our own proprietary technology and outsource the majority of our production and service functions with strategic partners. We, through i2 Delaware, provide the VoiceStick™, microgateway adapters, VoIP long distance and other enhanced communication services to subscribers. Our proprietary technology platform is built to the Session Initiation Protocol (“SIP”) standard. Our revenue model now includes revenue from the sale of the VoiceStick™ and other integrated access devices (“IADs”) along with recurring monthly subscriptions and call minute termination. We believe our proprietary technology provides meaningful advantages as compared to the technology of other VoIP providers particularly in the areas of quality of service, cost and robust feature set.

Our proprietary technology platform is built to the SIP standard and offers the end user the following primary benefits:

•	near carrier grade quality of service;

•	low cost long distance calling worldwide;

•	broadband access via your laptop with our VoiceStick™;

•	broadband technology in our InternetTalker® IAD;

•	plug and play technology using traditional phones without professional installation; and

•	unlimited global calling among VoiceStick™ and InternetTalker® IAD users with a minimal monthly subscription.

Our management is focused solely upon VoIP as our primary line of business. In addition, our management is constantly exploring various strategic alternatives, including partnering with other telecommunication companies, both foreign and domestic, and engaging in acquisitions of strategic competitors and/or telecommunication service providers. There can be no assurances that such efforts will be successful. We may finance these new business opportunities through a combination of equity and/or debt. If we determine to finance these opportunities by issuing additional equity, then such equity may have rights and preferences superior to the outstanding Common Stock, and the issuance of such equity will dilute the ownership percentage of our existing shareholders. If we determine to finance these opportunities by incurring debt, then such debt may not be available to us on favorable terms, if at all.

Industry Overview

The VoIP industry has grown dramatically from the early days of calls made through personal computers. VoIP is an alternative technology that can replace services provided by the traditional telephone network. VoIP technology translates voice into data packets, transmits the packets over data networks and reconverts them into voice at the destination. Unlike traditional telephone networks, VoIP does not use dedicated circuits for each telephone call; instead, the same VoIP network can be shared by multiple users for voice, data and video simultaneously. This type of data network is more efficient than a dedicated circuit network because the data network is not restricted by the one-call, one-line limitation of a traditional telephone network. This improved efficiency creates cost savings that can be passed on to the consumer in the form of lower rates or retained by the VoIP provider.

We believe that the growth of VoIP has been and continues to be driven primarily by:

•	increasing consumer demand for lower cost phone service;

•	improved quality and reliability of VoIP calls fueled by technological advances, increased network development and greater bandwidth capacity;

•	continuing domestic and international deregulation, opening new market opportunities for VoIP services;

•	new product innovations that allow VoIP providers to offer services not currently offered by traditional phone service companies; and

•	growing demand for long distance communication services driven by the increased mobility of the global workforce.

As a result of these developments, consumers, enterprises and telecommunications providers are continuing to embrace offerings from VoIP providers, such as those offered by us. Consumers, particularly in emerging markets, are increasingly using VoIP-enabled services, calling cards and Internet Protocol (“IP”) telephones, to realize significant cost savings on long distance calls. Enterprises are significantly reducing telephony expenses by using VoIP to link users within offices and around the world. VoIP enables telecommunications providers to reduce their network costs and to deliver new products and services that cannot be supported by traditional networks.

Competition

Domestically, the long distance market in the United States is highly competitive. We face competition from several much larger providers and numerous similar-sized and smaller providers. This competition is based on price and service offerings, and we expect to continue to face competition based on price and service offerings from existing competitors. The principal competitive factors in the market include: price, quality of service, distribution, customer service, reliability, network capacity and the availability of enhanced communications services. Some of our competitors include Sprint, Inc. and Regional Bell Operating Companies such as AT&T, Inc., all of which offer services and products competitive with ours on the above factors, including offering their own pre-paid calling cards. Some providers, such as Vonage, Inc. and Net2Phone, Inc. offer VoIP services similar to what we offer.

Internationally, the competitive marketplace varies from region to region. In markets where the telecommunications marketplace has been fully deregulated, the competition continues to increase. Even a newly deregulated market allows new entrants to establish a foothold and offer competitive services relatively easily. Internationally, our competitors include both government-owned and incumbent phone companies and emerging competitive carriers. As consumers and telecommunications providers have come to understand the benefits that may be realized from transmitting voice over the Internet, a substantial number of companies have emerged to provide VoIP services. The principal competitive factors in the international market include: price, quality of service, distribution, customer service, reliability, network capacity, the availability of enhanced communications services and brand recognition.

Recent Events

On March 29, 2006, our shareholders approved by majority of the voting shares to increase the total number of shares which we are authorized to issue to 250,000,000 of common stock having no par value and the 1,000,000 shares of preferred stock having no par value remained the same.

The Certificate of Designations of Rights and Preferences of Preferred Stock Series D was amended to include the following changes:

(a)	(xxx) “Standard Conversion Price” means, with respect to the Preferred Shares, as of any Conversion Date or other date of determination, $0.20, subject to adjustment as provided herein.

The previous Certificate of Designations was deleted in its entirety and the following shall appear in its place:

(b)	Holder’s Conversion Right; Mandatory Redemption or Conversion. Subject to the provisions of Section 5 and Section 12, at any time or times on or after the Issuance Date, any holder of Preferred Shares shall be entitled to convert any whole or fractional number of Preferred Shares into fully paid and nonassessable shares of Common Stock in accordance with Section 2(d) at the Conversion Rate (as defined below). If the Weighted Average Price of the Common Stock is equal to or exceeds $0.40 (subject to adjustment for stock splits, stock dividends, recapitalizations, combinations, reverse stock splits or other similar events) for any period of twenty (20) consecutive trading days, then any Preferred Shares outstanding upon the expiration of such twenty (20) trading day period shall be automatically converted into fully paid and nonassessable shares of Common Stock in accordance with Section 2(d) at the Conversion Rate. If any Preferred Shares remain outstanding on the Maturity Date, then, pursuant and subject to Section 2(d)(vii), all such Preferred Shares shall be converted at the Conversion Rate as of such date in accordance with Section 2(d)(vii) or redeemed by the Company in accordance with Section 2(d)(vii). The Company shall not issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one Preferred Share by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share.

(c)	Section 2(f) of the Certificate of Designations is hereby deleted in its entirety and the following shall appear in its place:

(f) [Intentionally omitted.]

The Amendment was adopted by our Board of Directors on December 9, 2005 and approved by our stockholders in accordance with the provisions of RCW 23B.10.030 and 23B.10.040 on March 29, 2006.

The Certificate of Designations of Rights and Preferences of Preferred Stock Series E was amended to include the following changes:

(a)	“Conversion Price” means, with respect to the Preferred Shares, as of any Conversion Date or other date of determination, $0.20, subject to adjustment as provided herein.

Section 3(a) of the Certificate of Designations is hereby deleted in its entirety and the following shall appear in its place:

(b)	Holder’s Conversion Right; Mandatory Redemption or Conversion. Subject to the provisions of Section 12, at any time or times on or after the Issuance Date, any holder of Preferred Shares shall be entitled to convert any whole or fractional number of Preferred Shares into fully paid and nonassessable shares of Common Stock in accordance with Section 3(c) at the Conversion Rate (as defined below). If the Weighted Average Price of the Common Stock is equal to or exceeds $0.40 (subject to adjustment for stock splits, stock dividends, recapitalizations, combinations, reverse stock splits or other similar events) for any period of twenty (20) consecutive trading days, then any Preferred Shares outstanding upon the expiration of such twenty (20) trading day period shall be automatically converted into fully paid and nonassessable shares of Common Stock in accordance with Section 3(c) at the Conversion Rate. The Company shall not issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one Preferred Share by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share.”

(c)	Section 3(e)(i) of the Certificate of Designations is hereby deleted in its entirety and the following shall appear in its place:

(e)(i) [Intentionally omitted.]

The Amendment was adopted by our Board of Directors on December 9, 2005 and approved by our stockholders in accordance with the provisions of RCW 23B.10.030 and 23B.10.040 on March 29, 2006.

In May 2006, the Board of Directors appointed Mr. D. Chris Bylander as a member of the Board of Directors.

Products and Services

We are a low cost long distance voice service provider with proprietary products such as the VoiceStick™, InternetTalker® IAD and other non-proprietary related devices. The InternetTalker® IAD is a portable micro gateway that combines state-of-the-art chipset design with patent pending architecture and proprietary software to produce performance we believe to be competitive with other VoIP gateway architectures. We use highly optimized micro controllers and mixed signal integrated circuits, resulting in a very inexpensive and efficient communications platform. The quality of service issues common to previous VoIP designs (dropped calls, delays and echoes) have been greatly reduced. Our state-of-the-art echo-canceling technology delivers sound quality comparable to a conventional phone call.

The VoiceStick™ enables users to:

•	make unlimited calls to other subscribers anywhere in the world using the customer’s laptop and a broadband connection;

•	make long distance calls to people who use a normal telephone line using the i2 Delaware least cost routing network that will provide competitive low cost long distance rates; and

•	receive their own DID phone number.

The VoiceStick™ is a plug and play, portable key chain-sized device that inserts directly into the USB port of almost any desktop or notebook computer (including personal data assistants (“PDAs”). The VoiceStick™ instantly allows the user to make domestic and international long distance calls via the internet, with the use of an included headphone and DID phone number. Once the VoiceStick™ is installed in the USB port, a dial pad display enables the user to call any telephone in the world directly from the computer, using VoIP technology, at a fraction of normal long-distance rates.

The InternetTalker® IAD enables users to:

•	make unlimited calls to other subscribers anywhere in the world using the customer’s existing phone (no new or special IP phone required), at no cost other than the initial cost of the InternetTalker® IAD and the monthly subscription fee;

•	make long distance calls to people who use a normal telephone line using the i2 Delaware least cost routing network that will provide competitive low cost long distance rates; and

•	make VoIP calls on our i2 Delaware micro gateway adapter.

The InternetTalker® IAD is the size of a PDA and enables the user to make secure, worldwide phone calls over the Internet. As simple to install as a fax machine, broadband users simply connect their broadband Internet service to the InternetTalker® IAD and plug in their regular phone. Customers adapt to the InternetTalker® IAD through their personal computer (“PC”). Customers then activate their account by visiting our website and are ready to make calls. The i2 Delaware subscriber can make unlimited free calls to other subscribers located anywhere in the world for the cost of the InternetTalker® IAD and a nominal monthly subscription fee. The i2 Delaware subscriber can also make global long distance calls to people who use a standard telephone line through our least cost routing network at highly competitive long distance rates.

We plan to introduce other enhanced services and products through its ongoing investment in research and development. We are integrating IM chat, video and Internet television. This would offer the user complete mobility within the home or office. We also released an industry first: Cellular connectivity to the VoIP network through a personal microgateway and its VoiceStick™ service.

Our management intends to focus solely upon VoIP as our primary line of business on a going forward basis. In addition, our management is exploring various strategic alternatives, including partnering with other telecommunication companies, both foreign and domestic, and engaging in acquisitions of strategic competitors and/or telecommunication service providers. There can be no assurances that such efforts will be successful. We may finance these new business opportunities through a combination of equity and/or debt. If we determine to finance these opportunities by issuing additional equity, then such equity may have rights and preferences superior to the outstanding Common Stock, and the issuance of such equity will dilute the ownership percentage of our existing shareholders. If we determine to finance these opportunities by incurring debt, then such debt may mot be available to us on favorable terms, if at all.

Liquidity and Going Concern

It is imperative that we raise capital in the near-term in order to continue as a going concern. Without raising additional capital, we likely will not be able to satisfy our current and other liabilities due in the near-term unless they are modified or restructured. There is no guarantee that (i) additional capital will be available to the extent required, or that if available, it will be available on terms acceptable to us, or (ii) our current and other liabilities due in the near-term can be modified or restructured. If we cannot raise additional capital or modify or restructure such liabilities, then we may be unable to pursue our business plan and may be forced to cease doing business.

As can be seen from our filings with the Securities and Exchange Commission (the “SEC”) over the past year, the Company has experienced net losses and negative cash flows from operations and has an accumulated deficit at December 31, 2005 of approximately $21.7 million and a negative working capital position. Our ability to generate positive cash flows from operations and net income is dependent, among other things, on market conditions, the recovery of recorded assets, cost control, identifying and securing additional revenue sources, and our ability to raise capital under acceptable terms. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties. As noted in an explanatory paragraph in the Report of Independent Certified Public Accountants on our consolidated financial statements for the year ended December 31, 2005, as set forth in our Annual Report on Form 10-KSB for the year ended December 31, 2005, as amended (the “Annual Report”), these conditions have raised substantial doubt about our ability to continue as a going concern.

ABOUT THE OFFERING AND THIS PROSPECTUS

This prospectus covers the resale of up to 161,154,113 shares of Common Stock by the Selling Shareholders identified in this prospectus under the section of this document titled “Selling Shareholders.” We will not receive any proceeds from the resale of shares by any Selling Shareholder. We will receive proceeds of approximately $4,973,792 from the exercise of warrants. See the section of this document titled “Use of Proceeds.” We have agreed to bear all expenses of registration of the Common Stock offered by this prospectus.

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under the shelf registration process, the Selling Shareholders may, from time to time, sell the Common Stock described in this prospectus. The Company may prepare a prospectus supplement at any time to add, update or change the information contained in this prospectus. This prospectus does not contain all the information you can find in the registration statement or the exhibits filed with or incorporated by reference into the registration statement. You should read this prospectus and any prospectus supplement together with the registration statement, the exhibits filed with or incorporated by reference into the registration statement and the additional information described under the section of this document titled “Where You can Find More Information.”

Private Placement

On August 11, 2004, pursuant to that certain Securities Purchase Agreement dated as of August 11, 2004 among us, and the buyers signatory thereto (the “Securities Purchase Agreement”), we completed a private placement of 4,500 shares of our preferred stock series D, no par value per share (the “Preferred Stock Series D”), warrants to purchase 2,812,500 shares of Common Stock, and 1,125 additional investment right units (the “AIRs”) for an aggregate purchase price of $4.5 million, with net proceeds to us of $4.2 million (the “August 2004 Private Placement”). The shares of Preferred Stock Series D issued in the August 2004 Private Placement are convertible into an aggregate of 5,625,000 shares of Common Stock, subject to adjustment, with each share of Preferred Stock Series D being convertible into 1,250 shares of Common Stock, subject to adjustment. Each AIR is exercisable for one share of Preferred Stock Series D and a warrant to purchase 625 shares of Common Stock, subject to adjustment, at an exercise price of $1,000 per unit. The warrants issued upon closing of the August 2004 Private Placement and issuable upon exercise of the AIRs are exercisable for a period of three years at an exercise price of $0.96 per share.

The shares of Preferred Stock Series D, warrants and AIRs issued upon closing of the August 2004 Private Placement were issued without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption from registration set forth in Rule 506 of Regulation D promulgated pursuant to Section 4(2) of the Securities Act. Pursuant to the terms of that certain Registration Rights Agreement between us and the buyers in the August 2004 Private Placement, we are filing this registration statement to register for resale under the Securities Act the shares of Common Stock underlying the Preferred Stock Series D and warrants issued upon closing of the August 2004 Private Placement and issuable upon exercise of the AIRs.

On or about December 9, 2005, we entered into an agreement with the holders of our Series D and Series E Convertible Preferred Stock (“Series D” and “Series E”) to modify the terms whereby;

•	The exercise price will be fixed at $.20 per share into our common shares;

•	There will be a mandatory conversion of the shares of Series D and Series E into common shares upon our common shares trading at or above 200% of the exercise price for 20 consecutive trading days;

•	The exercise price of any of the Series D and Series E warrants will be fixed at $.20 per share into our common shares;

•	Any future anti-dilution full-ratchet provisions are eliminated;

•	Any outstanding dividends owed to the Series D and Series E holders will be converted to common stock at 90% of the average closing bid price of our common stock for the 20 consecutive trading days immediately prior to the applicable dividend date for the dividend periods of our second, third and fourth quarters.

In February of 2005, we issued to five investors 331,250 shares of Common Stock upon conversion of shares of our Series D Preferred Stock held by such investors. Inconsideration of $600,000, we issued to six investors an aggregate of 600 shares of Series D Preferred Stock and warrants to purchase an aggregate of 375,000 shares of Common Stock upon exercise of additional investment rights held by such investors and payment of an aggregate exercise price of $0.96 per share. The Series D Preferred Stock had an initial conversion price of $0.80 per shares, subject to customary anti-dilution adjustments, and is convertible at the option of the holder at any time. The warrants issued upon exercise of the additional investment rights have an exercise price of $0.96 per share, subject to customary anti-dilution adjustments, and are exercisable upon grant. The warrant exercise and share conversion of Common Stock underlying the Series D preferred shares have subsequently been adjusted to $0.20 each by written consent during the fourth quarter of 2005.

Also in February 2005, we issued to University Bank a three-year warrant to purchase an aggregate of 150,000 shares of Common Stock at an exercise price of $1.00 per share, vested immediately upon the date of grant. Subsequently, the exercise price of the warrants have been adjusted to $0.20 each. Subsequently University Bank was issued warrants to purchase an aggregate of 100,000 shares of Common Stock at an exercise price of $0.10 per share, vested immediately upon the date of grant. The warrants were issued in lieu of interest on a $200,000 loan which University Bank had made to us which has subsequently been reduced to approximately $80,000. The warrants were issued without registration under the Securities Act in reliance upon the exemptions from registration set forth in Section 4(2) and Regulation D. We based such reliance upon factual representations to us by the recipient of the warrants regarding its investment interest and sophistication, among other things.

In February of 2005, we issued issued to five investors 331,250 shares of Common Stock upon conversion of shares of our Series D Preferred Stock held by such investors. In consideration of $600,000, we issued to six investors an aggregate of 600 shares of Series D Preferred Stock and warrants to purchase an aggregate of 375,000 shares of Common Stock upon exercise of additional investment rights held by such investors and payment of an aggregate exercise price of $0.96 per share. The Series D Preferred Stock had an initial conversion price of $0.80 per shares, subject to customary anti-dilution adjustments, and is convertible at the option of the holder at any time. The warrants issued upon exercise of the additional investment rights have an exercise price of $0.96 per share, subject to customary anti-dilution adjustments, and are exercisable upon grant. The warrant exercise and share conversion of Common Stock underlying the Series D preferred shares have subsequently been adjusted to $0.20 each by written consent during the fourth quarter of 2005.

Also in February 2005, we issued to Chris Allen a three-year warrant to purchase an aggregate of 30,000 shares of Common Stock at an exercise price of $0.01 per share, vested immediately upon the date of grant, and subsequent to the issuance 30,000 have been exercised. The warrants were issued in lieu of consulting services rendered to us. The warrants were issued without registration under the Securities Act in reliance upon the exemptions from registration set forth in Section 4(2) and Regulation D. We based such reliance upon factual representations to us by the recipient of the warrants regarding its investment interest and sophistication, among other things.

Also in February 2005, we issued to Jerry Falkner a three-year warrant to purchase aggregate of 100,000 shares of Common Stock at an exercise price of $0.01 per share, vested immediately upon the date of grant, and subsequent to the issuance 100,000 have been exercised. The warrants were issued in lieu of consulting services rendered to us. The warrants were issued without registration under the Securities Act in reliance upon the exemptions from registration set forth in Section 4(2) and Regulation D. We based such reliance upon factual representations to us by the recipient of the warrants regarding its investment interest and sophistication, among other things.

Also in February 2005, Dr. Braswell, our director, exercised $150,000 in options in exchange for 332,190 shares of Common Stock at an exercise price of $.4515 per share.

In March 2005, we issued to six consultants three-year warrants to purchase an aggregate of 793,120 shares of Common Stock at exercise prices ranging from $0.75 to $1.00 per share in connection with consulting services provided to us by them. The warrants are exercisable only if we meet certain revenue targets within a two-year period and subsequence to the issuance 330,000 have expired. The foregoing warrants were issued without registration under the Securities Act in reliance upon the exemption from registration set forth in Section 4(2). We based such reliance upon factual representations to us by the recipients of the warrants regarding their investment interest and sophistication, among other things.

Also in March 2005, we issued to three investors, Mssrs. Kossar, Braswell and Phipps, who were our directors, three-year warrants to purchase an aggregate of 286,375 shares of Common Stock at an exercise price of $0.75 per share, vested immediately upon the date of grant with a three-year expiration period. The warrants were issued in lieu of interest due for $435,000 of loans to us. The warrants were issued without registration under the Securities Act in reliance upon the exemptions from registration set forth in Section 4(2) and Regulation D. We based such reliance upon factual representations to us by the recipients of the warrants regarding their investment interest and sophistication, among other things.

Also in March 2005, Mr. Kossar exercised $100,000 in options in exchange for 221,460 shares of Common Stock at an exercise price of $.4515 per share.

Also in March 2005, Mr. Phipps exercised $195,000 in options in exchange for 431,847 shares of Common Stock at an exercise price of $.4515 per share.

In April 2005, we issued to two consultants three-year warrants to purchase an aggregate of 61,000 shares of Common Stock at exercise prices ranging from $0.96 to $1.00 per share in connection with consulting services provided to us by them. The foregoing warrants were issued without registration under the Securities Act in reliance upon the exemption from registration set forth in Section 4(2). We based such reliance upon factual representations by the recipients of the warrants to us regarding their investment interest and sophistication, among other things.

Also in April 2005, we issued to three investors, MidSouth, Vestal Ventures and Mr. Phipps, three-year warrants to purchase aggregate of 433,332 shares of Common Stock at an exercise price of $0.40 per share which were subsequently adjusted to $0.20 each, vested immediately upon the date of grant with a three-year expiration period. The warrants were issued in lieu of additional consideration for $650,000 of loans to us. The warrants were issued without registration under the Securities Act in reliance upon the exemptions from registration set forth in Section 4(2) and Regulation D. We based such reliance upon factual representations to us by the recipients of the warrants regarding their investment interest and sophistication, among other things.

Also in May 2005, Mr. Arena exercised $50,000 in options in exchange for 110,730 shares of Common Stock at an exercise price of $.4515 per share.

Also in May 2005, we issued to two investors, Mr. Arena, our officer and director and Mr. Purcell, three-year warrants to purchase aggregate of 65,104 shares of Common Stock at an exercise price of $0.40 per share which were subsequently adjusted to $0.20 each, vested immediately upon the date of grant with a three-year expiration period. The warrants were issued in lieu of additional consideration for $125,000 of loans to us. The warrants were issued without registration under the Securities Act in reliance upon the exemptions from registration set forth in Section 4(2) and Regulation D. We based such reliance upon factual representations to by the recipients of the warrants regarding their investment interest and sophistication, among other things.

In June 2005, we issued to three investors, Mssrs. Falkner, Phipps and University Bank, three-year warrants to purchase aggregate of 152,084 shares of Common Stock at an exercise price of $0.40 per share which were subsequently adjusted to $0.20 each, vested immediately upon the date of grant with a three-year expiration period. The warrants were issued in lieu of additional consideration for loans to us. The warrants were issued without registration under the Securities Act in reliance upon the exemptions from registration set forth in Section 4(2) and Regulation D. We based such reliance upon factual representations to us by the recipients of the warrants regarding their investment interest and sophistication, among other things.

Also in June 2005, we issued to a consultant three-year warrants to purchase an aggregate of 36,000 shares of Common Stock at exercise price of $0.40 per share in connection with consulting services provided to us by them. The foregoing warrants were issued without registration under the Securities Act in reliance upon the exemption from registration set forth in Section 4(2). We based such reliance upon factual representations by the recipient of the warrant to us regarding its investment interest and sophistication, among other things.

Also in June 2005, we issued to two consultants a three-year options to purchase an aggregate of 437,500 shares of Common Stock at exercise price of $0.01 per share in connection with consulting services provided to us by them and subsequent to the issuance 437,500 have been exercised. The foregoing options were issued without registration under the Securities Act in reliance upon the exemption from registration set forth in Section 4(2). We based such reliance upon factual representations to us by the recipients of the options regarding their investment interest and sophistication, among other things. The 2004 Stock Incentive Plan from which the options were issued was subsequently registered on a Form S-8 registration statement.

On July 12, 2005, we issued to one corporation $800,000 of Series E Convertible Preferred shares which convert into 2,000,000 common shares at $.40 each and warrants to purchase our common shares exercisable at $.50 per share for a three year period. This effectively changed the conversion price of the Series D Convertible Preferred of which there were 4,185 shares outstanding or ($4,175,000 principal amount) convertible into common shares at $.80 per share to $.40 per share which were subsequently adjusted to $0.20 each. The 3,187,500 outstanding warrants associated with the Series D Convertible Preferred shares which had an exercise price of $.96 per share have been adjusted to $.40 per share which were subsequently adjusted to $0.20 each. The Series E Convertible Preferred shares and warrants were issued without registration under the Securities Act in reliance upon the exemption set forth in Section 4(2).

In July 2005, we issued 250,000 common shares in connection with the conversion of 100,000 shares of Series D Convertible Preferred outstanding.

Also in July 2005, we issued to a consultant three-year warrants to purchase an aggregate of 500,000 shares of Common Stock at exercise price of $0.50 per share in connection with consulting services provided to us by them. The foregoing warrants were issued without registration under the Securities Act in reliance upon the exemption from registration set forth in Section 4(2). We based such reliance upon factual representations to us by the recipients of the warrants regarding their investment interest and sophistication, among other things.

Also in August 2005, we issued to six investors, Mr. Arena, our officer and director, Messrs. Braswell and Phipps, directors of the Company, Ms. Stuckey, Vestal Ventures and University Bank three-year warrants to purchase aggregate of 310,000 shares of Common Stock at exercise prices between $0.01 and $0.40 per share, vested immediately upon the date of grant with a three-year expiration period. The warrants were issued in lieu of additional consideration for loan extensions to us. The warrants were issued without registration under the Securities Act in reliance upon the exemptions from registration set forth in Section 4(2) and Regulation D. We based such reliance upon factual representations to us by the recipients of the warrants regarding their investment interest and sophistication, among other things.

Also in August 2005, we issued to a consultant three-year warrants to purchase an aggregate of 20,000 shares of Common Stock at exercise price of $1.00 per share in connection with consulting services provided to us by them. The foregoing warrants were issued without registration under the Securities Act in reliance upon the exemption from registration set forth in Section 4(2). We based such reliance upon factual representations to us by the recipients of the warrants regarding its investment interest and sophistication, among other things.

Also in August 2005, Dr. Braswell exercised $150,000 in options in exchange for 332,190 shares of Common Stock at an exercise price of $.4515 per share.

On September 12, 2005, we entered into an agreement for a $1,200,000 Secured Loan Facility with a trust and two individuals. The terms of the agreement call for a repayment of the loan on January 31, 2005 with a 10% annual percentage rate of interest and the issuance of 1,200,000 warrants exercisable at $.50 each for a period of three years which were subsequently adjusted to $0.20 each. This effectively changed the conversion price of the Series E Convertible Preferred holders warrants of which there were 1,000,000 outstanding and exercisable at $.60 per share to $.50 per share which were subsequently adjusted to $0.20 each. The warrants were issued without registration under the Securities Act in reliance upon the exemption set forth in Regulation D.

Also in September 2005, we issued to five investors, Messrs. Braswell and Phipps, our directors, Messrs. Falkner and Purcell, and MidSouth three-year warrants to purchase aggregate of 82,500 shares of Common Stock at exercise prices between $0.35 to $0.50 per share which were subsequently adjusted to $0.20 each, vested immediately upon the date of grant with a three-year expiration period. The warrants were issued in lieu of additional consideration for loans to us. The warrants were issued without registration under the Securities Act in reliance upon the exemptions from registration set forth in Section 4(2) and Regulation D. We based such reliance upon factual representations to us by the recipients of the warrants regarding their investment interest and sophistication, among other things.

Also in September 2005, we issued to consultant Eaton Partners a three-year warrants to purchase an aggregate of 250,000 shares of Common Stock at exercise price of $0.40 per share in connection with consulting services provided to us by them. The foregoing warrants were issued without registration under the Securities Act in reliance upon the exemption from registration set forth in Section 4(2). We based such reliance upon factual representations to us by the recipient of the warrants regarding their investment interest and sophistication, among other things.

Also in September 2005, we issued to consultant Communication Equity a three-year warrants to purchase an aggregate of 300,000 shares of Common Stock at exercise price of $0.40 per share in connection with consulting services provided to us by them. The foregoing options and warrants were issued without registration under the Securities Act in reliance upon the exemption from registration set forth in Section 4(2). We based such reliance upon factual representations to us by the recipient of the warrants regarding its investment interest and sophistication, among other things.

In November 2005, we issued to five investors, Dr. Braswell, our director, Mr. Phipps, Ms. Ranzini, Vestal Ventures and Mena Investments three-year warrants to purchase aggregate of 697,500 shares of

Common Stock at an exercise price of between $0.20 and $0.40 per share, vested immediately upon the date of grant with a three-year expiration period. The warrants were issued in lieu of additional consideration for loans to us. The warrants were issued without registration under the Securities Act in reliance upon the exemptions from registration set forth in Section 4(2) and Regulation D. We based such reliance upon factual representations to us by the recipients of the warrants regarding their investment interest and sophistication, among other things.

As mentioned above, on or about December 9, 2005, we entered into an agreement with the holders of our Series D and Series E Convertible Preferred Stock (“Series D” and “Series E”) to modify the terms whereby;

•	The exercise price will be fixed at $.20 per share into our common shares;

•	There will be a mandatory conversion of the shares of Series D and Series E into common shares upon our common shares trading at or above 200% of the exercise price for 20 consecutive trading days;

•	The exercise price of any of the Series D and Series E warrants will be fixed at $.20 per share into our common shares;

•	Any future anti-dilution full-ratchet provisions are eliminated;

•	Any outstanding dividends owed to the Series D and Series E holders will be converted to common stock at 90% of the average closing bid price of our common stock for the 20 consecutive trading days immediately prior to the applicable dividend date for the dividend periods of our second, third and fourth quarters.

Also in December 2005, we issued to investor Cornell Capital Partners Common Stock totaling 26,987,667 shares of Common Stock to be used as pledge collateral against a Convertible Debenture in the amount of $600,000. The shares were issued without registration under the Securities Act in reliance upon the exemptions from registration set forth in Section 4(2) and Regulation D. We based such reliance upon factual representations to us by the recipient of the warrants regarding its investment interest and sophistication, among other things.

On January 9, 2006, we closed a financing transaction in which we sold 10% secured convertible debentures (the “Cornell Debentures”) to Cornell Capital Partners, LP (“Cornell”) to raise $1,750,000 pursuant to a Securities Purchase Agreement dated thereof. We received $600,000 upon closing, received another $600,000 immediately prior to the date the registration statement was filed pursuant to Investors Registration Rights Agreement dated thereof between us and Cornell, provided that the our Board of Directors consented and our shareholders approved, to increase our authorized shares of Common Stock to at least two hundred fifty million (250,000,000) and we entered into irrevocable voting agreements, with Cornell as a third party beneficiary of such agreements, with our shareholders who are the beneficial owners of an excess of fifty percent (50%) of our outstanding shares of Common Stock, wherein such shareholders irrevocably voted in favor of increasing our authorized shares of Common Stock to at least two hundred fifty million (250,000,000), and we received $550,000 on May 12, 2006. The Cornell Debentures mature on January 9, 2009 and April 6, 2009. The Cornell Debentures are convertible from time to time into our common stock by Cornell at the price per share equal to the lesser of (1) ninety percent (95%) of the lowest volume weighted average price of our common stock, as quoted by Bloomberg, LP, for the thirty (30) trading days immediately preceding the conversion date or (2) $0.10. In the event that the volume weighted average price of our common stock, as quoted by Bloomberg, LP, is below Four Cents ($0.04) for ten (10) consecutive Trading Days, Cornell shall not, unless waived by us, convert more than Two Hundred Thousand Dollars ($200,000) of principal and interest due and outstanding under the Cornell Debentures into shares of our common stock in any thirty (30) calendar day period. Additionally, Cornell may not convert the Debentures or exercise the Warrant (as defined below) if such conversion or exercise would result in Cornell, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1933 and the rules promulgated thereunder) in excess of 4.9% of the then issued and outstanding shares of our common stock. We have an option to redeem a portion or all of the outstanding principal under the convertible Debentures, provided that the price of our common stock is trading below the Fixed Conversion Price, of the redemption price of one hundred twenty percent (120%) of the amount redeemed plus accrued interest.

We and our subsidiaries granted Cornell a security interest in certain of our assets pursuant to a Security Agreement dated January 9, 2006 between us and Cornell and a Debenture dated January 9, 2006 between i2 Telecom International Limited and Cornell. We entered into a Pledge and Escrow Agreement with Cornell, dated January 9, 2006 (the “Pledge Agreement”) whereby we agreed to pledge 100,000,000 shares of our common stock until such time all obligations under the Cornell Debentures have been satisfied. Pursuant to the Pledge Agreement, we delivered to the escrow agent stock certificates representing 26,887,667 shares of our common stock with the remaining 73,112,333 shares of common stock to be delivered at such time as the authorized shares of our common stock is increased to at least two hundred fifty million (250,000,000) shares. Additionally, certain of our shareholders pledged and delivered to the escrow agent stock certificates representing a total of 8,269,751 shares of common stock (the “Stockholder Pledge Shares”) pursuant to Pledge Agreements entered into by and among the shareholders, us and Cornell dated January 9, 2006 (the “Shareholder Pledge Agreements”). The Stockholder Pledge Shares were returned to the shareholders when we completed delivery of our Pledge Shares to the escrow agent. We paid Yorkville Advisors, LLC a structuring fee of $15,000 and shall pay a commitment fee equal to 10% of the total purchase price of the Debentures of which $60,000 was paid on January 9, 2006 upon the funding of $600,000 of the Debentures. Cornell also received a three-year warrant to purchase 7,150,000 shares of common stock at an exercise price of $0.07 per share (the “Warrant”). The shares underlying the Warrant and the Cornell Debentures are being registered on this registration statement.

Also in January 2006, four investors, Dr. Braswell, a director of the Company, Mssrs. Phipps and Falkner, and Vestal Ventures were issued 230,000 warrants exercisable at $0.10 each as part of loan extensions made to us. The warrants were issued without registration under the Securities Act in reliance upon the exemptions from registration set forth in Section 4(2) and Regulation D. We based such reliance upon factual representations to us by the recipients of the warrants regarding their investment interest and sophistication, among other things.

In February 2006, we issued to a consultant three-year warrants to purchase aggregate of 200,000 shares of Common Stock at an exercise price of $0.10 per share, vested immediately upon the date of grant with a three-year expiration period. The warrants were issued in connection with consulting services provided to us by them. The warrants were issued without registration under the Securities Act in reliance upon the exemptions from registration set forth in Section 4(2) and Regulation D. We based such reliance upon factual representations to us by the recipient of the warrants regarding its investment interest and sophistication, among other things.

Also in February 2006, we issued to two consultants an aggregate of 6,000,000 shares of Common Stock in lieu of $420,000 in consulting fees due over a six month period. The shares were issued in connection with consulting services provided to us by them. The shares were issued without registration under the Securities Act in reliance upon the exemptions from registration set forth in Section 4(2) and Regulation D. We based such reliance upon factual representations to us by the recipients of the shares regarding their investment interest and sophistication, among other things.

Also in February 2006, we issued to Troon and Mssrs. McGraw and Glazov three-year warrants to purchase aggregate of 1,200,000 shares of Common Stock at an exercise price of $0.10 per share, vested immediately upon the date of grant with a three-year expiration period. The warrants were issued in lieu of additional consideration for a loan extension to us. The warrants were issued without registration under the Securities Act in reliance upon the exemptions from registration set forth in Section 4(2) and Regulation D. We based such reliance upon factual representations to us by the recipients of the warrants regarding their investment interest and sophistication, among other things.

Also in February 2006, we issued to Mr. Phillip Rapp three-year warrants to purchase aggregate of 200,000 shares of Common Stock at an exercise price of $0.10 per share, vested immediately upon the date of grant with a three-year expiration period. The warrants were issued in lieu of additional consideration for a $200,000 loan to us. The warrants were issued without registration under the Securities Act in reliance upon the exemptions from registration set forth in Section 4(2) and Regulation D. We based such reliance upon factual representations to us by the recipient of the warrants regarding his investment interest and sophistication, among other things.

Also in February 2006, Mr. Fultz exercised $100,000 in options in exchange for 200,000 shares of Common Stock at an exercise price of $.50 per share.

Also in March 2006, we issued to two investors, Mr. Arena, our officer and director and Mr. Purcell three-year warrants to purchase aggregate of 40,000 shares of Common Stock at an exercise price of $0.10 per share, vested immediately upon the date of grant with a three-year expiration period. The warrants were issued in lieu of additional consideration for loan extensions to us. The warrants were issued without registration under the Securities Act in reliance upon the exemptions from registration set forth in Section 4(2) and Regulation D. We based such reliance upon factual representations to us by the recipients of the warrants regarding their investment interest and sophistication, among other things.

Also in March 2006, we issued to Mr. Phillip Rapp three-year warrants to purchase aggregate of 100,000 shares of Common Stock at an exercise price of $0.10 per share, vested immediately upon the date of grant with a three-year expiration period. The warrants were issued in lieu of additional consideration for a $100,000 loan to us. The warrants were issued without registration under the Securities Act in reliance upon the exemptions from registration set forth in Section 4(2) and Regulation D. We based such reliance upon factual representations to us by the recipient of the warrants regarding his investment interest and sophistication, among other things.

Also in March 2006, we had issuable to Richardson & Patel and Peter Hogan, our general counsel, an aggregate of 500,000 shares of Common Stock in lieu of $63,000 in fees due over a four month period. The shares are issuable in connection with services provided to us by them. The shares are to be issued without registration under the Securities Act in reliance upon the exemptions from registration set forth in Section 4(2) and Regulation D. We based such reliance upon factual representations to us by the recipients of the shares regarding their investment interest and sophistication, among other things.

In April 2006, 1,663,609 shares of Common Stock are issuable to 12 individuals and institutional investors of our Series D and Series E convertible preferred shares in lieu of $251,238 of preferred dividends for the second, third and fourth quarters of 2005. The shares are to be issued without registration under the Securities Act in reliance upon the exemptions from registration set forth in Section 4(2) and Regulation D. We based such reliance upon factual representations to us by the recipients of the shares regarding their investment interest and sophistication, among other things.

Also in April 2006, we had issuable to Kenny Securities, our financial advisor, an aggregate of 200,000 shares of Common Stock in lieu of $25,000 in fees due. The shares are to be issued in connection with services provided by them to the Company. The shares are issuable without registration under the Securities Act in reliance upon the exemptions from registration set forth in Section 4(2) and Regulation D. We based such reliance upon factual representations to us by the recipient of the shares regarding its investment interest and sophistication, among other things.

Also in April 2006, we had issuable to Mr. Phipps an aggregate of 350,000 shares of Common Stock in lieu of a $35,000 promissory note with interest. The shares are to be issued without registration under the Securities Act in reliance upon the exemptions from registration set forth in Section 4(2) and Regulation D. We based such reliance upon factual representations by the recipient of the shares regarding his investment interest and sophistication, among other things.

Also in April 2006, we had issuable to CEOCast, an investor relations advisory firm providing services to us, an aggregate of 1,000,000 shares of Common Stock in lieu of $100,000 in fees due over the next twelve month period. The shares are issueable in connection with services provided to us by them. The shares are to be issued without registration under the Securities Act in reliance upon the exemptions from registration set forth in Section 4(2) and Regulation D. We based such reliance upon factual representations to us by the recipient of the shares regarding its investment interest and sophistication, among other things.

Also in April 2006, 840,000 shares of Common Stock were issuable upon exercise of a warrant exercisable until April 11, 2011 to 5 individuals, Mssrs. Collins, Dohrman, Hamilton, Klages and Olson and 1 Trust, F/B/O, Mr. & Mrs. Swift, at an exercise price of $0.10 per share (subject to customary adjustments in accordance with the terms thereof). The warrants are issuable as compensation for services rendered to us by the Selling Shareholders. Brian Swift exercises on behalf of the “Trust” Selling Shareholder voting and dispositive power with respect to the shares of Common Stock registered hereby for the account of the Selling Shareholder. These Selling Shareholders are an affiliate of a registered broker-dealer. These Seller Shareholders have certified to us that the Selling Shareholders received the securities convertible or exercisable into the shares of Common Stock registered hereby in the ordinary course of business and at the time of such receipt had no agreements or understandings with any person to distribute such shares of Common Stock.

Changes in Management

On October 26, 2005, John Wilson ceased serving as our Chief Financial Officer, and Paul Arena, our Chief Executive Officer, was appointed to serve as our principal financial officer. On October 31, 2005, James Fultz ceased serving as our President and Chief Operating Officer.

RISK FACTORS

We have a history of losses and negative cash flows from operations and may not be profitable in the future.

We have incurred significant net losses, including net losses of $8.0 million for the year ended December 31, 2005 and $21.7 million for the period from inception until December 31, 2005. We have an accumulated deficit at December 31, 2005 of approximately $21.7 million. Our ability to generate positive cash flows from operations and net income is dependent, among other things, on market conditions, the recovery of recorded assets, cost control, identifying and securing additional revenue sources, and our ability to raise capital under acceptable terms. The financial statements included elsewhere in this prospectus do not include any adjustments that might result from the outcome of these uncertainties. Furthermore, developing and expanding our business will require significant additional capital and other expenditures. Accordingly, if we are not able to increase our revenue, then we may never generate sufficient revenues to achieve or sustain profitability.

The price of the Common Stock has been volatile.

The stock market in general, and the market for technology companies in particular, has recently experienced extreme volatility that has often been unrelated to the operating performance of particular companies. From January 1, 2002 to December 31, 2005, the per share closing price of the Common Stock on the Over-the-Counter Bulletin Board fluctuated from a high of $3.35 to a low of $0.06. We believe that the volatility of the price of the Common Stock does not solely relate to our performance and is broadly consistent with volatility experienced in our industry. Fluctuations may result from, among other reasons, responses to operating results, announcements by competitors, regulatory changes, economic changes, market valuation of technology firms and general market conditions.

In addition, in order to respond to competitive developments, we may from time to time make pricing, service or marketing decisions that could harm our business. Also, our operating results in one or more future quarters may fall below the expectations of securities analysts and investors. In either case, the trading price of the Common Stock would likely decline.

The trading price of the Common Stock could continue to be subject to wide fluctuations in response to these or other factors, many of which are beyond our control. If the market price of the Common Stock decreases, then shareholders may not be able to sell their shares of Common Stock at a profit.

Our common shares are thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

Our common shares are sporadically or “thinly-traded” on the OTCBB, meaning that the number of persons interested in purchasing our common shares at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common shares will develop or be sustained, or that current trading levels will be sustained.

The market price for our common shares is particularly volatile given our status as a relatively unknown company with a small and thinly-traded public float and limited operating history. The price at which you purchase our common shares may not be indicative of the price that will prevail in the trading market. You may be unable to sell your common shares at or above your purchase price, which may result in substantial losses to you.

The market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our common shares are sporadically or thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative or “risky” investment due to our limited operating history and lack of profits to date, lack of capital to execute our business plan, and uncertainty of future market acceptance for our restaurant concept. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. The following factors may add to the volatility in the price of our common shares: actual or anticipated variations in our quarterly or annual operating results, market acceptance of our restaurant concept, government regulations, announcements of significant acquisitions, strategic partnerships or joint ventures, our capital commitments, and additions or departures of our key personnel. Many of these factors are beyond our control and may decrease the market price of our common shares, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common shares will be at any time, including as to whether our common shares will sustain their current market prices, or as to what effect, if any, that the sale of shares or the availability of common shares for sale at any time will have on the prevailing market price.

Volatility in our common share price may subject us to securities litigation.

As discussed in the preceding risk factor, the market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources. The application of the “penny stock” rules could adversely affect the market price of our common shares and increase your transaction costs to sell those shares.

As long as the trading price of our common shares is below $5 per share, the open-market trading of our common shares will be subject to the “penny stock” rules. The “penny stock” rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse).

For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser’s written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These additional burdens imposed on broker-dealers may restrict the ability or decrease the willingness of broker-dealers to sell the common shares, and may result in decreased liquidity for our common shares and increased transaction costs for sales and purchases of our common shares as compared to other securities.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

We may not be able to successfully manage its growth.

Our liability to manage our growth will require that we continue to improve its operational, financial and management information systems, and to motivate and effectively manage its employees. If our management is unable to manage such growth effectively, then the quality of our services, our ability to retain key personnel and our business, financial condition and results of operations could be materially adversely affected.

We may be unable to fund future growth.

Our business strategy calls for our to grow and expand our business both internally and otherwise. Significant funds will be required to implement this strategy, funding for additional personnel, capital expenditures and other expenses, as well as for working capital purposes. Financing may not be available to us on favorable terms or at all. If adequate funds are not available on acceptable terms, then we may not be able to meet our business objectives for expansion. This, in turn, could harm our business, results of operations and financial condition. In addition, if we raise additional funds through the issuance of equity or convertible debt securities, then the percentage ownership of our shareholders will be reduced, and any new securities could have rights, preferences and privileges senior to those of the Common Stock. Furthermore, if we raise capital or acquire businesses by incurring indebtedness, then we will become subject to the risks associated with indebtedness, including interest rate fluctuations and any financial or other covenants that our lender may require.

Our executive officers have been employed us for a relatively short period of time.

Our management team consists of a number of executive officers who have been employed by us for less than two years. There can be no assurance that they will function successfully as a management team to implement our strategy. If they are unable to do so, then our business, financial condition and results of operations could be materially adversely affected.

Our performance could be affected if we are unable to attract and retain qualified personnel.

Our performance is substantially dependent on the services of current management as well as on our ability to recruit, retain and motivate our other officers and key employees. Our success also depends on our ability to attract and retain additional qualified employees. Competition for qualified personnel is intense and there is a limited number of persons with knowledge of and experience with VoIP. There can be no assurance that we will be able to attract and retain key personnel, and the failure to do so could hinder our ability to implement our business strategy and harm our business.

We believe our future success will also depend in large part upon our ability to attract and retain highly skilled management, engineering, consulting, sales, marketing and finance personnel. Competition for such personnel is intense and there can be no assurance that we will be successful in attracting and retaining such personnel.

The loss of the services of any of the key personnel, the inability to attract or retain qualified personnel in the future, or delays in hiring required personnel, particularly engineers, consulting and sales personnel, could have a material adverse effect on our business, results of operations and financial condition.

We are exposed to the general condition of the telecommunications market.

Our business is subject to global economic conditions, and in particular, market conditions in the telecommunications industry. Our operations could be adversely affected if declines in capital spending from telecommunications service providers continue. If global economic conditions worsen, or if the prolonged slowdown in the telecommunications industry continues, then we may experience adverse operating results.

We must be able to adapt to rapidly changing technology.

Our market is characterized by rapidly changing technologies, frequent new product and service introductions and evolving industry standards. As a result of the complexities inherent in today’s computing environments, we face significant challenges in remaining abreast of such changes and product introductions. If we cannot keep pace with these changes, we will not be able to meet our clients’ increasingly sophisticated needs and our services will become less competitive. Our future success will depend on our ability to: keep pace with continuing changes in industry standards, information technology, and client preferences; respond effectively to these changes; and develop new services or enhance our existing services. We may be unable to develop and introduce new services or enhancements to existing services in a timely manner or in response to changing market conditions or client requirements.

Our business depends upon the acceptance of the Internet as a medium for commerce.

Use of the Internet by consumers for use in VoIP communications is at an early stage of development, and market acceptance of the Internet as a medium for commerce is subject to a high level of uncertainty. Our future success will depend on our ability to significantly increase revenues, which will require the development and widespread acceptance of the Internet as a medium for commerce. There can be no assurance that the Internet will be a successful retailing channel. The Internet may not prove to be a viable commercial marketplace because of inadequate development of the necessary infrastructure, such as reliable network backbones, or complementary services, such as high-speed modems and security procedures for financial transactions. The viability of the Internet may prove uncertain due to delays in the development and adoption of new standards and protocols to handle increased levels of Internet activity or due to increased government regulation. If use of the Internet does not continue to grow, or if the necessary Internet infrastructure or complementary services are not developed, our business, results of operations, and financial condition could be materially adversely affected.

We face security risks.

A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our VoIP operations. We may be required to expend significant capital and resources to protect against the threat of such security breaches or to alleviate problems caused by such breaches. Consumer concern over Internet security has been, and could continue to be, a barrier to commercial activities requiring consumers to send their credit card information over the Internet. Computer viruses, break-ins, or other security problems could lead to misappropriation of proprietary information and interruptions, delays, or cessation in service to our customers. Moreover, until more comprehensive security technologies are developed, the security and privacy concerns of existing and potential customers may inhibit the growth of the Internet as a merchandising medium.

Our ability to do business depends, in part, on our ability to license certain technology from third parties.

We rely on certain technology licensed from third parties, and there can be no assurance that these third party technology licenses will be available to us on acceptable commercial terms or at all. If we cannot license the technology we need on acceptable commercial terms, then our business, financial condition and results of operations will be materially and adversely affected.

Our need to invest in research and development could harm our operating results.

Our industry is characterized by the need for continued investment in research and development. If we fail to invest sufficiently in research and development, then our products could become less attractive to potential customers, which could have a material adverse effect on our results of operations and financial condition. As a result of our need to maintain or increase our spending levels in this area, our operating results could be materially harmed if our net sales fall below expectations. In addition, as a result of the need for research and development and technological innovation, our operating costs may increase in the future.

Intellectual property infringement claims against us, even without merit, could require us to enter into costly licenses or deprive us of the technology we needs.

Our industry is technology intensive. As the number of competitors in our target markets increases and the functionality of the products produced by such competitors further overlaps, third parties may claim that the technology we develop or license infringes their proprietary rights.

Any claims against us or any of our subsidiaries may affect our business, results of operations and financial conditions. Any infringement claims, even those without merit, could require us to pay damages or settlement amounts or could require us to develop non-infringing technology or enter into costly royalty or licensing agreements to avoid service implementation delays. Any litigation or potential litigation could result in product delays, increased costs or both. In addition, the cost of litigation and the resulting distraction of our management resources could have a material adverse effect on our results of operations and financial condition. If successful, a claim of product infringement could deprive us of the technology we need altogether.

Failure to protect our intellectual property rights could have a material adverse effect on our business.

We rely on copyright, trade secret and patent laws to protect our content and proprietary technologies and information. Additionally, we have taken steps we believe will be adequate to establish, protect and enforce our intellectual property rights. There can be no assurance that such laws and steps will provide sufficient protection to us. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain rights to use our products or technologies.

We have pending several patent applications related to embedded software technology. There can be no assurance that these patents will be issued. Even if these patents are issued, the limited legal protection afforded by patent, trademark, trade secret and copyright laws may not be sufficient to protect our proprietary rights to the intellectual property covered by these patents.

Furthermore, the laws of many foreign countries in which we do business do not protect intellectual property rights to the same extent or in the same manner as do the laws of the United States. Although we have implemented and will continue to implement protective measures in those countries, these efforts may also not be successful. Additionally, even if our domestic and international efforts are successful, our competitors may independently develop non-infringing technologies that are substantially similar or superior to our technologies.

If our products contain defects, then our sales are likely to suffer, and we may be exposed to legal claims.

Our business strategy calls for the development of new products and product enhancements which may from time to time contain defects or result in failures that we did not detect or anticipate when introducing such products or enhancements to the market. In addition, the markets in which our products are used are characterized by a wide variety of standard and non-standard configurations and by errors, failures and bugs in third-party platforms that can impede proper operation of our products. Despite our product testing, defects may still be discovered in some new products or enhancements after the products or enhancements are delivered to customers. The occurrence of these defects could result in product returns, adverse publicity, loss of or delays in market acceptance of our products, delays or cessation of service to our customers or legal claims by customers against the Company.

To the extent that contractual provisions that limit our exposure to legal claims are unenforceable or such claims are not covered by insurance, a successful products liability claim could have a material adverse effect on our business, results of operations and financial condition.

Sales to customers based outside the United States have recently accounted for a significant portion of our revenues, which exposes us to risks inherent in international operations.

International sales represented approximately 30% of our revenues for the year ended December 31, 2005. Furthermore, we expect sales to international markets to increase as a percentage of revenues in the future. International sales are subject to a number of risks, including changes in foreign government regulations, laws, and communications standards; export license requirements; currency fluctuations, tariffs and taxes; other trade barriers; difficulty in collecting accounts receivable; longer accounts receivable collection cycles; difficulty in managing across disparate geographic areas;

difficulties in hiring qualified local personnel; difficulties associated with enforcing agreements and collecting receivables through foreign legal systems; expenses associated with localizing products for foreign markets; and political and economic instability, including disruptions of cash flow and normal business operations that may result from terrorist attacks or armed conflict.

If the relative value of the U.S. dollar in comparison to the currency of our foreign customers should increase, then the resulting effective price increase of our products to these foreign customers could result in decreased sales. In addition, to the extent that general economic downturns impact our customers, the ability of these customers to purchase our products could be adversely affected. Payment cycles for international customers are typically longer than those for customers in the United States. The foreign markets for our products may develop more slowly than currently anticipated.

Our business may become subject to governmental regulation.

We are not currently subject to direct federal, state, or local regulation, and laws or regulations applicable to access to or commerce on the Internet, other than regulations applicable to businesses generally. However, due to the increasing popularity and use of the Internet and other VoIP services, it is possible that a number of laws and regulations may be adopted with respect to the Internet or other VoIP services covering issues such as user privacy, “indecent” materials, freedom of expression, pricing content and quality of products and services, taxation, advertising, intellectual property rights and information security. The adoption of any such laws or regulations might also decrease the rate of growth of Internet use, which in turn could decrease the demand for our products and services or increase the cost of doing business or in some other manner have a material adverse effect on our business, results of operations, and financial condition.

We may become subject to litigation.

We may be subject to claims involving how we conduct our business or the market for or issuance of the Common Stock or other securities. Any such claims against us may affect our business, results of operations and financial conditions. Such claims, including those without merit, could require us to pay damages or settlement amounts and would require a substantial amount of time and attention from our senior management as well as considerable legal expenses. Although we do not anticipate that our activities would warrant such claims, there can be no assurances that such claims will not be made.

We depend on third-party vendors for key Internet operations.

We rely on our relationships with third party vendors of Internet development tools and technologies. There can be no assurance that the necessary cooperation from third parties will be available on acceptable commercial terms or at all. If we are unable to develop and maintain satisfactory relationships with such third parties on acceptable commercial terms, or if our competitors are better able to leverage such relationships, then our business, results of operations and financial condition will be materially adversely affected.

We may not be able to successfully compete with current or future competitors.

The market for VoIP services providers and business solutions providers is new, highly competitive, and rapidly changing. Since the Internet’s commercialization in the early 1990’s, the number of websites on the Internet competing for the attention and spending of businesses has proliferated. With no substantial barriers to entry, we expect that competition will continue to intensify. With respect to competing for business’ attention, in addition to intense competition from VoIP services providers, we also face competition from traditional telco systems consultants and providers.

Many of our current and potential competitors have longer operating histories, significantly greater financial, technical and marketing resources, greater name recognition and larger existing customer bases than we do. These competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements and to devote greater resources to the development, promotion, and sale of their products or services than we do. There can be no assurance that we will be able to compete successfully against current or future competitors. If we can not do so, then its business, financial condition and results of operations will be materially and adversely affected.

We have a short operating history.

We began providing low-cost telecommunication services employing next-generation VoIP technology when we acquired i2 Delaware in the Merger in February 2004. i2 Telecom began its operations in January 2003. Therefore, we have only a limited operating history upon which an evaluation of us and our prospects can be based. Consequently, our operations are subject to all of the risks inherent in a development-stage business enterprise, and our prospects must be evaluated with a view to the risks encountered by a company in an early stage of development, particularly in light of the uncertainties relating to the new and evolving markets in which we operates and acceptance of our business model, products and services. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with a new business and the competitive environment in which we operate.

We may not be able to obtain additional financing.

In order to develop and expand our operations and increase revenues, additional financing will be required, which additional financing may not be available to us on commercially reasonable terms, if at all. There is no assurance that we will be successful in raising additional capital or that the proceeds of any future financings will be sufficient to meet our future capital needs. We may need to seek additional financing sooner than we anticipate as a result of any of the following factors:

•	changes in operating plans;

•	acceleration of the Company’s business development plans;

•	lower than anticipated sales;

•	increased costs of business development;

•	increased operating costs; or

•	potential acquisitions.

We may not be able to comply with certain regulatory actions.

On Monday, November 7, 2005 the Federal Communications Commission (FCC) (www.fcc.gov) Enforcement Bureau issued further revisions to E911 compliance requirements for interconnected VoIP service providers.

In the latest policy, VoIP providers won’t be forced to cut off subscribers who don’t receive E911 services by November 28, 2005. However, VoIP companies will be expected to stop marketing their service and accepting new customers in service areas that aren’t equipped to do E911 call routing, even if subscribers would be able to get “basic” 911 service. The FCC document states “Although we do not require providers that have not achieved full 911 compliance by November 28, 2005, to discontinue the provision of interconnected VoIP service to any existing customers, we do expect that such providers will discontinue marketing VoIP service, and accepting new customers for their service, in all areas where they are not transmitting 911 calls to the appropriate PSAP in full compliance with the Commission’s rules.”

We have been working to implement such E911 services and have various agreements in place to fulfill the requirements.

As of March 31, 2006, we completed our certification process and have available to all of our Residential and Mobile Professional (“VoiceStick™”) customers access to emergency services with VoIP E911 functionality through over 1700 Public Safety Answering Points, (“PSAPs”) across the U.S. Additionally, i2Telecom expects to add 1000 additional PSAPs over the next 120 days.

The VoIP E911 implementation will deliver critical caller information to emergency personnel and will insure that emergency operators receive the same level of emergency response information that traditional wireline services provide. E911 Mobility Service is an E911 solution for VoIP that supports mobile and nomadic users, remote users, static users, and users with numbers foreign to the local rate center. With this service, VoIP 911 calls can be routed within the existing 911 network, delivering user-provided registered location information and Automatic Number Information (“ANI”) on dedicated 9-1-1 trunks to the appropriate PSAP.

Other government regulations and taxes may be imposed from time to time which may negatively impact our operations and ability to perform within certain guidelines. We intend to comply as necessary and within its capabilities.

FORWARD-LOOKING STATEMENTS

This prospectus, including the sections titled “Summary” and “Risk Factors” and other sections, contains certain statements that constitute “forward-looking statements”. These forward-looking statements include certain statements regarding intent, belief or current expectations about matters (including statements as to “beliefs,” “expectations,” “anticipations,” “Intentions” or similar words). Forward-looking statements are also statements that are not statements of historical fact. Because these statements are based on factors that involve risks and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking statements. These factors include, among others:

•	our ability to achieve and maintain profitability;

•	the price volatility of the Common Stock;

•	the historically law trading volume of the Common Stock;

•	our ability to manage and fund our growth;

•	the short period of time we have employed certain of our executive officers;

•	our ability to attract and retain qualified personnel;

•	the general condition of the title communications market;

•	our ability to adapt to rapidly changing technology;

•	our need to invest in research and development;

•	intellectual property infringement claims against us;

•	our ability to protect our intellectual property rights;

•	the possibility that our products may contain defects;

•	the amount of our revenues which are dependent upon international sales;

•	government regulation;

•	litigation;

•	our ability to obtain licenses from third parties;

•	our ability to compete with current and future competitors;

•	our short operating history;

•	our ability to obtain additional financing;

•	general economic and business conditions;

•	other risks and uncertainties included in the section of this document titled “Risk Factors”; and

•	other factors discussed in our other filings made with the SEC.

The subsequent forward-looking statements relating to the matters described in this document and attributable to us or to persons acting on our behalf are expressly qualified in their entirety by such factors. We have no obligation to publicly update or revise these forward-looking statements to reflect new information, future events, or otherwise, except as required by applicable Federal securities laws, and we caution you not to place undue reliance on these forward looking statements.

USE OF PROCEEDS

This prospectus relates to shares of our Common Stock that may be offered and sold from time to time by Selling Shareholders. We will receive no proceeds from the sale of shares of Common Stock in this offering. Should any Selling Shareholder acquire the shares to be sold by exercising common share purchase warrants, we would receive the proceeds from the exercise price. In such an event we anticipate we would use the proceeds of such exercise for working capital and general corporate purposes. If the shares underlying the warrants included in this registration statement were exercised, we would receive approximately $4,973,792.

ADDITIONAL INFORMATION ABOUT THE COMPANY

BUSINESS

Background of the Company

We were incorporated as “Transit Information Systems, Inc.” under the laws of the State of Washington on October 17, 1988. In July 1995, we changed our name to “Digital Data Networks, Inc.” In March 2004, we changed our name to “i2 Telecom International, Inc.” Our offices are currently located at 1200 Abernathy Road, Suite 1800, Atlanta, Georgia 30328, and our telephone number at that address is 770-512-7174. We maintain websites at www.i2telecom.com and www.voicestick.com.

From October 17, 1988, until February 27, 2004, we were a wireless, passenger communication and advertising company, principally engaged in selling digital advertising space through the operation of a digital information network, utilizing digital radio transmission technology to display current news, information and advertising to riders on-board public transit vehicles. From 1991 through February 2004, we operated a digital information network in Dallas, Texas under the assumed name “The Transit Network” on the Dallas Area Rapid Transit bus and rail system.

In February 1996, we completed an initial public offering of shares of our Common Stock and raised net cash proceeds of approximately $5.8 million.

On February 26, 2004, a newly-formed, wholly-owned subsidiary of ours merged with and into i2 Delaware, with i2 Delaware surviving the Merger as our wholly-owned subsidiary pursuant to the Merger Agreement. In connection with the Merger, former stockholders of i2 Delaware became entitled to receive shares of Common Stock and shares of various classes and series of our preferred stock, no par value per share, constituting up to 88.44% of our voting securities, assuming the issuance of all contingent consideration such stockholders may become entitled to receive pursuant to the Merger Agreement upon the resolution of a certain legal proceeding pending against i2 Delaware. In connection with the Merger, effective February 26, 2004, (i) the Board of Directors appointed Paul R. Arena, Chief Executive Officer and Chairman of the Board of i2 Delaware, to serve as one of our directors, (ii) all individuals serving as officers our immediately prior to the Merger resigned their positions with us and (iii) the officers of i2 Delaware were appointed as our officers.

On February 27, 2004, we sold substantially all of our operating assets relating to the operations of The Transit Network to Intransit Media in exchange for InTransit Media assuming certain obligations and liabilities relating to such assets, pursuant to the Asset Purchase Agreement.

On March 5, 2004, in connection with the Merger and the Asset Sale, we changed our name from “Digital Data Networks, Inc.” to “i2 Telecom International, Inc.” and changed our ticker symbol on the over-the-counter electronic bulletin board from “DIDA” to “ITUI”.

As a result of the Merger and the Asset Sale, our operations now consist of the operations of i2 Delaware. For financial reporting purposes, i2 Delaware is our successor in interest as a result of the Merger. Financial statements of i2 Delaware, as an operating entity, provide the most relevant financial information available for our current operations for periods ended prior to the Merger. Consequently, unless otherwise stated, all financial information presented in this document for periods ended prior to the Merger is that of i2 Delaware and all financial information presented in this document for periods ended subsequent to the Merger is ours on a consolidated basis.

On June 3, 2004, all of our then outstanding shares of preferred stock, including all of the shares of preferred stock issued pursuant to the Merger, were converted into shares of Common Stock in accordance with the applicable statement of rights of such preferred stock. Upon such conversion, the company had 34,414,098 shares of Common Stock outstanding.

On December 8, 2004, we relocated our corporate headquarters to Atlanta, Georgia in order to be closer to more technology driven companies and to aide in our recruitment of technology workers.

As a result of the Merger and the Asset Sale, our operations now consist of the operations of i2 Delaware. Our operations as currently conducted are described below.

Business of the Company

We, through our subsidiary, i2 Delaware, provide low-cost telecommunications services employing next-generation Voice over Internet Protocol (“VoIP”) technology. These operations are based in Atlanta, Georgia and Redwood City, California. Through i2 Delaware, we controls our own proprietary technology and outsource the majority of our production and service functions with strategic partners. We, through i2 Delaware, provide the VoiceStick™, microgateway adapters, VoIP long distance and other enhanced communication services to subscribers. Our proprietary technology platform is built to the Session Initiation Protocol (“SIP”) standard. Our revenue model now includes revenue from the sale of the VoiceStick™ and other integrated access devices (“IADs”) along with recurring monthly subscriptions and call minute termination. We believe our proprietary technology provides meaningful advantages as compared to the technology of other VoIP providers particularly in the areas of quality of service, cost and robust feature set.

Our proprietary technology platform is built to the SIP standard and offers the end user the following primary benefits:

•	near carrier grade quality of service;

•	low cost long distance calling worldwide;

•	broadband access via your laptop with our VoiceStick™;

•	broadband technology in our InternetTalker® IAD;

•	plug and play technology using traditional phones without professional installation; and

•	unlimited global calling among VoiceStick™ and InternetTalker® IAD users with a minimal monthly subscription.

Our management is focused solely upon VoIP as our primary line of business. In addition, our management is constantly exploring various strategic alternatives, including partnering with other telecommunication companies, both foreign and domestic, and engaging in acquisitions of strategic competitors and/or telecommunication service providers. There can be no assurances that such efforts will be successful. We may finance these new business opportunities through a combination of equity and/or debt. If we determine to finance these opportunities by issuing additional equity, then such equity may have rights and preferences superior to the outstanding Common Stock, and the issuance of such equity will dilute the ownership percentage of our existing shareholders. If we determine to finance these opportunities by incurring debt, then such debt may not be available to us on favorable terms, if at all.

Industry Overview

The VoIP industry has grown dramatically from the early days of calls made through personal computers. VoIP is an alternative technology that can replace services provided by the traditional telephone network. VoIP technology translates voice into data packets, transmits the packets over data networks and reconverts them into voice at the destination. Unlike traditional telephone networks, VoIP does not use dedicated circuits for each telephone call; instead, the same VoIP network can be shared by multiple users for voice, data and video simultaneously. This type of data network is more efficient than a dedicated circuit network because the data network is not restricted by the one-call, one-line limitation of a traditional telephone network. This improved efficiency creates cost savings that can be passed on to the consumer in the form of lower rates or retained by the VoIP provider.

We believe that the growth of VoIP has been and continues to be driven primarily by:

•	increasing consumer demand for lower cost phone service;

•	improved quality and reliability of VoIP calls fueled by technological advances, increased network development and greater bandwidth capacity;

•	continuing domestic and international deregulation, opening new market opportunities for VoIP services;

•	new product innovations that allow VoIP providers to offer services not currently offered by traditional phone service companies; and

•	growing demand for long distance communication services driven by the increased mobility of the global workforce.

As a result of these developments, consumers, enterprises and telecommunications providers are continuing to embrace offerings from VoIP providers, such as those we offer. Consumers, particularly in emerging markets, are increasingly using VoIP-enabled services, calling cards and Internet Protocol (“IP”) telephones, to realize significant cost savings on long distance calls. Enterprises are significantly reducing telephony expenses by using VoIP to link users within offices and around the world. VoIP enables telecommunications providers to reduce their network costs and to deliver new products and services that cannot be supported by traditional networks.

Competition

Domestically, the long distance market in the United States is highly competitive. We face competition from several much larger providers and numerous similar-sized and smaller providers. This competition is based on price and service offerings, and we expect to continue to face competition based on price and service offerings from existing competitors. The principal competitive factors in the market include: price, quality of service, distribution, customer service, reliability, network capacity and the availability of enhanced communications services. Some of our competitors include AT&T, Inc., Sprint, Inc. and Regional Bell Operating Companies such as Southwestern Bell, Inc., all of which offer services and products competitive with us on the above factors, including offering their own pre-paid calling cards. Some providers, such as Vonage, Inc. and Net2Phone, Inc. offer VoIP services similar to what we offer.

Internationally, the competitive marketplace varies from region to region. In markets where the telecommunications marketplace has been fully deregulated, the competition continues to increase. Even a newly deregulated market allows new entrants to establish a foothold and offer competitive services relatively easily. Internationally, our competitors include both government-owned and incumbent phone companies and emerging competitive carriers. As consumers and telecommunications providers have come to understand the benefits that may be realized from transmitting voice over the Internet, a substantial number of companies have emerged to provide VoIP services. The principal competitive factors in the international market include: price, quality of service, distribution, customer service, reliability, network capacity, the availability of enhanced communications services and brand recognition.

Recent Events

On March 29, 2006, our shareholders approved by majority of the voting shares to increase the total number of shares which we are authorized to issue to 250,000,000 of common stock having no par value and the 1,000,000 shares of preferred stock having no par value remained the same.

The Certificate of Designations of Rights and Preferences of Preferred Stock Series D was amended to include the following changes:

(a)	(xxx) “Standard Conversion Price” means, with respect to the Preferred Shares, as of any Conversion Date or other date of determination, $0.20, subject to adjustment as provided herein.

The previous Certificate of Designations was deleted in its entirety and the following shall appear in its place:

(b)	Holder’s Conversion Right; Mandatory Redemption or Conversion. Subject to the provisions of Section 5 and Section 12, at any time or times on or after the Issuance Date, any holder of Preferred Shares shall be entitled to convert any whole or fractional number of Preferred Shares into fully paid and nonassessable shares of Common Stock in accordance with Section 2(d) at the Conversion Rate (as defined below). If the Weighted Average Price of the Common Stock is equal to or exceeds $0.40 (subject to adjustment for stock splits, stock dividends, recapitalizations, combinations, reverse stock splits or other similar events) for any period of twenty (20) consecutive trading days, then any Preferred Shares outstanding upon the expiration of such twenty (20) trading day period shall be automatically converted into fully paid and nonassessable shares of Common Stock in accordance with Section 2(d) at the Conversion Rate. If any Preferred Shares remain outstanding on the Maturity Date, then, pursuant and subject to Section 2(d)(vii), all such Preferred Shares shall be converted at the Conversion Rate as of such date in accordance with Section 2(d)(vii) or redeemed by the Company in accordance with Section 2(d)(vii). The Company shall not issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one Preferred Share by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share.

(c)	Section 2(f) of the Certificate of Designations is hereby deleted in its entirety and the following shall appear in its place:

(f) [Intentionally omitted.]

The Amendment was adopted by our Board of Directors on December 9, 2005 and approved by our stockholders in accordance with the provisions of RCW 23B.10.030 and 23B.10.040 on March 29, 2006.

The Certificate of Designations of Rights and Preferences of Preferred Stock Series E was amended to include the following changes:

(a)	“Conversion Price” means, with respect to the Preferred Shares, as of any Conversion Date or other date of determination, $0.20, subject to adjustment as provided herein.

Section 3(a) of the Certificate of Designations is hereby deleted in its entirety and the following shall appear in its place:

(b)	Holder’s Conversion Right; Mandatory Redemption or Conversion. Subject to the provisions of Section 12, at any time or times on or after the Issuance Date, any holder of Preferred Shares shall be entitled to convert any whole or fractional number of Preferred Shares into fully paid and nonassessable shares of Common Stock in accordance with Section 3(c) at the Conversion Rate (as defined below). If the Weighted Average Price of the Common Stock is equal to or exceeds $0.40 (subject to adjustment for stock splits, stock dividends, recapitalizations, combinations, reverse stock splits or other similar events) for any period of twenty (20) consecutive trading days, then any Preferred Shares outstanding upon the expiration of such twenty (20) trading day period shall be automatically converted into fully paid and nonassessable shares of Common Stock in accordance with Section 3(c) at the Conversion Rate. The Company shall not issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one Preferred Share by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share.”

(c)	Section 3(e)(i) of the Certificate of Designations is hereby deleted in its entirety and the following shall appear in its place:

(e)(i) [Intentionally omitted.]

The Amendment was adopted by our Board of Directors on December 9, 2005 and approved by our stockholders in accordance with the provisions of RCW 23B.10.030 and 23B.10.040 on March 29, 2006.

In May 2006, the Board of Directors appointed Mr. D. Chris Bylander as a member of the Board of Directors.

Products and Services

We are a low cost long distance voice service provider with proprietary products such as the VoiceStick™, InternetTalker® IAD and other non-proprietary related devices. The InternetTalker® IAD is a portable micro gateway that combines state-of-the-art chipset design with patent pending architecture and proprietary software to produce performance we believe to be competitive with other VoIP gateway architectures. We use highly optimized micro controllers and mixed signal integrated circuits, resulting in a very inexpensive and efficient communications platform. The quality of service issues common to previous VoIP designs (dropped calls, delays and echoes) have been greatly reduced. Our state-of-the-art echo-canceling technology delivers sound quality comparable to a conventional phone call.

The VoiceStick™ enables users to:

•	make unlimited calls to other subscribers anywhere in the world using the customer’s laptop and a broadband connection;

•	make long distance calls to people who use a normal telephone line using the i2 Delaware least cost routing network that will provide competitive low cost long distance rates; and

•	receive their own DID phone number.

The VoiceStick™ is a plug and play, portable key chain-sized device that inserts directly into the USB port of almost any desktop or notebook computer (including personal data assistants (“PDAs”). The VoiceStick™ instantly allows the user to make domestic and international long distance calls via the internet, with the use of an included headphone and DID phone number. Once the VoiceStick™ is installed in the USB port, a dial pad display enables the user to call any telephone in the world directly from the computer, using VoIP technology, at a fraction of normal long-distance rates.

The InternetTalker® IAD enables users to:

•	make unlimited calls to other subscribers anywhere in the world using the customer’s existing phone (no new or special IP phone required), at no cost other than the initial cost of the InternetTalker® IAD and the monthly subscription fee;

•	make long distance calls to people who use a normal telephone line using the i2 Delaware least cost routing network that will provide competitive low cost long distance rates; and

•	make VoIP calls on our i2 Delaware micro gateway adapter.

The InternetTalker® IAD is the size of a PDA and enables the user to make secure, worldwide phone calls over the Internet. As simple to install as a fax machine, broadband users simply connect their broadband Internet service to the InternetTalker® IAD and plug in their regular phone. Customers adapt to the InternetTalker® IAD through their personal computer (“PC”). Customers then activate their account by visiting our website and are ready to make calls. The i2 Delaware subscriber can make unlimited free calls to other subscribers located anywhere in the world for the cost of the InternetTalker® IAD and a nominal monthly subscription fee. The i2 Delaware subscriber can also make global long distance calls to people who use a standard telephone line through the Company’s least cost routing network at highly competitive long distance rates.

We plan to introduce other enhanced services and products through our ongoing investment in research and development. We are integrating IM chat, video and Internet television. This would offer the user complete mobility within the home or office. We also released an industry first: Cellular connectivity to the VoIP network through a personal microgateway and its VoiceStick™ service.

Business Strategy

Our primary objective is to become a leading low cost provider of domestic and international long distance communications services to small to middle market enterprises (“SMEs”), small office/home office (“SOHO”) users and individuals. The following is a summary of the key elements of our business and growth strategy:

Focus on markets where convenience and cost conscientiousness are key concerns

•	Our VoiceStick™ product fills the void in the market where portability, ease of use, and true plug-n-play is almost non-existent. The VoiceStick™ allows anyone with a laptop or desktop and broadband access to turn their computer into a soft phone with true plug-n-play capabilities.

•	Utilize multi-tiered indirect distribution channels in international markets -

•	We will employ various distribution strategies in order to address its targeted international markets in the most efficient manner possible. Based upon the individual characteristics of each market, we will leverage its relationships with retail stores, telephone companies, major OEMs, cable companies, Internet Service Providers (“ISPs”) and distributors.

•	Utilize specific retail channels in the domestic market -

•	Due to the competitive nature of the U.S. market, we will concentrate our sales and distribution efforts in a differentiated manner as compared to other VoIP providers using a micro gateway. We will leverage retail distribution through VoiceStick™ subscriptions, then up sell the consumer into other devices. We believe this distribution strategy will be an efficient means of targeting the SME and SOHO segments in the U.S.

•	Seek OEM licensing opportunities -

•	We are seeking additional licensing agreements with large communications equipment suppliers that would not only pay licensing fees, but would also market the use of our network services to our customer base.

•	Control introduction of new products and services -

•	The Company believes it will be able to provide more innovative products on an expedited basis because it either owns and controls its proprietary technology or has access to leading edge technologies.

•	Outsource majority elements of production and service delivery -

•	In order to reduce overhead and capital expenditure requirements, the Company will continue to rely largely upon outsourcing with best of breed strategic partners.

Sales and Marketing

Our sales and marketing efforts are primarily focused on the domestic market. We are in various stages of discussions with numerous retailers and other resellers to carry the VoiceStick™. The primary target audience for the VoiceStick™ is those needing a second line, users of international telephony and individuals with access to broadband. We are also focused on the international markets with an emphasis on Asia Pacific, Central and South America as well as Europe. Additionally, we believe that foreign markets have the highest cost of long distance service and thus provide one of the best opportunities for us to offer significant cost savings to end users. To reach the end user segment, we will utilize an indirect sales strategy that leverages strategic relationships with telephone companies, major OEMs, cable companies, ISPs and distributors.

Since the United States is the most price competitive market, we are targeting the U.S. market through a differentiated approach of retail channels, agents and selected OEMs.

Customer Service

Our customer support center is outsourced to Verso Technologies, Inc. and will provide Tier 1 and Tier 2 support with established escalation procedures and associated response metrics. Tier 3 support will be maintained through our engineering office in California. The plan is to eventually offer 24/7 customer support services to further refine quality of service. Pursuant to our overall business strategy, we may elect to outsource this function in the future.

We developed a website that will serve as both a showroom and a customer information access point. The website www.voicestick.com is the cornerstone for domestic and international information retrieval, the service plans and call rates for specific countries as well as frequently asked questions. It also functions as a full e-commerce site through its ability to support provisioning, account set up, the addition of pre-paid minutes to accounts, account status and account inquiry.

We will implement a variety of methods in order to target online customers to visit our website and make a purchase. Banner advertisements on key portals or high traffic websites and search engines are expected to provide us with a web presence. We intend to use qualified e-mail solicitations with limited time discounted offers and bargain deals to drive our message into the inbox of potential clients. An online viral marketing campaign will also be designed to create awareness and drive sales from the website.

Intellectual Property

We have patents pending which include technology for a Telephony Protocol Engine, (“TPE”), which includes, but is not limited to technology involving Audio Compression Enhancement, (“ACE”) and various methods of originating VoIP communications. Additionally, we have 9 patents pending, including over 80 claims, two registered trademarks and two trademarks pending which we believe to offer substantial future value in the areas of cellular bridging and for the “VoiceStick™”, the first portable VoIP phone amongst others. It is further believed that this IP offers substantial commercial revenue potential as well as additional revenue potential through royalties and licenses.

Government Regulation

On Monday, November 7, 2005, the Federal Communications Commission (FCC) (www.fcc.gov) Enforcement Bureau issued further revisions to E911 compliance requirements for interconnected VoIP service providers. In the latest policy, VoIP companies will be expected to stop marketing their service and accepting new customers in service areas that aren’t equipped to do E911 call routing, even if subscribers would be able to get “basic” 911 service. The FCC document states “Although we do not require providers that have not achieved full 911 compliance by November 28, 2005, to discontinue the provision of interconnected VoIP service to any existing customers, we do expect that such providers will discontinue marketing VoIP service, and accepting new customers for their service, in all areas where they are not transmitting 911 calls to the appropriate PSAP in full compliance with the Commission’s rules.”

As of March 31, 2006, we have available to all of our Residential and Mobile Professional (“VoiceStick™”) customers access to emergency services with VoIP E911 functionality through over 1700 Public Safety Answering Points, (“PSAPs”) across the U.S. Additionally, we expect to add 1000 additional PSAPs over the next 120 days.

The VoIP E911 implementation will deliver critical caller information to emergency personnel and will insure that emergency operators receive the same level of emergency response information that traditional wireline services provide. E911 Mobility Service is an E911 solution for VoIP that supports mobile and nomadic users, remote users, static users, and users with numbers foreign to the local rate center.

With this service, VoIP 911 calls can be routed within the existing 911 network, delivering user-provided registered location information and Automatic Number Information (“ANI”) on dedicated 9-1-1 trunks to the appropriate PSAP.

Other government regulations and taxes may be imposed from time-to-time which may negatively impact our operations and ability to perform within certain guidelines. We intend to comply as necessary and within our capabilities.

Research and Development

We estimate that our employees have spent in excess of 25,000 hours per year over each of the last two years in efforts related to research and development. We estimate these efforts represented approximately twenty percent of the total overhead expenses incurred during the period.

Environmental Regulations

We do not have any environmental regulations to consider.

Manufacturing

We outsource the manufacturing of our IAD products through third parties mostly located in China. i2 Delaware believes that is has negotiated a very favorable, low cost manufacturing contracts that leverages purchasing power and global scale. We have also identified alternative sources of production. For the VoiceStick™, we procure the flash memory USB stick from commercial vendors then programs the devices with our proprietary and licensed 3rd party software. The units are assembled and programmed in the U.S.

Employees

As of May 19, 2006, we had 12 employees, of whom 10 are located at our headquarters in Atlanta, Georgia, and 2 are located at our engineering facility in Redwood City, California. All of such employees provide services in connection with the operations of our subsidiary, i2 Delaware.

PROPERTIES

We lease approximately 5,300 square feet at 1200 Abernathy Road, Suite 1800 in Atlanta, Georgia which serves as our headquarters. Under such lease, we are obligated to pay rent of $9,670 per month until the lease terminates in February 28, 2007. Our future minimum lease obligations under the lease for the facility in Atlanta, Georgia are as follows:

December 31, 2006	$111,683
April 30, 2007	37,891

i2 Delaware leases approximately 2,800 square feet located at 400 Seaport Court, Suite 104, Redwood City, California 94063 for i2 Delaware’s engineering center at monthly rent of $4,350. i2 Delaware has a month to month obligation under the lease for the facility in Redwood City which may terminate with appropriate notice.

Additionally, i2 Delaware leases approximately 100 square feet located at 56 Marietta Street Atlanta, Georgia 30303 for use by its Network Operations Center, at a monthly rent of $5,500 under a lease that terminates on October 31, 2006.

As of December 31, 2005, future minimum lease obligations for i2 Delaware under all operating leases are as follows:

December 31, 2006	$119,426
December 31, 2007	$37,891
December 31, 2008	-0-

December 31, 2009	-0-
December 31, 2010	-0-

$157,317

We believe that our leased facilities are adequate to meet our current needs and that additional facilities are available to us if we determine such additional facilities are necessary.

LEGAL PROCEEDINGS

From time to time, we may be involved in litigation with customers, vendors, suppliers and others in the ordinary course of business, and a number of claims may exist at any given time. All such existing proceedings are not expected to have a material adverse impact on our results of operations or financial condition. In addition, we, or our subsidiary, i2 Delaware, is a party to the proceedings discussed below.

On June 30, 2003, we filed a demand for arbitration against the former majority owner of SuperCaller Community, Inc., a Delaware corporation acquired by i2 Delaware in September 2002 (“SuperCaller”), seeking damages in the amount of $452,250, which represents the amount of liabilities exceeding the $400,000 threshold as of September 17, 2002 permitted by the purchase agreement pursuant to which i2 Delaware acquired SuperCaller.

On December 22, 2003, Darius Mostowfi, Teng Lew Lim, Fung Chee Lim and Teng Howe Lim, former stockholders of SuperCaller, filed a lawsuit against i2 Delaware in the United States District Court for the Northern District of California, San Francisco Division. The plaintiffs alleged that i2 Delaware and certain of its affiliates and representatives deceived the plaintiffs into selling SuperCaller to i2 Delaware, among other things.

On March 27, 2006, all federal claims against us and related parties in the United States District Court in San Francisco were “dismissed with prejudice” by Judge Vaughn Walker. The claimants had asserted that they had ownership of certain of our core Intellectual Property. In addition, the court declined to exercise supplemental jurisdiction over the remaining state law claims which were all “dismissed” as well. Therefore, no loss or liability has been recorded in our financial statements.

On February 24, 2005, we entered into a Settlement Agreement with our former President Anthony F. Zalenski (the “Settlement Agreement”) pursuant to which we paid Mr. Zalenski the sum of $110,000 and to Mr. Zalenski’s legal counsel the sum of $20,000 in exchange for the settlement of all claims against us set forth in that certain Statement of Claim dated November 30, 2004 filed by Mr. Zalenski with the American Arbitration Association (the “Statement of Claim”).

In August 2005, we reached an agreement to settle an employment dispute with former Vice President of Operations, Terry Palmeter for $145,000. To date, $20,000 has been paid to Mr. Palmeter and he has filed an action in the Tenth Judicial Circuit Court for Hillsborough County, State of Florida, Civil Division, (the “Court”) to be paid the remaining balance. We are presently working through the Court to develop a payment schedule to retire this obligation.

In December 2005, Colorgraphic Communication Corp., (“Colorgraphic”) filed a complaint in the Superior Court of Fulton County to which $200,000 was due us. To date, we have paid Colorgraphic $20,000 and has a settlement agreement in place with Colorgraphic to retire this obligation over the next several months.

We are subject to various legal proceedings and claims that arise in the ordinary course of business. Our management currently believes that resolution of such matters will not have a material adverse impact on our financial position, results of operations or cash flows.

DIRECTORS AND EXECUTIVE OFFICERS

The following tables sets forth the names and ages of all of our directors and executive officers as of May 19, 2006. The Board of Directors is comprised of only one class. All of the directors will serve until the next annual meeting of stockholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. There are no family relationships among directors or executive officers. There are no arrangements or understandings between any two or more of our directors or executive officers. There is no arrangement or understanding any of our directors or executive officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management shareholders will exercise their voting rights to continue to elect the current board of directors. There are also no arrangements, agreements or understandings between non-management shareholders that may directly or indirectly participate in or influence the management of our affairs. Also provided herein is a brief description of the business experience of each director and executive officer during the past five years and an indication of directorships held by each director in other companies subject to the reporting requirements under the Federal securities laws.

Directors

Set forth below is certain information, as of May 19, 2006, concerning each o our directors. Each of the individuals listed below shall serve our director until the next annual meeting of our shareholders and until their successors have been elected and qualified, or until their resignation, death or removal.

Name	Age	Position
Paul R. Arena	47	Chief Executive Officer, President, Secretary and Chairman of the Board of Directors

James R. Rose	50	Chief Technology Officer and Director

Dr. Audrey L. Braswell	76	Director

D. Chris Bylander	52	Director

Certain additional information concerning the individuals named above is set forth below. This information is based on information furnished us by each director. Except as set forth below, each of the directors has been engaged in his principal occupation during the past five years.

Paul R. Arena has served as a director, Chief Executive Officer, Chairman of the Board and Secretary of the Company since February 26, 2004. Furthermore, Mr. Arena has served as our President from September 2, 2004 to April 30, 2005. Mr. Arena was the founder of i2 Delaware and has served as Chairman of the Board and Chief Executive Officer of i2 Delaware since i2 Delaware’s inception in February 2002. From April 2000 to the present, Mr. Arena has been engaged as Chairman and Chief Executive Officer of AIM Group, Inc., a personal holding company specializing in materials for the wire and cable industry. In July 1994, Mr. Arena founded Cereus Technology Partners, Inc. (“Cereus”), a publicly traded technology company. Mr. Arena served in an executive capacity with Cereus and its predecessor companies, including Chairman and Chief Executive Officer, from May 1991 to April 2000. From June 1990 to May 1991, Mr. Arena was a financial business consultant. From February 1988 to January 1990, he served as a Senior Vice President and partner of Gulfstream Financial Associates, Inc., a subsidiary of the Kemper Group, Inc.

James R. Rose was appointed Chief Technology Officer in April 2005 and has served as a Managing Director since September 2004 and became our Director in October 2005. From 2002 to 2004, Mr. Rose was Partner/Consultant for RKP Steering Group, a corporate finance, operation, and strategic planning consulting firm focused exclusively on the telecommunications industry. From 2000 to 2002, Mr. Rose served as Executive Vice President, Chief Operating Officer and Chief Technology Officer – US and Europe, of Rapid Link Communications, a provider of internet-based communications services. From 1998 to 2000, Mr. Rose served as Executive Vice President – Operations and Engineering, and Chief Operating Officer of LDI/NETnet/Word Access, a provider of telecommunications services in the U.S. and Europe. In 1998, Mr. Rose served as Vice President – Operations and Engineering of TotalTel Communications, Inc., a small to medium enterprise long distance provider. From 1994 to 1998, Mr. Rose served as Director of Operations and Engineering of IXC Communications, Inc., a long-distance telecommunications company. Prior to his executive experience, Mr. Rose was part of engineering and operations teams at multiple communications companies including MCI Telecommunications, Inc.

Dr. Braswell has served as our director since June 2004 and a director of i2 Delaware since February, 2002. Since 1974, Dr. Braswell has served as President and owner of Vista Pacifica Enterprises, Inc., an operator of several health care facilities in California. For the past 35 years, Dr. Braswell has been engaged in various levels of health, education, and social assistance activities. Dr. Braswell is also a real estate developer of residential, commercial and industrial properties. Dr. Braswell previously served on the board of directors of Cereus Technology Partners from March 1997 to October 1999. Dr. Braswell obtained a Ph.D. from Oregon State University in 1963, received an MS from Oregon State University in 1959, an MA from Los Angeles State College in 1954, and a BS from Bethany Nazarene College in 1949.

Mr. Bylander began serving as a director of the Company in May 2006. In September 1995, Mr. Bylander founded International American Group (IAG), specializing in business development to the manufacturing and IT/ telecommunications industries. Mr. Bylander has served in an executive capacity from September 1995 to present at IAG. He also served as U.S. President and CEO of a European telecommunications company, U.S. President and CEO of a global manufacturing group, Managing Director of a software developer in the financial services industry, and COO of a top Gartner-rated eBusiness infrastructure company. From March 2004 to present, Mr. Bylander has been the founder and Managing Member of Exxiss Technology, LLC, and from September 2005 to present and the Managing Member of Notebook Design, LLC, a computer branding company based in Sweden. From January 2006 to present he has been a co-Founder and Member of NGendo Systems, LLC, an IT vendor operating under U.S. Government DOT minority preferment.

In October 1989, Mr. Bylander founded a global sales division for Bass Pro Shops / Tracker Marine, a consumer products manufacturer and retailer and served as its director until October 1995. Prior to that, he served as Vice President of Marketing at IBM UCC, one of the first IBM VAR’s, with exclusive sales rights of PC UNIX-based systems to the general office and health care industries.

He currently is a mentor in the Webster University Export Fellows program where he helps small business develop new markets for their products and services. He is also the current President of the Swedish Council of Saint Louis. He has served over two thousand corporations to advance sales positions in all North American States and in ninety countries. In 1996, he co-wrote the Global Strategic Partnership plan for Missouri with Governor Mel Carnahan. In March 2001, Mr. Bylander founded a business accelerator at Florida Atlantic University’s Research and Development Center and served as its first Executive Director. In 1994, Mr. Bylander co-founded a Brussels-based technical institute, an accredited information source to the European Commission and served until September 2005 on its board as a director and chairman of the business development committee. Mr. Bylander studied accounting at Uppsala Cederblads 1973 to 1976, followed by a three year MBA-program in business at Oxford Polytechnic in the United Kingdom.

There are no family relationships among any of our directors. No arrangement or understanding exists between any director and any other person pursuant to which any director was selected to serve as a director. To the best of our knowledge, (i) there are no material proceedings to which our director is a party, or has a material interest, adverse to us; and (ii) there have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions that are material to the evaluation of the ability or integrity of any of the directors during the past five years.

Meetings and Committees of the Board of Directors

During the year ended December 31, 2005, we had one meeting of our Board of Directors in person and twelve meetings telephonically; all of the board actions were taken by unanimous written consent.

We do not have a nominating committee of the Board of Directors, or any committee performing similar functions. Nominees for election as a director are selected by the Board of Directors.

The compensation committee of the Board of Directors consists of our three directors, two of whom are also our employees. The compensation committee reviews the performance of our executive officers and reviews the compensation programs and agreements for key employees including salary and bonus levels.

The audit committee of the Board of Directors consists of Paul Arena and James Rose, who are employees of the Company and Dr. Al Braswell who is an independent director of the Company. The audit committee reviews actions with respect to various auditing and accounting matters, including the selection of the company’s independent public accountants, the scope of the annual audits, the nature of non-audit services, the fees to be paid to the independent public accountants, and the accounting practices of the Company. The Company does not currently have an audit committee financial expert serving on its audit committee. The Company may in the future attempt to add a qualified board member to serve as an audit committee financial expert in the future, subject to its ability to locate and compensate such a person.

Audit Committee

The Board of Directors is currently acting in the capacity of the Audit Committee.

Code of Ethics

We have adopted a Code of Ethics and Conduct that applies to all of our employees, including our Executive Officers. We shall provide to any person without charge, upon request, a copy of our Code of Ethics and Conduct. Such requests should be directed to the Secretary of i2 Telecom International, Inc. at 1200 Abernathy Road, Suite 1800, Atlanta, Georgia 30328.

Executive Officers

The following table sets forth the name of each executive officer, the office held by such officer and the age, as of March 31, 2006, of such officer:

Name	Age	Position
Paul R. Arena	47	Chief Executive Officer, President, Secretary and Chairman of the Board, Principal Financial Officer

James R. Rose	50	Director and Chief Technology Officer

Douglas F. Bender	56	Senior Vice President of Engineering and General Manager

Certain additional information concerning the individuals named above is set forth below. This information is based on information furnished to the Company by each officer. Executive officers of the Company are elected or appointed by the Board of Directors and hold office until their successors are elected or until their death, resignation or removal, subject to the terms of applicable employment agreements.

Douglas F. Bender has served as our Senior Vice President of Sales and Marketing and our Senior Vice President of Business Development since February 26, 2004. Mr. Bender has also served as General Manager and Senior Vice President—Business Development of i2 Delaware since November 2002, where Mr. Bender is responsible for i2 Delaware’s California operations, which includes the engineering and manufacturing operations. Prior to joining i2 Delaware, Mr. Bender was one of the co-founders of RealVue Simulation Technologies Inc., a developer of run-time simulation products for industrial and manufacturing companies. From 2000 to 2002, Mr. Bender co-founded and developed the initial concepts for a software start-up venture that was integrated into what is now SoftMountain Inc. From January 1999 to October 19999, Mr. Bender served as Vice President of Engineering at Splash Technology Inc. From 1992 to January 1999, Mr. Bender served as Vice President of Engineering and Operations for Western Development Laboratories, Inc., a Division of Loral Corporation, which was acquired by the Lockheed Martin Corporation in 1996.

Information regarding the business experience of the directors of the Company who also serve as executive officers of the Company is set forth under the section of this document titled “ — Directors and Executive Officers — Directors.”

There are no family relationships among any of our executive officers or directors. Except as disclosed in the applicable employment agreements discussed in the section of this document titled “Additional Information About the Company — Director and Executive Officer Compensation — Employment Agreements” and as disclosed in the section of this document titled “Additional Information About the Company — Certain Relationships and Related Transactions,” no arrangement or understanding exists between any executive officer and any other person pursuant to which any executive officer was selected to serve as an executive officer. To the best of our knowledge, (i) there are no material proceedings to which any of our executive officers is a party, or has a material interest, adverse to us; and (ii) there have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions that are material to the evaluation of the ability or integrity of any executive officer during the past five years. Our Executive officers are elected or appointed by the Board and hold office until their successors are elected and qualified, or until their death, resignation or removal, subject to the terms of applicable employment agreements.

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

Director Compensation

As compensation for board fees and for rendering extraordinary service to us in 2005, in March 2005, the Board of Directors awarded each then-serving director, Audrey L. Braswell, Robert F. Hussey, Bernard R. Kossar, Louis L. Libin, and Hubert G. Phipps options to purchase, 75,000 shares of common stock, with the exception of Paul Arena. Each committee chairperson, Bernard R. Kossar of the Executive Committee and Robert F. Hussey of the Audit Committee were awarded additional options to purchase 25,000 shares of common stock. Mr. Bylander received options to purchase 1,000,000 shares of common stock upon election to the Board of Directors with the options vesting over two years.

Executive Compensation

The following table sets forth certain information regarding cash and non-cash compensation paid by the Company during each of the Company’s last three fiscal years to the Company’s Chief Executive Officer and the other most highly compensated executive officers of the Company whose annual compensation exceeded $100,000 during the fiscal year ended December 31, 2005 (the “Named Executive Officers”).

Name and Principal Position	Year	Salary		Bonus		Long-Term Compensation Awards Securities Underlying Options
Paul R. Arena, President and Chief Executive Officer	2005 2004 2003	$ $ $	206,750 206,750 56,855	$ $ $	-0- -0- -0-	-0- -0- -0-

James R. Rose, Chief Technology Officer	2005 2004 2003	$ $ $	150,000 -0- -0-		$-0- -0- -0-	-0- -0- -0-

James Fultz, Former President & Chief Operating Officer(1)	2005 2004 2003		$216,000 -0- -0-		$-0- -0- -0-	-0- -0- -0-

Douglas F. Bender, Vice President Sales	2005 2004 2003		$135,000 120,399 60,135		$-0- -0- -0-	-0- -0- -0-

Jerome A. Lumpkin, Former Sr. Vice President North American Sales (2)	2005 2004 2003		$180,000 107,632 18,462		$-0- -0- -0-	-0- -0- -0-

(1)	Mr. Fultz served as our President and COO from May 1 until October 31, 2005.
(2)	Mr. Lumpkin served as Vice President North American Sales of the Company until June 17, 2005.

Option Grants in Last Fiscal Year

During the year ended December 31, 2005, we did not grant any options to its Named Executive Officer.

Aggregated Option Exercises in the Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth information concerning the value at December 31, 2005, of the unexercised options held by each of the Named Executive Officers. The value of unexercised options reflects the increase in market value of the Common Stock from the date of grant through December 31, 2005. On May 6, 2005, Paul R. Arena exercised 110,730 for $50,000.

	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-The-Money Options at Fiscal Year-End (1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Paul R. Arena	1,384,125	0	$0	$0
James R. Rose	600,000	483,360	$0	$0
James Fultz	200,000	400,000	$0	$0
Douglas Bender	830,475	0	$0	$0
Jerome Lumpkin	665,758	0	$0	$0

(1)	Value of our unexercised, in-the-money options based on the average of the high and low price of a share of the Common Stock as of December 31, 2005, which was $0.06.

Employment Agreements

We have entered into employment agreements with our key officers as follows:

On April 6, 2005, we entered into an employment agreement with James R. Rose. Mr. Rose’s position is Chief Technology Officer and the term of his agreement is for two years and carries a base compensation of $150,000 per year.

Security Ownership of Management and Certain Beneficial Owners

As used in this section, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Securities Exchange Act of 1934, as amended, as consisting of sole or shared voting power (including the power to vote or direct the vote) and / or sole or shared investment power (including the power to dispose of or direct the disposition of) with respect of security through any contract, arrangement, understanding, or relationship or otherwise, subject to community property laws where applicable.

As of May 19, 2006, we had a total of 149,626,482 shares of Common Stock issued and outstanding, which is the only issued and outstanding voting equity security.

The following table sets forth, as of May 19, 2006; (a) the names of each beneficial owner of more than five percent (5%) of our Common Stock known to us, the number of shares of Common Stock beneficially owned by each such person, and the percent of our Common Stock so owned; and (b) the names of each director and executive officer, the number of shares of Common Stock beneficially owned and the percentage of our Common Stock so owned, by each such person, and by all directors and executive officers as a group. Each person has sole voting and investment power with respect to the shares of Common Stock, except as otherwise indicated.

	Common Stock Beneficially Owned (1)
Name of Beneficial Owner (2)	Number of Shares of Common Stock		Percentage of Class (3)
Paul R. Arena‡ †	5,732,539	(4)	3.8%
Audrey L. Braswell†	4,049,111	(5)	2.7
James R. Rose‡ †	923,064	(6)	*
Douglas Bender‡	965,475		*
D. Chris Bylander†	500,000	(7)	*

Cornell Capital Partners, LP, 10% holder	34,037,667	(8)(9)	21.7
All executive officers and directors as a group (5 persons)	12,170,189	(10)	7.9

†	Director of the Company
‡	Officer of the Company
*	Less than 1% of the issued and outstanding shares of the Common Stock.
(1)	Unless otherwise noted, all of the shares shown are held by individuals or entities possessing sole voting and investment power with respect to such shares. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days of May 19, 2006, are treated as outstanding only when determining the amount and percentage owned by such individual or group.
(2)	The address of each executive officer and director of the Company is 1200 Abernathy Road, Suite 1800 Atlanta, Georgia 30328.
(3)	In accordance with regulations of the SEC, the percentage calculations are based on 149,626,482 shares of Common Stock issued and outstanding as of March 31, 2006, plus shares of Common Stock which may be acquired within 60 days of May 191, 2006, by each individual or group listed.
(4)	Includes (i) 60,890 shares of Common Stock held by Mr. Arena’s wife, (ii) 83,712 shares of Common Stock held in trust for the benefit of Mr. Arena’s children, and (iii) 2,314,420 shares of Common Stock issuable upon exercise of certain options and warrants
(5)	Represents (i) 2,075,817 shares of Common Stock owned by personally and by Braswell Enterprises, L.P., of which Dr. Braswell is a general partner, and (ii) 1,973,294 shares of Common Stock issuable upon exercise of certain options and warrants.
(6)	Includes 225,000 shares of Common Stock issuable upon exercise of certain options.
(7)	Includes 500,000 shares of Common Stock issuable upon exercise of certain options.
(8)	Includes 26,887,667 shares of Common Stock and an immediately exercisable warrant to acquire 7,150,000 shares of Common Stock. Does not include 73,113,333 shares of Common Stock recently issued as additional pledge collateral.
(9)	Mr. Gonzalez, general counsel and partner of Cornell Capital Partners, LP, acts on behalf of Cornell Capital Partners, LP in voting these shares of Common Stock.
(10)	Includes 5,012,714 shares of Common Stock issuable upon exercise of certain options and warrants.

Certain Relationships and Related Transactions

We believe that the foregoing transactions with our officers and directors were on terms no less favorable than could have been obtained from independent third parties. There are no material relationships between us and our directors or executive officers except as previously discussed herein. In the ordinary course of business and from time to time, we and our affiliates and subsidiaries may do business with each other.

In January of 2005, Al Braswell and Hubert Phipps provided us short-term loans in the amounts of $49,500 and $100,000 respectively. In connection with such loans, we issued to Mr. Braswell and Mr. Phipps warrants to purchase 20,000 shares and 65,000 shares of Common Stock, respectively, in lieu of interest on such loans. The warrants have an exercise price of $.20 per share and are exercisable immediately for a three-year period.

In February of 2005, Al Braswell and Hubert Phipps provided short-term loans to us in the amounts of $100,000 and $95,000 respectively. In connection with such loans, we issued to Mr. Braswell and Mr. Phipps warrants to purchase 50,000 shares and 45,000 shares of Common Stock, respectively, in lieu of interest on such loans. The warrants have an exercise price of $.20 per share and are exercisable immediately for a three-year period.

Also in February 2005, Dr. Braswell exercised $150,000 in options in exchange for 332,190 shares of Common Stock at an exercise price of $.4515 per share.

Also in March 2005, Mr. Kossar exercised $100,000 in options in exchange for 221,460 shares of Common Stock at an exercise price of $.4515 per share

Also in March 2005, Mr., Phipps exercised $195,000 in options in exchange for 431,847 shares of Common Stock at an exercise price of $.4515 per share

Also in May 2005, Mr. Arena exercised $50,000 in options in exchange for 110,730 shares of Common Stock at an exercise price of $.4515 per share.

Also in May of 2005, Mr. Arena provided us a short-term loan in the amount of $75,000. In connection with such loan, we issued to Mr. Arena warrants to purchase 10,000 shares of Common Stock, in lieu of interest on such loan. The warrants have an exercise price of $.20 per share and are exercisable immediately for a three-year period.

In August of 2005, Dr. Braswell exercised $150,000 in options in exchange for 332,190 shares of Common Stock at an exercise price of $.4515 per share.

In September of 2005, Gregory McGraw provided us a short-term loan in the amount of $100,000. In connection with such loan, we issued to Mr. McGraw warrants to purchase 100,000 shares of Common Stock, in addition to interest of 10% per annum on such loan. The warrants have an exercise price of $.20 per share and are exercisable immediately for a three-year period.

In November of 2005, Al Braswell provided us a short-term loan in the amount of $50,000. In connection with such loan, we issued to Mr. Braswell warrants to purchase 10,000 shares of Common Stock, in lieu of interest on such loans. The warrants have an exercise price of $.20 per share and are exercisable immediately for a three-year period.

In February of 2006, Al Braswell provided us a short-term loan in the amount of $25,000. In connection with such loan, we issued to Mr. Braswell warrants to purchase 10,000 shares of Common Stock, in lieu of interest on such loans. The warrants have an exercise price of $.20 per share and are exercisable immediately for a three-year period.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF

OPERATIONS

Overview

During 2003 and 2002, we generated revenue in the out-of-home advertising industry through our Transit Network operation, which sold advertising on our digital information network. During 2003, the Transit Network’s digital information network consisted of a network of computerized electronic displays that delivered information, both text and graphics, to riders on-board public transit vehicles, utilizing an FM subcarrier signal to transmit the data. During 2003, The Transit Network operated our digital information network on the DART bus and rail system.

On February 26, 2004, our wholly-owned subsidiary merged with and into i2 Delaware, whereby i2 Delaware became our wholly-owned subsidiary. In connection with the Merger, the former stockholders of i2 Delaware became entitled to receive shares of the our Common Stock and Preferred Stock constituting up to 88.44% of our voting securities, assuming the issuance of all contingent consideration which such stockholders may become entitled to receive pursuant to the Merger Agreement upon the outcome of certain pending litigation against i2 Delaware.

On February 27, 2004, we consummated the Asset Sale whereby we sold substantially all of our operating assets relating to the operation of The InTransit Network to InTransit Media in exchange for InTransit Media assuming certain liabilities and obligations relating to such assets.

On March 5, 2004, we changed our name from “Digital Data Networks, Inc.” to “i2 Telecom International, Inc.” and changed our ticker symbol on the over-the-counter electronic bulletin board from “DIDA” to “ITUI”.

As a result of the Merger and the Asset Sale, all of our operations now consist of the operations of our wholly-owned subsidiary, i2 Delaware. For financial reporting purposes, i2 Delaware is our successor in interest as a result of the Merger. Financial statements of i2 Delaware, as an operating entity, provide the most relevant financial information available for our current operations for periods ended prior to the Merger. Consequently, unless otherwise stated, all financial information presented in this document for periods ended prior to the Merger is that of i2 Delaware and all financial information presented in this document for periods ended subsequent to the Merger is ours on a consolidated basis. The our audited financial statements as of and for the period ended December 31, 2005 and 2004 are included elsewhere in this prospectus.

i2 Delaware is a low-cost telecommunications service provider employing next-generation VoIP technology with operations based in Boca Raton, Florida, Atlanta, Georgia, Redwood City, California, and China. Our operations as currently conducted are described in the sections of this document titled “Summary – Business of the Company” and “Additional Information About the Company – Business”.

Results of Operations

Results of operations for the year ended December 31, 2005 compared with the results of operations for the year ended December 31, 2004.

The Company’s revenues decreased from $547,656 to $485,485 during the year ended December 31, 2005, as compared to the prior year.

Cost of Goods Sold increased from $565,225 in 2004 to $1,231,389 in 2005. This increase is attributable to a write down in inventory for 2005.

Gross Loss for the year ended December 31, 2005 was $745,904 compared to $17,569 at December 31, 2004. The increase in our loss due to an increase in G&A expense combined with the write off of obsolete inventory.

Total operating expenses increased from $6,455,923 to $7,216,844 in 2005 as compared to 2004 as the Company continued to develop its business model by adding additional network capacity and increasing the number of employees in network operations and sales and marketing. For example, the Company’s SG&A expenses increased from $3.3 million in 2004 from $2.1 million in 2003. This increase is part of the Company’s continued focus on expanding its market and educating the consumer on the Company’s products.

The Company’s operating loss from continuing operations was $8,027,647 for 2005 as compared to $6,473,467 in 2004. The increased loss was driven by an increase in operating expenses and inventory write offs as described above.

	For the Year Ended December 31,
	2005	2004	Variance
Gross Revenue	$485,485	$547,656	$(62,171)
Cost of Sales	$1,231,389	$565,225	$666,164

Gross Profit	$(745,904)	$(17,569)	$728,335

Operating Expenses:
General and Administrative Expenses	7,216,844	6,455,922	760,922
Other Income (Expense) Net	(64,899)	24	64,923

Net Loss	$(8,027,647)	$(6,473,467)	$1,554,180

Financial Condition, Liquidity and Capital Resources

For the years ended 2005 and 2004, our net cash used in operating activities for 2005 was $4,282,626 as compared to $5,886,805 used in operating activities during 2004. The decrease in cash used in operating activities resulted from an increased in accounts payable of approximately $2,610,000. Net cash used in investing activities in 2005 was $331,924 as compared to $703,989 in 2004. The decrease in net cash used in investing activities was due to less equipment purchases of approximately $384,000. Net cash provided by financing activities was $4,552,626 in 2005 and $6,150,500 in 2004. The decrease in cash provided by financing activities was due to a reduction in the amount financed in stock and notes payable of approximately $1,790,000 and an increase in dividends paid of $105,000 in 2005 as compared with 2004.

Proceeds from exercise of stock options and warrants provided cash of $646,000 in 2005 as compared to $210,246 in 2004.

We have no current commitments or obligations for future capital expenditures. A summary of our debt and lease obligations at December 31, 2005 are as follows:

	Obligations payable in
	Less than 1 year	1 to 3 years	Total
Debt	$2,880,625	$-0-	$2,880,625
Leases	119,426	37,891	206,889

	$3,000,250	$37,891	$3,087,514

We have experienced net losses and negative cash flows from operations and have an accumulated deficit at December 31, 2005 of approximately $21.7 million. Our ability to generate positive cash flows from operations and net income is dependent, among other things, on market conditions, the recovery of recorded assets, cost control, identifying and securing additional revenue sources, and our ability to raise capital under acceptable terms. As noted in an explanatory paragraph in the Report of Independent Certified Public Accountants on our consolidated financial statements, these conditions raised substantial doubt about our ability to continue as a going concern.

Results of Operation

Results of operations for the three months ended March 31, 2006 compared with the results of operations for the three months ended March 31, 2005.

Revenues decreased from $186,308 for the first quarter of 2005 to $140,003 for the first quarter of 2006. The decrease in revenues was driven by the Company’s reorganization focusing from product to service offerings.

Cost of revenues decreased from $117,026 for first quarter of 2005 to $71,017 for first quarter of 2006. The decrease was driven by the Company’s reorganization focusing from product to service offerings.

Gross profit for the first quarter of 2006 was $68,986 as compared to a gross profit of $69,282 for the first quarter of 2005.

Sales, general and administrative expenses for the first quarter of 2006 were $1,369,290 as compared to $1,697,707 for the same period in 2005. This decrease was attributable to reductions of payroll and related expenses. The company incurred $392,000 of non recurring expenses of the 1,369,290 of SGA expense for the first quarter 2006.

Loss from operations for the first quarter of 2006 as compared to the first quarter of 2005 decreased from $1,632,223 to $1,300,304 due to the decrease in sales, general and administrative expenses for the first quarter.

Net loss for the first quarter of 2006 was $1,351,139 as compared to a net loss for the same period in 2005 of $1,972,340. The decrease in net loss for the first quarter 2006 as compared to the same period in 2005 is due to the Company’s continued reduction in operating costs.

The Company’s net accounts receivable balance decreased between March 31, 2005 and March 31, 2006 by approximately $258,000. This decrease is due to the increase in reserves for doubtful accounts quarter over quarter of $160,000. The Company’s inventory decreased by approximately $427,000 between March 31, 2005 and March 31, 2006. The inventory decrease was primarily due to the write off’s of obsolete inventory.

	For the Three Months Ended March 31,
	2006	2005	Variance	Percentage
Gross Revenue	$140,003	$186,308	$(46,305)	(24.85)%
Cost of Sales	71,017	117,026	(46,009)	(39.31)%

Gross Profit	$68,986	$69,282	($334,838)	* **
Operating Expenses:
General and Administrative Expenses	$1,369,290	$1,696,707	$(327,417)	(19.30)%
Other Income (Expense) Net	(50,835)	(3,798)	47,037	123.84%

Net Loss	$(1,351,139)	$(1,628,425)	$(277,286)	(17.03)%

Liquidity and Capital Resources

Liquidity and capital resources as of March 31, 2006 as compared with liquidity and capital resources as of March 31, 2005.

On March 31, 2006, the Company had a working capital deficit of approximately $5,700,000 compared to March 31, 2005 when the Company had a working capital deficit of approximately $296,742. The Company’s working capital position decreased by approximately $5,400,000 for the period ended March 31, 2006 as compared to the period ended March 31, 2005. The decrease in working capital was primarily due to a decrease in cash of approximately $130,000 increase in accounts payable of approximately $2,400,000, and increase in notes payable of approximately $2,600,000. Net cash used in operating activities was ($1,429,743) for the first quarter of March 31, 2006. Again, the increase in net cash used in operating activities between March 31, 2006 and March 31, 2005 is attributable to a decrease in accounts receivable of approximately $51,000, decrease in inventories of approximately $6,000 and an increase in accounts payable of approximately $249,000. Net loss of approximately $1,351,139 is reduced by non-cash items of depreciation amounting to approximately $97,000. Primary sources of cash inflows from operations are from sales of the VoiceStick™, VoiceStick™ activation charges and pre-paid charges and receivables collected from sales to customers for the Company’s IAD, as well as the collection of revenue for carrying long distance calls and from monthly service fees. Future cash inflows from sales are subject to the Company’s pricing and ability to procure business at existing market conditions.

Net cash used in investing activities was approximately ($33,123) for the first quarter of 2006 as compared to approximately ($47,807) for the same period in 2005. Both periods investing activities were primarily due to equipment purchases and payment for patents and trademarks.

Cash flows provided by financing activities were approximately $1,317,477 for the first quarter of 2006 as compared to $1,295,094 for the same period in 2005. The principal source of cash for the first quarter of 2006 was from notes payable of $321,000 and the issuance of convertible bonds of $600,000

Off Balance Sheet Arrangements

None.

Critical Accounting Policies

The policies identified below are considered as critical to our business operations and the understanding of our results of operations. The impact of and any associated risks related to these policies on our business operations is discussed throughout “Management’s Discussion and Analysis or Plan of Operation.” For a detailed discussion on the application of these and other accounting policies, see Note 1 in the Notes to the Company’s consolidated financial statements for the year ended December 31, 2005, included in the prospectus. Preparation of this prospectus (this “Quarterly Report”) requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of revenue and expenses. There can be no assurance that actual results will not differ from those estimates.

Accounting for the Reverse Merger

On February 27, 2004, subsequent to the Merger, we sold substantially all of our operating assets relating to our digital information network to InTransit Media. Pursuant to the Asset Purchase Agreement, the assets were exchanged for InTransit Media assuming certain liabilities and obligations relating to thereto.

The Merger and Asset Sale are being accounted for as a transfer and exchange and are considered merely a change in legal organization and not a change in the entity. Therefore, all assets and liabilities are transferred at historical cost and the gain on sale of assets is not included in the statements of operations and cash flows for the year ending December 31, 2004.

As of the date of the Merger, our accumulated deficit was $13,700,794. In accounting for the Merger, our accumulated deficit has been eliminated. The balance of accumulated deficit as of the end of the period represents the accumulated deficit of i2 Delaware since inception. The other capital accounts, including Common Stock, Preferred Stock and additional paid-in capital represents the stock issued by the surviving corporation. Our write-off of accumulated deficit has been adjusted by a reduction to the other capital accounts starting with additional paid-in capital, then Preferred Stock, and the balance against Common Stock. Since we had no outstanding Preferred Stock prior to the Merger, our Preferred Stock has been reduced to zero.

Basis of Consolidation

The consolidated financial statements include the accounts of i2 Delaware and SuperCaller Community, Inc. (“SuperCaller”), both of which are, directly or indirectly, our wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Estimates are used when accounting for allowances for doubtful accounts, revenue reserves, inventory reserves, depreciation and amortization, taxes, contingencies and impairment allowances. Such estimates are reviewed on an on-going basis and actual results could differ from those estimates.

Revenue Recognition

We recognize revenue in accordance with SEC Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements” (“SAB No. 101”), as amended by SAB No. 101A and SAB No. 101B. SAB No. 101 requires that four basic criteria must be met before revenue can be recognized: (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred or services rendered; (iii) the fee is fixed and determinable; and (iv) collectibility is reasonably assured. Determination of criteria (iii) and (iv) are based on management’s judgments regarding the fixed nature of the fee charged for services rendered and products delivered and the collectibility of those fees. Should changes in conditions cause management to determine these criteria are not met for certain future transactions, revenue recognized for any reporting period could be adversely affected. We have concluded that our revenue recognition policy is appropriate and in accordance with accounting principles generally accepted in the United States of America and SAB No. 101.

Impairment of Long-Lived Assets

We evaluate our long-lived assets for financial impairment and continues to evaluate them as events or changes in circumstances indicate that the carrying value of such assets may not be fully recoverable. The carrying value of long-lived assets is considered impaired when the anticipated undiscounted cash flows from an asset is less than its carrying value. In that event, a loss is recognized for the amount by which the carrying value exceeds the fair value of the long-lived asset. We have not recognized any impairment losses.

Recent Accounting Pronouncements

In September 2004, the Financial Accounting Standards Board (“FASB”) reached a final consensus on Emerging Issues Task Force (“EITF”) Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share” (“ETIF Issue No. 04-8”), that contingently convertible debt instruments will be subject to the if-converted method under Statement of Financial Accounting Standard (“SFAS”) No. 128 “Earnings Per Share,” regardless of the contingent features included in the instrument. Under current practice, issuers of contingently convertible debt instruments exclude potential common shares underlying contingently convertible debt instruments from the calculation of diluted earnings per share until the market price or other contingency is met. The effective for EITF Issue No. 04-8 is for reporting periods ending after December 15, 2004 and requires the restatement of diluted earnings per share for all periods presented. The effect on this consensus did not have an impact on the accompanying consolidated financial statements.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4.” This statement amends the guidance in ARB No. 43 Chapter 4, “Inventory Pricing” (“ARB No. 43”), to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB No. 43 previously stated that “… under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and handling costs may be so abnormal to require treatment as current period charges…” This statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this statement requires that allocation of fixed production overheads to the cost of conversion be based on the normal capacity of the production facilities. The provision of this statement will be effective for inventory costs during the fiscal years beginning after June 15, 2005. We do not believe that the adoption of this statement will have a material impact on its financial condition or results of operations.

On December 16, 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment,” (“SFAS No. 123”), which is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123R”). SFAS No. 123R supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB Opinion No. 25”) and amends SFAS No. 95, “Statement of Cash Flows.” Generally, the approach in SFAS No. 123R is similar to the approach described in SFAS No. 123. However, SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. SFAS No. 123R must be adopted no later than January 1, 2006 for small business issuers. Early adoption will be permitted in periods in which financial statement have not yet been issued. We adopted SFAS No. 123R on January 1, 2005.

In December 2004, the Financial Accounting Standards Board issued two FASB Staff Positions – FSP FAS 109-1 Application of FASB Statement 109 “Accounting for Income Taxes” to the Tax Deduction on Qualified Production Activities provided by the American Jobs Creation Act of 2004, and FSB FAS 109-2 Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004. Neither of these affected us as it does not participate in the related activities.

In March 2005, the SEC released Staff Accounting Bulletin No 107, “Share Based Payment” (“SAB 107”), which provides interpretive guidance related to the interaction between SFAS 123(R) and certain SEC rules and regulations. It also provides the SEC staff’s views regarding valuation of share-based payment regulations. In April 2005, the SEC amended the compliance dates for SFAS 123(R), to allow companies to implement the standard at the beginning of the next fiscal year, instead of the next reporting period beginning after June 15, 2005. Management is currently evaluating the impact of SAB 107 will have on our financial statements.

In March 2005, the FASB issued FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations” (“FIN 47”). FIN 47 provides guidance relating to the identification of and financial reporting for legal obligations to perform an asset retirement activity. The Interpretation requires recognition of a liability for the fair value of a conditional asset retirement obligation when incurred if the liability’s fair value can be reasonably estimated. FIN 47 also defines when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. The provision is effective no later than the end of fiscal years ending after December 15, 2005. We will adopt FIN 47 beginning the first quarter of fiscal year 2006 and does not believe the adoption will have a material impact on its financial position of results of operations or cash flows.

In May 2005, the FASB issued FASB Statement No. 154, “Accounting Changes and Error Corrections.” This new standard replaces APB Opinion No. 20, “Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements,” and represents another step in the FASB’s goal to converge its standards with those issued by the IASB. Among other changes, Statement 154 requires that a voluntary change in accounting principle be applied retrospectively with all prior period financial statements presented on the new accounting principle, unless it is impracticable to do so. Statement 154 also provides that (1) a change in method of depreciating or amortizing a long-lived non-financial asset be accounted for as a change in estimate (prospectively) that was effected by a change in accounting principle, and (2) correction of errors in previously issued financial statements should be termed a “restatement”. The new standard is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. Early adoption of this standard is permitted for accounting changes and correction of errors made in fiscal years beginning after June 1, 2005. We have evaluated the impact of the adoption of Statement 154 and do not believe the impact will be significant to our overall results of operation of financial position.

In February of 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”, which is intended to simplify the accounting and improve the financial reporting of certain hybrid financial instruments. (i.e., derivatives embedded in other financial instruments). The statement amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities – a replacement of FASB Statement No. 125. SFAS No. 155 is effective for all financial instruments issued or acquired after the beginning of an entity’s first fiscal year that begins after September 15, 2006. We are currently evaluating the impact of SFAS No. 155 will have on its financial statements, if any.

Quantitative and Qualitative Disclosure about Market Risk

We believe that we do not have any material exposure to interest or commodity risks. We do not own any derivative instruments and do not engage in any hedging transactions.

Comprehensive Income or Loss

We have no components of other comprehensive income or loss, and accordingly, net loss equals comprehensive loss for all periods presented.

Earnings Per Share

For the year end December 31 of 2005 and 2004, net loss per share is based on the weighted average number of shares of Common Stock outstanding. At December 31, 2005 and December 31, 2004, we had, on a weighted average 36,779,820 shares and 22,499,279 shares of Common Stock outstanding, respectively.

At December 31, 2005, we had outstanding 64,749,248 shares of Common Stock and options and warrants to purchase 27,784,602 shares of Common Stock. Consequently, on an as-converted, fully-diluted basis, we would have 50,080,720 shares of Common Stock outstanding at December 31, 2005.

Stock Compensation

During 2004, our shareholders approved a stock option plan for our officers, directors and certain key employees. Generally, the options vest based on the attainment of certain performance criteria set forth in the option agreements. In addition, we have issued stock warrants to key employees, consultants, and certain investors, with expiration dates of one to five years. Effective January 1, 2005, we adopted early application of SFAS No. 123R. SFAS No. 123R supersedes APB Opinion No. 25 which was we previously used. Generally, the approach in SFAS No. 123R is similar to the approach described in SFAS No. 123. However, SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Under APB Opinion No. 25, compensation expense was recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price, the intrinsic value method. Under SFAS No. 123R, we recognize an expense over the vesting period of the fair value of all stock-based awards on the date of grant. Beginning January 1, 2005, all stock-based awards to non-employees are accounted for at their fair value in accordance with SFAS No. 123R and related interpretations.

Stock compensation expense is comprised of the amortization of deferred compensation resulting from the grant of stock options to employees at exercise or sale prices deemed to be less than fair value of the Common Stock at grant date, net of forfeitures related to such employees who terminated service while possessing unvested stock options, as these terminated employees have no further service obligations.

Additionally, we have adopted early application of SFAS No. 123R on January 1, 2005. The cumulative effect of this change in accounting principle for periods prior to 2005 was $340,117, net of income tax and has been included on the statement of operations for the year ended December 31, 2005.

The following table summarizes relevant pro-forma information for the year ended December 31, 2005 and 2004 as if the change in accounting principal was applied retroactively to the prior period.

	December 31, 2005	December 31, 2004
Net Loss	$(8,027,647)	$(6,473,467)

Loss Per Share-Basic	$(.23)	$(.29)

Loss Per Share-Diluted	$(.16)	$(.16)

MARKET PRICE OF AND DIVIDENDS ON COMMON STOCK

Effective March 5, 2004, the Common Stock trading symbol was changed to “ITUI” as a reflection of our name change. Prior to the Merger and prior to the name change that occurred on March 5, 2004, the Common Stock traded under the symbol “DIDA”. This had been our symbol since its initial public offering in May 1998. The Common Stock is reported on the OTC Electronic Bulletin Board. The following table sets forth the range of reported closing bid prices of our common stock during the periods indicated. Such quotations reflect prices between dealers in securities and do not include any retail mark-up, mark-down or commission, and may not necessarily represent actual transactions. Trading in our common stock has generally been limited and sporadic, and should not be deemed to constitute an “established trading market”.

	High	Low
For the year ending December 31, 2006:
First Quarter	$0.14	$0.06

For the year ended December 31, 2005:
First Quarter	1.04	0.67
Second Quarter	0.61	0.29
Third Quarter	0.43	0.29
Fourth Quarter	0.32	0.06

For the year ended December 31, 2004:
First Quarter	2.30	0.10
Second Quarter	3.35	1.20
Third Quarter	1.70	0.48
Fourth Quarter	0.90	0.54

The above prices represent inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

As of May 19, 2006, we had approximately 1,400 shareholders of record. Our transfer agent is Continental Stock Transfer and Trust Company located at 17 Battery Place, New York, New York, 10004, (212) 509-4000.

We have never paid cash dividends on our Common Stock, and currently intends to retain earnings, if any, for use in the operation of its business and therefore does not anticipate paying any cash dividends on the Common Stock in the foreseeable future.

Equity Compensation Plan Information

The following table sets forth information regarding equity compensation plans under which the Common Stock is authorized for issuance as of December 31, 2005.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders:(1)	2,270,631		$.50		7,729,369
Equity compensation plans not approved by security holders:	4,351,689	(2)(3)	$.45	(2)(3)	-0-

Total	6,622,320		$.47		7,729,369

(1)	Represents options granted pursuant to the our 2004 Stock Incentive Plan.
(2)	Does not include (i) options and warrants to purchase 21,162,282 shares of Common Stock with a weighted average exercise price of $.42 per share, which were originally granted as options to purchase shares of i2 Delaware’s common stock pursuant to the i2 Delaware Stock Option Plan, which were we assumed in connection with our acquisition of i2 Delaware or issuances of options and warrants in connection with various financings. We have not made, and will not make, any further grants under the i2 Delaware Stock Option Plan.
(3)	Includes options and warrants to purchase Common Stock granted under plans not approved by our shareholders. The material features of such plans are set forth below.

From June 2002 to February 2004, we granted two current employees, two current directors and two former directors options to purchase an aggregate of 4,351,689 shares of Common Stock at exercise prices having a weighted average price of $0.4515 per share that have since all vested. These options are all considered non-qualified since the merger with Digital Date Networks on February 28, 2004.

As part of a debt settlement from time to time we may negotiate to pay our debt through a combination of stock option or shares of common stock.

The following individuals have been issued options from our 2004 Incentive Stock Option Plan in lieu of payment for services rendered during the calendar fiscal year 2005:

Entity or Individual	Amount	Date of Settlement	# Options	Exercise $
Jackson Houk	$140,000	6/21/05	400,000	$0.01
R. Jerry Falkner	$36,837	7/7/05	78,536	$0.01
James Rose	$45,000	7/7/05	85,714	$0.01
James Rose	$84,000	7/7/05	168,000	$0.01

TOTALS	$305,837		732,250

The following individuals have been issued options from our 2004 Incentive Stock Option Plan in lieu of payment for services rendered during the calendar fiscal year 2006 through March 17, 2006:

Entity or Individual	Amount	Date of Settlement	# Options	Exercise $
R. Jerry Falkner	$17,040	1/12/06	170,040	$0.01
Phillip Rapp, Jr.	$30,000	1/28/06	300,000	$0.01
David Hess	$3,750	2/6/06	37,500	$0.01
David Hess	$12,000	2/6/06	120,000	$0.01
Michael Callahan	$18,000	2/6/06	180,000	$0.01
George Munoz	$50,000	2/13/06	550,000	$0.01

TOTALS	$130,790		1,357,540

The following entities or individuals have been issued shares in lieu of payment for services rendered during the calendar fiscal year 2006 through March 17, 2006:

Entity or Individual	Amount	Date of Settlement	# Shares
Richardson & Patel, LLP	$48,488	1/31/06	484,881
KBK Ventures, Inc.*	$210,000	2/22/06	3,000,000
3CD Consulting, LLC*	$210,000	2/22/06	3,000,000

TOTALS	$468,488		6,484,881

*	Denotes six month service contract

None of the payments we made in the transactions above were in connection with any fund raising activity.

DESCRIPTION OF CAPITAL STOCK

The following statements regarding the Washington Business Corporation Act (the “WBCA”) and our articles of incorporation and bylaws are brief summaries, and may not contain all the information important to you. For a more complete description of our capital stock, you should carefully read the detailed provisions of the WBCA as well as our articles of incorporation and bylaws. We will send you a copy of the Company’s articles of incorporation and bylaws without charge at your request.

Under our articles of incorporation, our authorized capital stock consists of 250,000,000 shares of Common Stock, no par value per share, and 5,000,000 shares of preferred stock, of which the Board of Directors has designated 12,000 shares as Preferred Stock Series D, no par value per share and 10,000 shares as Preferred Stock Series E, no par value per share.

The Company’s Common Stock

On March 29, 2006, our shareholders approved by majority of the voting shares to increase the total number of shares which the corporation is authorized to issue to 250,000,000 of common stock having no par value and the 1,000,000 shares of preferred stock having no par value remained the same.

There were 149,626,482 shares of Common Stock issued and outstanding as of May 19, 2006. In addition, we have reserved a total of (i) 42,027,121 shares of Common Stock for issuance upon exercise of outstanding warrants and options; (ii) 20,550,000 shares of Common Stock for issuance upon conversion of the outstanding shares of Preferred Stock Series D; (iii) 4,000,000 shares of Common Stock for issuance upon conversion of the outstanding shares of Preferred Stock Series E. All shares of Common Stock now outstanding are fully paid and nonassessable.

The holders of Common Stock:

•	have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by the Board of Directors;

•	are entitled to share ratably in all of our assets available for distribution to holders of Common Stock upon our liquidation, our dissolution or winding up of our affairs;

•	do not have preemptive, subscription or conversion rights, and there are no redemption or sinking fund provisions applicable thereto; and

•	are entitled to one vote per share on all matters which our shareholders may vote on at all meetings of such shareholders.

The holders of Common Stock do not have cumulative voting rights, which means that the holders of more than 50% of outstanding shares voting for the election of directors can elect all of the directors to be elected, if they so choose. In that event, the holders of the remaining shares will not be able to elect any directors.

The Company’s Preferred Stock

The Board of Directors is authorized, without further shareholder action, to issue our preferred stock in one or more series and to fix the liquidation preferences, dividend rights, repurchase rights, conversion rights, redemption rights and terms, including sinking fund provisions, and certain other rights and preferences, of our preferred stock.

Of the 12,000 shares of preferred stock designated as Preferred Stock Series D, 4,110 shares are issued and outstanding as of May 19, 2006. Of the 10,000 shares of preferred stock designated as Preferred Stock Series E, 800 shares are issued and outstanding as of May 19, 2006. No other shares of our preferred stock of any series are outstanding.

The Preferred Stock of Series D and Series E are senior to all of our current and future capital, except for a certain one time issuance discussed in the certificate of designations of the Preferred Stock Series D. The holders of the outstanding shares of Preferred Stock Series D and Preferred Stock Series E:

•	have no voting rights, except for as required by the WBCA and as expressly provided by the certificate of designations of the Preferred Stock Series D and Preferred Stock Series E;

•	are entitled to annual dividends (payable in cash or, if we achieve certain milestones as set forth in the certificate of designations of Preferred Stock Series D, in shares of Common Stock) of $70.00 per share prior to August 11, 2005, $80.00 per share from August 12, 2005 to August 11, 2006, and $90.00 per share after August 12, 2007, with such annual dividends rising to $130.00 per share upon the occurrence of certain events described in the certificate of designations of the Preferred Stock Series D; and

On or about December 9, 2005, we entered into an agreement with the holders of our Series D and Series E Convertible Preferred Stock (“Series D” and “Series E”) to modify the terms whereby:

•	The exercise price will be fixed at $.20 per share into our common shares;

•	There will be a mandatory conversion of the shares of Series D and Series E into common shares upon our common shares trading at or above 200% of the exercise price for 20 consecutive trading days;

•	The exercise price of any of the Series D and Series E warrants will be fixed at $.20 per share into our common shares;

•	Any future anti-dilution full-ratchet provisions are eliminated;

•	Any outstanding dividends owed to the Series D and Series E holders will be converted to common stock at 90% of the average closing bid price of our common stock for the 20 consecutive trading days immediately prior to the applicable dividend date for the dividend periods of our second, third and fourth quarters;

•	may convert such shares at the option of the holder into shares of Common Stock, with one share of Preferred Stock Series D converting into 5,000 shares of Common Stock, subject to adjustment as set forth in the certificate of designations of the Preferred Stock Series D; and

•	if we liquidate or dissolve, are entitled to receive in cash out of our assets, before any amount shall be paid to the holders of any of our other capital stock junior in rank to the Preferred Stock Series D, the sum of $1,000 per share plus certain additional amounts, including accrued and unpaid dividends, as set forth in the certificate of designations of the Preferred Stock Series D.

We are obligated to redeem the shares of Preferred Stock Series D no later than August 11, 2007 for cash in the amount of $1,000 per share plus certain other amounts as set forth in the certificate of designation of the Preferred Stock Series D; provided, however, that we may redeem the shares of Preferred Stock Series D for shares of Common Stock if certain conditions are met as described in the certificate of designations of the Preferred Stock Series D. We are also obligated to redeem the Preferred Stock Series D upon the occurrence of certain events described in the certificate of designations of the Preferred Stock Series D at 105% of the stated value, plus certain other amounts, including accrued and unpaid dividends as set forth in the certificate of designations of the Preferred Stock Series D.

On March 30, 2006, the Certificate of Designations of Rights and Preferences of Preferred Stock Series D was amended to include the following changes:

(a)	(xxx) ”Standard Conversion Price” means, with respect to the Preferred Shares, as of any Conversion Date or other date of determination, $0.20, subject to adjustment as provided herein.

The previous Certificate of Designations was deleted in its entirety and the following shall appear in its place:

(b)	Holder’s Conversion Right; Mandatory Redemption or Conversion. Subject to the provisions of Section 5 and Section 12, at any time or times on or after the Issuance Date, any holder of Preferred Shares shall be entitled to convert any whole or fractional number of Preferred Shares into fully paid and nonassessable shares of Common Stock in accordance with Section 2(d) at the Conversion Rate (as defined below). If the Weighted Average Price of the Common Stock is equal to or exceeds $0.40 (subject to adjustment for stock splits, stock dividends, recapitalizations, combinations, reverse stock splits or other similar events) for any period of twenty (20) consecutive trading days, then any Preferred Shares outstanding upon the expiration of such twenty (20) trading day period shall be automatically converted into fully paid and nonassessable shares of Common Stock in accordance with Section 2(d) at the Conversion Rate. If any Preferred Shares remain outstanding on the Maturity Date, then, pursuant and subject to Section 2(d)(vii), all such Preferred Shares shall be converted at the Conversion Rate as of such date in accordance with Section 2(d)(vii) or redeemed by the Company in accordance with Section 2(d)(vii). The Company shall not issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one Preferred Share by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share.

(c)	Section 2(f) of the Certificate of Designations is hereby deleted in its entirety and the following shall appear in its place:

(f) [Intentionally omitted.]

The Amendment was adopted by the Corporation’s Board of Directors on December 9, 2005 and approved by its stockholders in accordance with the provisions of RCW 23B.10.030 and 23B.10.040 on March 29, 2006.

On March 30, 2006, the Certificate of Designations of Rights and Preferences of Preferred Stock Series E was amended to include the following changes:

(a)	“Conversion Price” means, with respect to the Preferred Shares, as of any Conversion Date or other date of determination, $0.20, subject to adjustment as provided herein.

Section 3(a) of the Certificate of Designations is hereby deleted in its entirety and the following shall appear in its place:

(b)	Holder’s Conversion Right; Mandatory Redemption or Conversion. Subject to the provisions of Section 12, at any time or times on or after the Issuance Date, any holder of Preferred Shares shall be entitled to convert any whole or fractional number of Preferred Shares into fully paid and nonassessable shares of Common Stock in accordance with Section 3(c) at the Conversion Rate (as defined below). If the Weighted Average Price of the Common Stock is equal to or exceeds $0.40 (subject to adjustment for stock splits, stock dividends, recapitalizations, combinations, reverse stock splits or other similar events) for any period of twenty (20) consecutive trading days, then any Preferred Shares outstanding upon the expiration of such twenty (20) trading day period shall be automatically converted into fully paid and nonassessable shares of Common Stock in accordance with Section 3(c) at the Conversion Rate. The Company shall not issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one Preferred Share by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share.”

(c)	Section 3(e)(i) of the Certificate of Designations is hereby deleted in its entirety and the following shall appear in its place:

(e)(i) [Intentionally omitted.]

The Amendment was adopted by our Board of Directors on December 9, 2005 and approved by our stockholders in accordance with the provisions of RCW 23B.10.030 and 23B.10.040 on March 29, 2006.

Although there is no current intention to do so, our board of directors may, without shareholder approval, and subject to the terms of the certificate of designations of the Preferred Stock Series D and E, issue shares of a class or series of our preferred stock with conversion rights which could adversely affect the voting power of the holders of Common Stock and may have the effect of delaying, deferring or preventing a change in control of the Company.

Transfer Agent and Registrar

The transfer agent and registrar for the Common Stock is Continental Stock Transfer & Trust Company located at 17 Battery Place, New York, New York 10004 and whose telephone number is (212) 509-4000.

SELLING SHAREHOLDERS

The Selling Shareholders listed in the table below may use this prospectus for the resale of shares of Common Stock being registered hereunder, although no Selling Shareholder is obligated to sell any such shares. Of the 161,154,113 shares of Common Stock offered by this prospectus, 123,344,199 shares of Common Stock are outstanding as of the date hereof, 22,719,582 shares of Common Stock are issuable upon the exercise of certain outstanding warrants, 15,090,332 shares are issuable upon conversion of certain outstanding convertible preferred securities. The Selling Shareholders who hold such warrants and debentures are not required to exercise or convert, as applicable, such securities. None of the Selling Shareholders is our affiliate, except as otherwise noted below.

The following table sets forth certain information regarding the Selling Shareholders and the shares of Common Stock beneficially owned by the Selling Shareholders. All information contained in the table is correct as of May 19, 2006. We are not able to estimate the number of shares that will be held by the Selling Shareholders after the completion of this offering because the Selling Shareholders may offer all or some of the shares and because there are currently no agreements, arrangements or understandings with respect to the sale of any shares offered hereby, except as otherwise noted below. The following table assumes that all of the shares being registered hereby will be sold.

Selling Shareholders	Shares of Common Stock Beneficially Owned Prior to the Offering[1]	Number of Shares Being Offered[2]	Shares Beneficially Owned After Completion of the Offering1234567
			Number	Percent
3CD Consulting[8]	3,000,000	1,500,000	1,500,000	1.00
Ackrich & Associates[9]	99,999	99,999	0	0
Allen, Neal M.[10]	300,251	183,063	117,188	*
Arena, Michele[11]	60,890	36,972	23,918	*
Arena, Paul[12]	5,096,388	4,258,929	837,459	*
Banner, Helen & Sidney[13]	132,876	1,806	131,070	*
Banner, Robert[14]	101,762	61,899	39,863	*
Beckoff Trust-Judd L.[15]	66,438	6,646	59,792	*
Beckoff, Robert[16]	76,322	43,266	33,056	*
Bender, Doug[17]	830,475	830,475	0	0
Borg, Lisa[18]	33,219	33,219	0	0
Braswell Enterprises, LP19	2,486,500	2,107,803	378,697	*
Braswell, Al20	915,819	485,238	457,581	*
Braswell, Allen C.[21]	60,362	36,444	23,918	*
Breitmo Partners, LLC[22]	101,714	61,851	39,863	*
Brenner, Kieth[23]	50,407	30,476	19,931	0
Bridges & Pipes, LLC[24]	976,570	91,655	884,915	*
Brier, Robert[25]	40,195	24,250	15,945	*
Cavallo, Greg, Pershing C/F, IRA[26]	132,876	13,287	119,589	*
CEOCast[27]	1,000,000	1,000,000	0	0
Cityfed Financial Corp.[28]	438,162	198,985	239,177	*

Clare Family Trust[29]	39,863	39,863	0	0
Colourtime Printing & Digital[30]	50,407	30,476	19,931	*
Cornell Capital[31]	107,150,000	107,150,000	0	0
Crestview Capital Master[32]	2,000,000	906,250	1,093,750	*
Crestview Capital Master, LLC[32]	782,387	782,387	0	0
CRT Capital[33]	25,000	25,000	0	0
Duncan Capital[34]	49,829	49,829	0	0
Ehrlich, James[35]	602,152	173,633	428,519	*
Ehrlich Pension Plan[36]	40,705	40,705	0	0
Equitas America, LLC[37]	7,807	7,807	0	0
Falkner, R. Jerry[38]	36,042	36,042	0	0
FNB - BFS US Special Ops Trust[39]	3,753,135	2,581,260	1,171,875	*
FNB - Renaissance Cap Growth & Inc. III[40]	3,753,135	2,581,260	1,171,875	*
FNB - Renaissance US Growth Inv Trust[41]	3,753,135	2,581,260	1,171,875	*
Friendly Capital, LLC[42]	11,812	11,812	0	0
Fultz, James[43]	200,000	200,000	0	0
Giannini, Robert[44]	6,417	6,417	0	0
Gilman, Dennis[45]	103,250	63,387	39,863	*
Glazov, Jordan[46]	200,000	200,000	0	0
Grand Garage Stillwater[47]	132,876	13,287	119,589	*
GSSF Master Fund, [48]	3,487,935	2,341,060	1,146,875	*
Hogan, Peter[49]	50,000	50,000	0	0
I.H. Hammerman, TEE Amy Sue[50]	209,105	209,105	0	0
I.H. Hammerman Revocable Trust[51]	209,105	146,325	62,780	*
I.H. Hammerman TTEE U/D/T S.L.[52]	209,105	146,325	62,780	*
I.H. Hammerman TTEE U/D/T Sandye[53]	209,105	146,325	62,780	*
I.H. Hammerman/Mark Hammerman[54]	209,105	146,325	62,780	*
Jotic, Artur[55]	103,250	105,620	-2,370	*
Jotic, Jenny[56]	62,176	40,705	21,471	*
Jove Corporation[57]	130,634	78,812	51,822	*
Kamsky Associates[58]	103,283	63,420	39,863	*
Karetsky, Dr. Monroe & Patricia[59]	336,707	209,146	127,561	0
Katzenberg, Marc & Susan[60]	100,488	60,625	39,863	*
KBK Ventures[61]	3,000,000	1,500,000	1,500,000	1.0
Kenny Securities[63]	200,000	200,000	0	0
Klebanoff, Michael[64]	672,130	439,898	232,232	*
Knightsbridge Capital[65]	538,756	160,058	378,698	*
Kossar, B.R. Grantor Ann.Trust I&II65,66	2,485,422	2,485,422	0	0
Kossar, Bernard[67]	55,365	55,365	0	0
Kossar, Carol[68]	441,819	266,423	175,396	*
Kossar, Stephanie-Stewart Fund I69	276,788	228,953	47,835	*
Kossar, Valerie Fund I70	276,788	228,953	47,835	*
LaCasse, Kevin[71]	80,391	48,501	31,890	*

Lehman, Joseph[72]	337,321	209,760	127,561	*
Lippert & Heilshorn[73]	141,219	141,219	0	0
Lumpkin, Jerry[74]	665,758	665,758	0	0
Lumpkin, Jerry & Katherine[75]	132,876	13,287	119,589	*
Martin David[76]	132,876	13,287	119,589	*
Materka, Stanley[77]	132,876	13,287	119,589	*
Mathias, Joseph[78]	398,628	119,589	279,039	*
McGraw, Gregory[79]	200,000	200,000	0	0
MDR Market Research[80]	99,999	99,999	0	0
Mena Investments[81]	62,500	62,500	0	0
Midsouth Investor Fund[82]	1,914,590	1,148,965	765,625	*
Midsouth Ventures, Inc.[83]	62,500	62,500	0	0
Miller, Sanford[84]	591,831	368,599	223,232	0
Perez, Sheryl[85]	110,077	54,921	35,156	*
Phipps, Hubert[86]	5,133,059	3,274,011	1,859,048	1.24
Pitbull Partners[87]	633,048	361,981	271,067	*
Purcell, E.W.[88]	166,530	126,667	293,197	*
Ransen, Irving[89]	337,033	209,472	127,561	*
Ranzini, Angela[90]	221,951	221,951	0	0
Ranzini, Stephen[91]	16,112	16,112	0	0
Rapp, Jr. Phillip, Pershing C/F, IRA[92]	675,565	424,765	250,800	*
Rapp, Jr., Phillip[93]	370,313	370,313	0	0
Rapp, Phillip, IRA Pershing LLC[94]	137,627	113,709	23,918	*
Richardson Patel[95]	950,000	950,000	0	0
Reddy, KP96	30,000	30,000	0	0
RKP Steering Group[97]	175,000	175,000	0	0
Robustelli, Elaine[98]	337,227	209,666	127,561	*
Rotech, LLC[99]	102,515	62,652	39,863	*
Sampson, Steve & Krista100	132,876	13,288	119,588	*
Sandhurst Capital 101	100,000	100,000	0	0
Saraceno, Salvatore102	6,416	6,416	0	0
Schessel, LLC103	337,177	209,616	127,561	*
Sher, Abe104	200,000	200,000	0	0
Silverman, Leon105	168,371	104,591	63,780	*
Sobel, Seymour106	1,010,784	628,101	382,683	*
Spielman, Carol107	147,667	91,859	55,808	*
Spira, Harvey108	66,438	6,643	59,795	*
Springer, Kenneth109	251,298	155,627	95,671	*
Stern, Randy110	40,625	40,625	0	0
Troon & Co.111	2,000,000	2,000,000	0	0
University Bank112	350,000	350,000	0	0
Vaz-Nayak, Hubert113	13,120	13,120	0	0
Vestal Venture Capital114	6,153,755	3,508,664	2,645,091	1.77
Walshe, Terence, R.W. Baird FBO115	122,430	98,512	23,918	*
West Hampton Energy Partners I116	5,096,360	5,096,360	0	0

Zizzamia, Mark117	6,417	6,417	0	0
Collins, Timothy118	21,000	21,000	0	0
Dohrman, David119	168,000	168,000	0	0
Hamilton, Gary120	105,000	105,000	0	0
Klages, William121	105,000	105,000	0	0
Olson, David N. 122	126,000	126,000	0	0
Swift, Brian & Suzanne, TTEES123	315,000	315,000	0	0

*	Less than 1% of the issued and outstanding shares of Common Stock as of May 19, 2006.
[1]	For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 pursuant to which a Selling Shareholder is deemed to have beneficial ownership of any shares of Common Stock that such shareholder has the right to acquire within 60 days of May 19, 2006.
[2]	As indicated in the footnotes below, certain of the shares offered by this prospectus are shares underlying warrants we issued upon closing of the August 2004 Private Placement. Such warrants may be exercised with respect to all or any portion of the underlying shares of Common Stock at any time until August 11, 2007, at an exercise price of $0.20 per share (subject to customary adjustments in accordance with the terms thereof).
[3]	As indicated in the footnotes below, certain of the shares offered by this prospectus are shares underlying warrants we issued upon closing of the July 2005 Private Placement. Such warrants may be exercised with respect to all or any portion of the underlying shares of Common Stock at any time until July 11, 2008, at an exercise price of $0.20 per share (subject to customary adjustments in accordance with the terms thereof).
[4]	As indicated in the footnotes below, certain of the shares of Common Stock offered by this prospectus are shares of Common Stock underlying shares of Preferred Stock Series D and Preferred Stock Series E outstanding as of the date hereof which we issued upon closing of the August 2004 and July 2005 Private Placements respectively. Such shares of Preferred Stock Series D and Preferred Stock Series E may be converted by the holder thereof at any time at a conversion price of $0.20 per share (subject to customary adjustments in accordance with the terms of the Certificate of Designations of the Preferred Stock Series D and Preferred Stock Series E).
[5]	As indicated in the footnotes below, certain of the shares offered by this prospectus are shares underlying warrants and shares of Preferred Stock Series D and Preferred Stock Series E. Such warrants may be exercised with respect to all or any portion of the underlying shares of Common Stock at any time until August 11, 2007 and July 11, 2008 respectively, at an exercise price of $0.20 per share (subject to customary adjustments in accordance with the terms thereof).
[6]	Based upon 149,626,482 shares of Common Stock outstanding as of May 19, 2006. For the purposes of computing the percentage of outstanding shares of Common Stock held by each Selling Shareholder named above, any shares which such shareholder has the right to acquire within 60 days of May 19, 2006, are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other Selling Shareholder.

[7]	Assumes that all shares of Common Stock being offered and registered hereunder are sold, although the Selling Shareholders are not obligated to sell any such shares.
[8]	Represents 3,000,000 shares issued to the Selling Shareholder as compensation for service as described in a consulting agreement with us dated February 22, 2006. The Selling Shareholder is entitled to 50% registration rights or 1,500,000 shares. David Briant, as manager of the Selling Shareholder, exercises on behalf of the Selling Shareholder voting and dispositive power with respect to the shares of Common Stock registered hereby for the account of the Selling Shareholder.
[9]	Represents 99,999 shares of Common Stock issuable upon exercise of a warrant exercisable until March 15, 2008, at an exercise price of $1.00 per share (subject to customary adjustments in accordance with the terms thereof). The warrant was issued as compensation for services rendered to us by the Selling Shareholder in connection with a consulting agreement with us dated December 28, 2004 Lee Ackrich, as President of the Selling Shareholder, exercises on behalf of the Selling Shareholder voting and dispositive power with respect to the shares of Common Stock registered hereby for the account of the Selling Shareholder.
[10]	Includes (i) 132,812 shares of Common Stock issuable upon conversion of 50 shares of Preferred Stock Series D issued to the Selling Shareholder upon closing of the August 2004 Private Placement; (ii) 19,001 shares of Common Stock issuable in lieu of interest due from us for the period of April 1 through December 31, 2005, and (iii) 31,250 shares of Common Stock issuable upon exercise of a warrant issued to the Selling Shareholder upon closing of the August 2004 Private Placement. Excludes 117,188 shares of Common Stock issuable upon conversion of 50 shares of Preferred Stock Series D issued to the Selling Shareholder upon closing of the August 2004 Private Placement previously registered in a Registration Statement filed with the SEC on September 24, 2004.
[11]	The Selling Shareholder is the wife of our Chief Executive Officer, Secretary and Chairman of the Board. Includes 36,972 shares of Common Stock previously issued in June 2004 in connection with our preferred shares that were converted. Excludes 23,918 shares of Common Stock previously registered in a Registration Statement filed with the SEC on September 24, 2004.
[12]	The Selling Shareholder is our Chief Executive Officer, President, Secretary and Chairman of the Board. Includes 2,971,837 shares of Common Stock previously issued in June 2004 in connection with our preferred shares that were converted, issued in connection with the merger on February 27, 2004 or issued in connection with the exercise of previously held warrants. Includes 69,062 shares of Common Stock issuable upon exercise of warrants exercisable until May 6, 2008 and November 30, 2008 respectively, at exercise prices between $0.20 and $0.40 per share. Also includes 1,218,030 shares of Common Stock issuable upon exercise of warrants exercisable until June 1, 2007, at exercise of $0.450 per share. Excludes (i) 167,424 shares of Common Stock previously registered in a Registration Statement filed with the SEC on September 24, 2004, (ii) 275,000 shares of Common Stock issuable upon the exercise of options exercisable for three years at an exercise price of $0.10 and (iii) 311,233 shares of Common Stock issuable upon the exercise of warrants exercisable for three years at an exercise price of $0.10.
[13]	Includes 903 shares of Common Stock issuable upon exercise of a warrant exercisable until February 27, 2007, at an exercise price of $0.9031 per share. Includes 903 shares of Common Stock previously issued in June 2004 in connection with our preferred shares that were converted. Excludes 38,056 shares of Common Stock previously registered in a Registration Statement filed with the SEC on September 24, 2004.
[14]	Represents shares 61,899 of Common Stock previously issued in June 2004 in connection with our preferred shares that were converted. Excludes 39,863 shares of Common Stock previously registered in a Registration Statement filed with the SEC on September 24, 2004.

[15]	Includes 3,323 shares of Common Stock issuable upon exercise of a warrant exercisable until February 27, 2007, at an exercise price of $0.9031 per share. Includes 3,324 shares of Common Stock previously issued in June 2004 in connection with our preferred shares that were converted. Excludes 19,931 shares of Common Stock previously registered in a Registration Statement filed with the SEC on September 24, 2004.
[16]	Includes 43,266 shares of Common Stock previously issued in June 2004 in connection with preferred shares that were converted. Excludes 79,726 shares of Common Stock previously registered in a Registration Statement filed with the SEC on September 24, 2004.
[17]	Includes 830,475 shares of Common Stock issuable upon exercise of warrant exercisables until November 1, 2007 and June 24, 2008 respectively, at an exercise price of $0.4515 per share.
[18]	Includes 33,219 shares of Common Stock issuable upon exercise of warrant exercisables until November 1, 2007 and June 24, 2008 respectively, at an exercise price of $0.4515 per share.
[19]	The Selling Shareholder is our Director. Includes 2,107,803 shares of Common Stock previously issued in June 2004 in connection with preferred shares of the Company that were converted, issued in connection with the merger on February 27, 2004 or issued in connection with the exercise of previously held warrants. Includes 357,533 shares of Common Stock issuable upon exercise of warrants exercisable until February 27, 2008 and November 2, 2008 respectively, at exercise prices between $0.35 and $0.9031 per share. Excludes 179,383 shares of Common Stock previously registered in a Registration Statement filed with the SEC on September 24, 2004. Dr. Al Braswell, as President of the Selling Shareholder, exercises on behalf of the Selling Shareholder voting and dispositive power with respect to the shares of Common Stock registered hereby for the account of the Selling Shareholder.
[20]	Audrey L. Braswell, is our director. Includes 332,190 shares of Common Stock previously issued in June 2004 in connection with the exercise of previously held warrants. Includes 153,048 shares of Common Stock issuable upon exercise of warrants exercisable until March 23, 2008 and September 12, 2008 respectively, at exercise prices between $0.01 and $0.75 per share. Excludes 207,581 shares of Common Stock issuable upon the exercise of warrants exercisable for three years at an exercise price of $0.10 and 250,000 shares of Common Stock issuable upon the exercise of options exercisable for three years at an exercise price of $0.10.
[21]	Represents shares 36,444 of Common Stock previously issued in June 2004 in connection with our preferred shares that were converted. Excludes 23,918 shares of Common Stock previously registered in a Registration Statement filed with the SEC on September 24, 2004.
[22]	Represents shares 61,851 of Common Stock previously issued in June 2004 in connection with our preferred shares that were converted. Excludes 39,863 shares of Common Stock previously registered in a Registration Statement filed with the SEC on September 24, 2004.
[23]	Represents shares 30,476 of Common Stock previously issued in June 2004 in connection with our preferred shares that were converted. Excludes 19,931 shares of Common Stock previously registered in a Registration Statement filed with the SEC on September 24, 2004.
[24]	Includes 45,828 shares of Common Stock issuable upon exercise of a warrant exercisable until February 27, 2007, at an exercise price of $0.9031 per share. Includes 45,827 shares of Common Stock previously issued in June 2004 in connection with our preferred shares that were converted. Excludes 298,971 shares of Common Stock previously registered in a Registration Statement filed with the SEC on September 24, 2004.

[25]	Represents shares 24,250 of Common Stock previously issued in June 2004 in connection with our preferred shares that were converted. Excludes 15,945 shares of Common Stock previously registered in a Registration Statement filed with the SEC on September 24, 2004.
[26]	Includes 6,643 shares of Common Stock issuable upon exercise of a warrant exercisable until February 27, 2007, at an exercise price of $0.9031 per share. Includes 6,644 shares of Common Stock previously issued in June 2004 in connection with our preferred shares that were converted. Excludes 39,863 shares of Common Stock previously registered in a Registration Statement filed with the SEC on September 24, 2004.
[27]	Represents 1,000,000 shares issuable to the Selling Shareholder as compensation for service as described in a consulting agreement with us dated April 11, 2006. The Selling Shareholder is entitled to registration rights. Michael Wachs, as President of the Selling Shareholder, exercises on behalf of the Selling Shareholder voting and dispositive power with respect to the shares of Common Stock registered hereby for the account of the Selling Shareholder.
[28]	Includes 172,410 shares of Common Stock previously issued in June 2004 in connection with our preferred shares that were converted, issued in connection with the merger on February 27, 2004 or issued in connection with the exercise of previously held warrants. Includes 26,575 shares of Common Stock issuable upon exercise of warrants exercisable until February 27, 2008, at an exercise price between of $0.9031 per share. Excludes 159,451 shares of Common Stock previously registered in a Registration Statement filed with the SEC on September 24, 2004. Rick Atherton, as President of the Selling Shareholder, exercises on behalf of the Selling Shareholder voting and dispositive power with respect to the shares of Common Stock registered hereby for the account of the Selling Shareholder. Excludes 159,451 shares of Common Stock previously registered in a Registration Statement filed with the SEC on September 24, 2004.
[29]	Represents shares 39,863 of Common Stock previously issued in June 2004 in connection with our preferred shares that were converted.
[30]	Represents shares 30,476 of Common Stock previously issued in June 2004 in connection with our preferred shares that were converted. Excludes 19,931 shares of Common Stock previously registered in a Registration Statement filed with the SEC on September 24, 2004.
[31]	Represents 100,000,000 shares of Common Stock and 7,150,000 warrants issued to Cornell Capital. In December 2005, we issued to investor Cornell Capital Partners Common Stock totaling 26,987,667 shares of Common Stock to be used as pledge collateral against a Convertible Debenture in the amount of $600,000. The shares were issued without registration under the Securities Act in reliance upon the exemptions from registration set forth in Section 4(2) and Regulation D. We based such reliance upon factual representations to us by the recipients of the warrants regarding their investment interest and sophistication, among other things.

On January 9, 2006, we closed a financing transaction in which we sold 10% secured convertible debentures (the “Cornell Debentures”) to Cornell Capital Partners, LP (“Cornell”) to raise $1,750,000 pursuant to a Securities Purchase Agreement dated thereof. We received $600,000 upon closing, received another $600,000 immediately prior to the date the registration statement was filed pursuant to Investors Registration Rights Agreement dated thereof between the Company and Cornell, provided that our Board of Directors consented and our shareholders approved, to increase our authorized shares of Common Stock to at least two hundred fifty million (250,000,000) and we entered into irrevocable voting agreements, with Cornell as a third party beneficiary of such agreements, with our shareholders who are the beneficial owners of an excess of fifty percent (50%) of our outstanding shares of Common Stock, wherein such shareholders irrevocably voted in favor of increasing our authorized shares of Common Stock to at least two hundred fifty million (250,000,000), and we received $550,000 on May 12, 2006. The Cornell Debentures mature on January 9, 2009 and April 6, 2009. The Cornell Debentures are convertible from time to time into our common stock by Cornell at the price per share equal to the lesser of (1) ninety percent (95%) of the lowest volume weighted average price of our common stock, as quoted by Bloomberg, LP, for the thirty (30) trading days immediately preceding the conversion date or (2) $0.10. In the event that the volume weighted average price of our common stock, as quoted by Bloomberg, LP, is below Four Cents ($0.04) for ten (10) consecutive Trading Days, Cornell shall not, unless waived by us, convert more than Two Hundred Thousand Dollars ($200,000) of principal and interest due and outstanding under the Cornell Debentures into shares of our common stock in any thirty (30) calendar day period. Additionally, Cornell may not convert the Debentures or exercise the Warrant (as defined below) if such conversion or exercise would result in Cornell, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1933 and the rules promulgated thereunder) in excess of 4.9% of the then issued and outstanding shares of our common stock. We have an option to redeem a portion or all of the outstanding principal under the convertible Debentures, provided that the price of our common stock is trading below the Fixed Conversion Price, of the redemption price of one hundred twenty percent (120%) of the amount redeemed plus accrued interest.

We and our subsidiaries granted Cornell a security interest in certain of our assets pursuant to a Security Agreement dated January 9, 2006 between us and Cornell and a Debenture dated January 9, 2006 between i2 Telecom International Limited and Cornell. We entered into a Pledge and Escrow Agreement with Cornell, dated January 9, 2006 (the “Pledge Agreement”) whereby we agreed to pledge 100,000,000 shares of our common stock until such time all obligations under the Cornell Debentures have been satisfied. Pursuant to the Pledge Agreement, we delivered to the escrow agent stock certificates representing 26,887,667 shares of our common stock with the remaining 73,112,333 shares of common stock to be delivered at such time as the authorized shares of our common stock is increased to at least two hundred fifty million (250,000,000) shares. Additionally, certain of our shareholders pledged and delivered to the escrow agent stock certificates representing a total of 8,269,751 shares of common stock (the “Stockholder Pledge Shares”) pursuant to Pledge Agreements entered into by and among the shareholders, us and Cornell dated January 9, 2006 (the “Shareholder Pledge Agreements”). The Stockholder Pledge Shares were returned to the shareholders when the Company completed delivery of our Pledge Shares to the escrow agent. We paid Yorkville Advisors, LLC a structuring fee of $15,000 and shall pay a commitment fee equal to 10% of the total purchase price of the Debentures of which $60,000 was paid on January 9, 2006 upon the funding of $600,000 of the Debentures. On April 6, 2006, Cornell funded another $600,000 of the Debentures. On May 12, 2006, Cornell funded the final $550,000 of the Debentures. Cornell also received a three-year warrant to purchase 7,150,000 shares of common stock at an exercise price of $0.07 per share (the “Warrant”). The shares underlying the Warrant and the Cornell Debentures are being registered on this registration statement.

[32]	Represents (i) 906,250 shares of Common Stock issuable upon conversion of 400 shares of Preferred Stock Series D issued to the Selling Shareholder upon closing of the August 2004 Private Placement; (ii) 625,000 shares of Common Stock issuable upon exercise of a warrant issued to the Selling Shareholder upon closing of the August 2004 Private Placement; and (ii) 157,387 shares of Common Stock issuable in lieu of interest due from the Company for the period of April 1 through December 31, 2005. Stewart Flink, Robert Hoyt and Daniel Warsh exercise on behalf of the Selling Shareholder voting and dispositive power with respect to the shares of Common Stock registered hereby for the account of the Selling Shareholder. The Selling Shareholder is an affiliate of a registered broker-dealer. The Seller Shareholder has certified to the Company that the Selling Shareholder received the securities convertible or exercisable into the shares of Common Stock registered hereby in the ordinary course of business and at the time of such receipt had no agreements or understandings with any person to distribute such shares of Common Stock. Excludes 1,968,750 shares of Common Stock previously registered in a Registration Statement filed with the SEC on September 24, 2004.

[33]	Represents 25,000 shares of Common Stock issuable upon exercise of a warrant exercisable until August 12, 2008, at an exercise price of $0.20 per share (subject to customary adjustments in accordance with the terms thereof). The stock and warrant were issued as compensation for services rendered to us by the Selling Shareholder.
[34]	Represents 49,829 shares of Common Stock issuable upon exercise of a warrant exercisable until February 23, 2007, at an exercise price of $0.68 per share (subject to customary adjustments in accordance with the terms thereof). The warrant was issued as compensation for services rendered to us by the Selling Shareholder. David Fuchs exercises on behalf of the Selling Shareholder voting and dispositive power with respect to the shares of Common Stock registered hereby for the account of the Selling Shareholder. The Selling Shareholder is an affiliate of a registered broker-dealer. The Selling Shareholder has certified to us that the Selling Shareholder received the securities convertible or exercisable into the shares of Common Stock registered hereby in the ordinary course of business and at the time of such receipt had no agreements or understandings with any person to distribute such shares of Common Stock.
[35]	Includes 93,907 shares of Common Stock previously issued in June 2004 in connection with our preferred shares that were converted, issued in connection with the merger on February 27, 2004 or issued in connection with the exercise of previously held warrants. Includes 79,726 shares of Common Stock issuable upon exercise of warrants exercisable until February 27, 2008, at exercise price of $0.9031 per share. Excludes 189,343 shares of Common Stock previously registered in a Registration Statement filed with the SEC on September 24, 2004.
[36]	Represents shares 40,705 of Common Stock previously issued in June 2004 in connection with our preferred shares that were converted. Dr. James Ehrlich, as beneficial owner of the Selling Shareholder, exercises on behalf of the Selling Shareholder voting and dispositive power with respect to the shares of Common Stock registered hereby for the account of the Selling Shareholder.
[37]	Represents 7,807 shares of Common Stock issuable upon exercise of a warrant exercisable until April 1, 2007, at an exercise price of $0.0015 per share (subject to customary adjustments in accordance with the terms thereof). The warrant was issued as compensation for services rendered to us by the Selling Shareholder. Stephen Ranzini exercises on behalf of the Selling Shareholder voting and dispositive power with respect to the shares of Common Stock registered hereby for the account of the Selling Shareholder. The Selling Shareholder is an affiliate of a registered broker-dealer. The Selling Shareholder has certified to us that the Selling Shareholder received the securities convertible or exercisable into the shares of Common Stock registered hereby in the ordinary course of business and at the time of such receipt had no agreements or understandings with any person to distribute such shares of Common Stock.
[38]	Represents 36,042 shares of Common Stock issuable upon exercise of a warrant exercisable until June 28, 2008 and November 30, 2008, at an exercise price of between $0.20 to $0.40 per share (subject to customary adjustments in accordance with the terms thereof). The warrant was issued as compensation for services rendered to us by the Selling Shareholder.
[39]	Represents (i) 2,190,635 shares of Common Stock issuable upon conversion of 625 shares of Preferred Stock Series D issued to the Selling Shareholder upon closing of the August 2004 Private Placement; (ii) 390,625 shares of Common Stock issuable upon exercise of a warrant issued to the Selling Shareholder upon closing of the August 2004 Private Placement; and (ii) 237,510 shares of Common Stock issuable in lieu of interest due from us for the period of April 1 through December 31, 2005. Russell Cleveland and Bob Pearson exercise on behalf of the Selling Shareholder voting and dispositive power with respect to the shares of Common Stock registered hereby for the account of the Selling Shareholder. The Selling Shareholder is an affiliate of a registered broker-dealer. The Seller Shareholder has certified to us that the Selling Shareholder received the securities convertible or exercisable into the shares of Common Stock registered hereby in the ordinary course of business and at the time of such receipt had no agreements or understandings with any person to distribute such shares of Common Stock. Excludes 1,171,875 shares of Common Stock previously registered in a Registration Statement filed with the SEC on September 24, 2004.

[40]	Represents (i) 2,190,635 shares of Common Stock issuable upon conversion of 625 shares of Preferred Stock Series D issued to the Selling Shareholder upon closing of the August 2004 Private Placement; (ii) 390,625 shares of Common Stock issuable upon exercise of a warrant issued to the Selling Shareholder upon closing of the August 2004 Private Placement; and (ii) 237,510 shares of Common Stock issuable in lieu of interest due from the Company for the period of April 1 through December 31, 2005. Russell Cleveland and Bob Pearson exercise on behalf of the Selling Shareholder voting and dispositive power with respect to the shares of Common Stock registered hereby for the account of the Selling Shareholder. The Selling Shareholder is an affiliate of a registered broker-dealer. The Seller Shareholder has certified to us that the Selling Shareholder received the securities convertible or exercisable into the shares of Common Stock registered hereby in the ordinary course of business and at the time of such receipt had no agreements or understandings with any person to distribute such shares of Common Stock. Excludes 1,171,875 shares of Common Stock previously registered in a Registration Statement filed with the SEC on September 24, 2004.
[41]	Represents (i) 2,190,635 shares of Common Stock issuable upon conversion of 625 shares of Preferred Stock Series D issued to the Selling Shareholder upon closing of the August 2004 Private Placement; (ii) 390,625 shares of Common Stock issuable upon exercise of a warrant issued to the Selling Shareholder upon closing of the August 2004 Private Placement; and (ii) 237,510 shares of Common Stock issuable in lieu of interest due from the Company for the period of April 1 through December 31, 2005. Russell Cleveland and Bob Pearson exercise on behalf of the Selling Shareholder voting and dispositive power with respect to the shares of Common Stock registered hereby for the account of the Selling Shareholder. The Selling Shareholder is an affiliate of a registered broker-dealer. The Seller Shareholder has certified to us that the Selling Shareholder received the securities convertible or exercisable into the shares of Common Stock registered hereby in the ordinary course of business and at the time of such receipt had no agreements or understandings with any person to distribute such shares of Common Stock. Excludes 1,171,875 shares of Common Stock previously registered in a Registration Statement filed with the SEC on September 24, 2004.
[42]	Represents 11,812 shares of Common Stock issuable upon exercise of a warrant exercisable until August 10, 2007, at an exercise price of $0.20 per share (subject to customary adjustments in accordance with the terms thereof). The warrant was issued as compensation for services rendered to us by the Selling Shareholder.
[43]	Includes 200,000 shares of Common Stock issuable in connection with Mr. Fultz’s employment settlement with us.
[44]	Represents 6,417 shares of Common Stock issuable upon exercise of a warrant exercisable until August 10, 2007, at an exercise price of $0.20 per share (subject to customary adjustments in accordance with the terms thereof). The warrant was issued as compensation for services rendered to us by the Selling Shareholder.

[45]	Represents shares 63.387 of Common Stock previously issued in June 2004 in connection with our preferred shares that were converted. Excludes 39,863 shares of Common Stock previously registered in a Registration Statement filed with the SEC on September 24, 2004.
[46]	Includes 200,000 shares of Common Stock issuable upon exercise of a warrant exercisable until between September 7, 2008 and February 1, 2009 respectively, at an exercise prices between $.10 and $0.20 per share.
[47]	Includes 6,643 shares of Common Stock issuable upon exercise of a warrant exercisable until February 27, 2007, at an exercise price of $0.9031 per share. Includes 6,644 shares of Common Stock previously issued in June 2004 in connection with our preferred shares that were converted. Excludes 39,863 shares of Common Stock previously registered in a Registration Statement filed with the SEC on September 24, 2004.
[48]	Represents (i) 1,728,125 shares of Common Stock issuable upon conversion of 625 shares of Preferred Stock Series D issued to the Selling Shareholder upon closing of the August 2004 Private Placement; (ii) 390,625 shares of Common Stock issuable upon exercise of a warrant issued to the Selling Shareholder upon closing of the August 2004 Private Placement; and (ii) 222,310 shares of Common Stock issuable in lieu of interest due from the Company for the period of April 1 through December 31, 2005. Russell Cleveland and Bob Pearson exercise on behalf of the Selling Shareholder voting and dispositive power with respect to the shares of Common Stock registered hereby for the account of the Selling Shareholder. The Selling Shareholder is an affiliate of a registered broker-dealer. The Seller Shareholder has certified to us that the Selling Shareholder received the securities convertible or exercisable into the shares of Common Stock registered hereby in the ordinary course of business and at the time of such receipt had no agreements or understandings with any person to distribute such shares of Common Stock. Excludes 1,146,875 shares of Common Stock previously registered in a Registration Statement filed with the SEC on September 24, 2004.
[49]	Represents 25,000 shares of Common Stock and 25,000 shares of Common Stock issuable upon exercise of a warrant exercisable until January 30, 2009, at an exercise price of $0.07 per share (subject to customary adjustments in accordance with the terms thereof). The stock and warrant were issued as compensation for services rendered to us by the Selling Shareholder.
[50]	Represents shares 209,105 of Common Stock previously issued in June 2004 in connection with our preferred shares that were converted.
[51]	Represents shares 146,325 of Common Stock previously issued in June 2004 in connection with our preferred shares that were converted. Excludes 63,780 shares of Common Stock previously registered in a Registration Statement filed with the SEC on September 24, 2004.
[52]	Represents shares 146,325 of Common Stock previously issued in June 2004 in connection with our preferred shares that were converted. Excludes 63,780 shares of Common Stock previously registered in a Registration Statement filed with the SEC on September 24, 2004.
[53]	Represents shares 146,325 of Common Stock previously issued in June 2004 in connection with our preferred shares that were converted. Excludes 63,780 shares of Common Stock previously registered in a Registration Statement filed with the SEC on September 24, 2004.
[54]	Represents shares 146,325 of Common Stock previously issued in June 2004 in connection with our preferred shares that were converted. Excludes 63,780 shares of Common Stock previously registered in a Registration Statement filed with the SEC on September 24, 2004.

[55]	Represents shares 105,620 of Common Stock previously issued in June 2004 in connection with our preferred shares that were converted. Excludes 39,863 shares of Common Stock previously registered in a Registration Statement filed with the SEC on September 24, 2004.
[56]	Represents shares 40,705 of Common Stock previously issued in June 2004 in connection with our preferred shares that were converted. Excludes 23,918 shares of Common Stock previously registered in a Registration Statement filed with the SEC on September 24, 2004.
[57]	Represents shares 78,812 of Common Stock previously issued in June 2004 in connection with our preferred shares that were converted. Excludes 51,822 shares of Common Stock previously registered in a Registration Statement filed with the SEC on September 24, 2004.
[58]	Represents shares 63,420 of Common Stock previously issued in June 2004 in connection with our preferred shares that were converted. Excludes 39,863 shares of Common Stock previously registered in a Registration Statement filed with the SEC on September 24, 2004.
[59]	Represents shares 209,146 of Common Stock previously issued in June 2004 in connection with our preferred shares that were converted. Excludes 127,561 shares of Common Stock previously registered in a Registration Statement filed with the SEC on September 24, 2004.
[60]	Represents shares 60,625 of Common Stock previously issued in June 2004 in connection with our preferred shares that were converted. Excludes 39,863 shares of Common Stock previously registered in a Registration Statement filed with the SEC on September 24, 2004.
[61]	Represents 3,000,000 shares issued to the Selling Shareholder as compensation for service as described in a consulting agreement with us dated February 22, 2006. The Selling Shareholder is entitled to 50% registration rights or 1,500,000 shares. David Briant, as manager of the Selling Shareholder, exercises on behalf of the Selling Shareholder voting and dispositive power with respect to the shares of Common Stock registered hereby for the account of the Selling Shareholder.
[62]	Represents 200,000 shares of Common Stock issuable as compensation for services rendered to us by the Selling Shareholder. Richard Kohne exercises on behalf of the Selling Shareholder voting and dispositive power with respect to the shares of Common Stock registered hereby for the account of the Selling Shareholder. The Selling Shareholder is a registered broker-dealer. The Selling Shareholder has certified to us that the Selling Shareholder received the securities convertible or exercisable into the shares of Common Stock registered hereby in the ordinary course of business and at the time of such receipt had no agreements or understandings with any person to distribute such shares of Common Stock.
[63]	Represents shares 439,898 of Common Stock previously issued in June 2004 in connection with our preferred shares that were converted. Excludes 232,232 shares of Common Stock previously registered in a Registration Statement filed with the SEC on September 24, 2004.

[64]	Includes 130,062 shares of Common Stock previously issued in June 2004 in connection with our preferred shares that were converted, issued in connection with the merger on February 27, 2004 or issued in connection with the exercise of previously held warrants. Includes 29,996 shares of Common Stock issuable upon exercise of warrants exercisable until February 27, 2008, at exercise price of $0.9031 per share. Excludes 179,384 shares of Common Stock previously registered in a Registration Statement filed with the SEC on September 24, 2004.
[65]	Includes 1,242,711 shares of Common Stock previously issued in June 2004 in connection with our preferred shares that were converted, issued in connection with the merger on February 27, 2004 or issued in connection with the exercise of previously held warrants. Excludes 183,369 shares of Common Stock previously registered in a Registration Statement filed with the SEC on September 24, 2004. Bernard R. Kossar exercises on behalf of the Selling Shareholder voting and dispositive power with respect to the shares of Common Stock registered hereby for the account of the Selling Shareholder.
[66]	Includes 1,242,711 shares of Common Stock previously issued in June 2004 in connection with our preferred shares that were converted, issued in connection with the merger on February 27, 2004 or issued in connection with the exercise of previously held warrants. Excludes 183,369 shares of Common Stock previously registered in a Registration Statement filed with the SEC on September 24, 2004. Bernard R. Kossar exercises on behalf of the Selling Shareholder voting and dispositive power with respect to the shares of Common Stock registered hereby for the account of the Selling Shareholder.
[67]	Includes 55,365 shares of Common Stock issuable upon exercise of a warrant exercisable until March 23, 2008, at an exercise price of $0.20 per share.
[68]	Includes 266,423 shares of Common Stock previously issued in June 2004 in connection with our preferred shares that were converted, issued in connection with the merger on February 27, 2004 or issued in connection with the exercise of previously held warrants. Excludes 175,296 shares of Common Stock previously registered in a Registration Statement filed with the SEC on September 24, 2004.
[69]	Includes 228,953 shares of Common Stock previously issued in June 2004 in connection with our preferred shares that were converted, issued in connection with the merger on February 27, 2004 or issued in connection with the exercise of previously held warrants. Excludes 47,835 shares of Common Stock previously registered in a Registration Statement filed with the SEC on September 24, 2004.
[70]	Includes 228,953 shares of Common Stock previously issued in June 2004 in connection with our preferred shares that were converted, issued in connection with the merger on February 27, 2004 or issued in connection with the exercise of previously held warrants. Excludes 47,835 shares of Common Stock previously registered in a Registration Statement filed with the SEC on September 24, 2004.
[71]	Represents shares 48,501 of Common Stock previously issued in June 2004 in connection with our preferred shares that were converted. Excludes 31,890 shares of Common Stock previously registered in a Registration Statement filed with the SEC on September 24, 2004.
[72]	Represents shares 209,760 of Common Stock previously issued in June 2004 in connection with our preferred shares that were converted. Excludes 127,561 shares of Common Stock previously registered in a Registration Statement filed with the SEC on September 24, 2004.
[73]	Represents 141,219 shares of Common Stock issuable upon exercise of a warrant exercisable between until August 1, 2006 and June 1, 2008 respectively, at an exercise prices between $0.0015 to $1.00 per share (subject to customary adjustments in accordance with the terms thereof). The warrant was issued as compensation for services rendered to us by the Selling Shareholder.
[74]	Includes 665,758 shares of Common Stock issuable upon exercise of a warrant exercisable until September 25, 2008, at an exercise price of $0.4515 per share (subject to customary adjustments in accordance with the terms thereof). in connection with Mr. Limpkin’s employment settlement with us.
[75]	Includes 6,643 shares of Common Stock issuable upon exercise of a warrant exercisable until February 27, 2007, at an exercise price of $0.9031 per share. Includes 6,644 shares of Common Stock previously issued in June 2004 in connection with our preferred shares that were converted. Excludes 39,863 shares of Common Stock previously registered in a Registration Statement filed with the SEC on September 24, 2004.

[76]	Includes 6,643 shares of Common Stock issuable upon exercise of a warrant exercisable until February 27, 2007, at an exercise price of $0.9031 per share. Includes 6,644 shares of Common Stock previously issued in June 2004 in connection with our preferred shares that were converted. Excludes 39,863 shares of Common Stock previously registered in a Registration Statement filed with the SEC on September 24, 2004.
[77]	Includes 6,643 shares of Common Stock issuable upon exercise of a warrant exercisable until February 27, 2007, at an exercise price of $0.9031 per share. Includes 6,644 shares of Common Stock previously issued in June 2004 in connection with our preferred shares that were converted. Excludes 39,863 shares of Common Stock previously registered in a Registration Statement filed with the SEC on September 24, 2004.
[78]	Includes 59,795 shares of Common Stock issuable upon exercise of a warrant exercisable until February 27, 2007, at an exercise price of $0.9031 per share. Includes 59,794 shares of Common Stock previously issued in June 2004 in connection with our preferred shares that were converted. Excludes 39,863 shares of Common Stock previously registered in a Registration Statement filed with the SEC on September 24, 2004.
[79]	Includes 200,000 shares of Common Stock issuable upon exercise of a warrant exercisable until between September 7, 2008 and February 1, 2009 respectively, at an exercise prices between $.10 and $0.20 per share.
[80]	Represents 99,999 shares of Common Stock issuable upon exercise of a warrant exercisable until March 15, 2008, at an exercise price of $1.00 per share (subject to customary adjustments in accordance with the terms thereof). The warrant was issued as compensation for services rendered to us by the Selling Shareholder in connection with a consulting agreement with the Company dated December 28, 2004. Mal Ransom, as President of the Selling Shareholder, exercises on behalf of the Selling Shareholder voting and dispositive power with respect to the shares of Common Stock registered hereby for the account of the Selling Shareholder.
[81]	Includes 62,500 shares of Common Stock issuable upon exercise of a warrant exercisable until between November 18, 2008, at an exercise price of $0.20 per share.
[82]	Represents (i) 734,375 shares of Common Stock issuable upon conversion of 300 shares of Preferred Stock Series D issued to the Selling Shareholder upon closing of the August 2004 Private Placement; (ii) 272,083 shares of Common Stock issuable upon exercise of a warrant issued to the Selling Shareholder upon closing of the August 2004 Private Placement; and (ii) 142,507 shares of Common Stock issuable in lieu of interest due from the Company for the period of April 1 through December 31, 2005. Lyman Heidtke exercises on behalf of the Selling Shareholder voting and dispositive power with respect to the shares of Common Stock registered hereby for the account of the Selling Shareholder. The Selling Shareholder is an affiliate of a registered broker-dealer. The Seller Shareholder has certified to us that the Selling Shareholder received the securities convertible or exercisable into the shares of Common Stock registered hereby in the ordinary course of business and at the time of such receipt had no agreements or understandings with any person to distribute such shares of Common Stock. Excludes 765,625 shares of Common Stock previously registered in a Registration Statement filed with the SEC on September 24, 2004.

[83]	Includes 62,500 shares of Common Stock issuable upon exercise of a warrant exercisable until August 10, 2007. Lyman Heidtke exercises on behalf of the Selling Shareholder voting and dispositive power with respect to the shares of Common Stock registered hereby for the account of the Selling Shareholder. The Selling Shareholder is an affiliate of a registered broker-dealer. The Seller Shareholder has certified to us that the Selling Shareholder received the securities convertible or exercisable into the shares of Common Stock registered hereby in the ordinary course of business and at the time of such receipt had no agreements or understandings with any person to distribute such shares of Common Stock.
[84]	Represents shares 368,599 of Common Stock previously issued in June 2004 in connection with our preferred shares that were converted. Excludes 223,232 shares of Common Stock previously registered in a Registration Statement filed with the SEC on September 24, 2004.
[85]	Represents (i) 39,844 shares of Common Stock issuable upon conversion of 15 shares of Preferred Stock Series D issued to the Selling Shareholder upon closing of the August 2004 Private Placement; (ii) 9,375 shares of Common Stock issuable upon exercise of a warrant issued to the Selling Shareholder upon closing of the August 2004 Private Placement; and (ii) 5,702 shares of Common Stock issuable in lieu of interest due from us for the period of April 1 through December 31, 2005. Sheryl Perez exercise on behalf of the Selling Shareholder voting and dispositive power with respect to the shares of Common Stock registered hereby for the account of the Selling Shareholder. The Seller Shareholder has certified to us that the Selling Shareholder received the securities convertible or exercisable into the shares of Common Stock registered hereby in the ordinary course of business and at the time of such receipt had no agreements or understandings with any person to distribute such shares of Common Stock. Excludes 35,156 shares of Common Stock previously registered in a Registration Statement filed with the SEC on September 24, 2004. Represents 20,000 shares of Common Stock issuable upon exercise of a warrant exercisable between until March 15, 2008, at an exercise price of $1.00 per share (subject to customary adjustments in accordance with the terms thereof). The warrant was issued as compensation for services rendered to us by the Selling Shareholder.
[86]	Includes 1,943,518 shares of Common Stock previously issued in June 2004 in connection with our preferred shares that were converted, issued in connection with the merger on February 27, 2004 or issued in connection with the exercise of previously held warrants. Includes 630,493 shares of Common Stock issuable upon exercise of warrants exercisable until June 28, 2008 and November 28, 2008 respectively, at exercise prices between $0.20 and $0.40 per share. Excludes 1,297,534 shares of Common Stock previously registered in a Registration Statement filed with the SEC on September 24, 2004 and 308,160 shares of Common Stock issuable upon the exercise of warrants exercisable for three years at an exercise price of $0.10. In April 2006, we had issuable to Mr. Phipps an aggregate of 350,000 shares of Common Stock in lieu of a $35,000 promissory note with interest. The shares are to be issued without registration under the Securities Act in reliance upon the exemptions from registration set forth in Section 4(2) and Regulation D. We based such reliance upon factual representations to us by the recipients of the shares regarding their investment interest and sophistication, among other things.
[87]	Represents shares 361,981 of Common Stock previously issued in June 2004 in connection with our preferred shares that were converted. Excludes 271,067 shares of Common Stock previously registered in a Registration Statement filed with the SEC on September 24, 2004.
[88]	Includes 60,625 shares of Common Stock previously issued in June 2004 in connection with our preferred shares that were converted, issued in connection with the merger on February 27, 2004 or issued in connection with the exercise of previously held warrants. Includes 66,042 shares of Common Stock issuable upon exercise of warrants exercisable until November 30, 2008 and March 23, 2009 respectively, at exercise prices between $0.10 and $0.40 per share. Excludes 39,863 shares of Common Stock previously registered in a Registration Statement filed with the SEC on September 24, 2004.

[89]	Represents shares 209,472 of Common Stock previously issued in June 2004 in connection with our preferred shares that were converted. Excludes 127,561 shares of Common Stock previously registered in a Registration Statement filed with the SEC on September 24, 2004.
[90]	Includes 221,951 shares of Common Stock issuable upon exercise of a warrant exercisable between November 18, 2008 and January 1, 2008, at an exercise prices between $0.20 and $.7526 per share.
[91]	Includes 16,112 shares of Common Stock issuable upon exercise of a warrant exercisable between January 19, 2007 and April 1, 2007, and at an exercise price of $0.0015 per share.
[92]	Represents (i) 311,700 shares of Common Stock issuable upon conversion of 112.5 shares of Preferred Stock Series D issued to the Selling Shareholder upon closing of the August 2004 Private Placement; (ii) 70,313 shares of Common Stock issuable upon exercise of a warrant issued to the Selling Shareholder upon closing of the August 2004 Private Placement; and (ii) 42,752 shares of Common Stock issuable in lieu of interest due from us for the period of April 1 through December 31, 2005. Phillip Rapp, Jr. exercises on behalf of the Selling Shareholder voting and dispositive power with respect to the shares of Common Stock registered hereby for the account of the Selling Shareholder. The Selling Shareholder is an affiliate of a registered broker-dealer. The Seller Shareholder has certified us that the Selling Shareholder received the securities convertible or exercisable into the shares of Common Stock registered hereby in the ordinary course of business and at the time of such receipt had no agreements or understandings with any person to distribute such shares of Common Stock. Excludes 250,800 shares of Common Stock previously registered in a Registration Statement filed with the SEC on September 24, 2004.
[93]	Represents (i) 62,500 shares of Common Stock issuable upon conversion of 12.5 shares of Preferred Stock Series D issued to the Selling Shareholder upon closing of the August 2004 Private Placement; (ii) 307,813 shares of Common Stock issuable upon exercise of a warrant issued to the Selling Shareholder upon closing of the August 2004 Private Placement; and (ii) 4,751 shares of Common Stock issuable in lieu of interest due from the Company for the period of April 1 through December 31, 2005. Phillip Rapp, Jr. exercises on behalf of the Selling Shareholder voting and dispositive power with respect to the shares of Common Stock registered hereby for the account of the Selling Shareholder. The Selling Shareholder is an affiliate of a registered broker-dealer. The Seller Shareholder has certified to the Company that the Selling Shareholder received the securities convertible or exercisable into the shares of Common Stock registered hereby in the ordinary course of business and at the time of such receipt had no agreements or understandings with any person to distribute such shares of Common Stock.
[94]	Includes 66,438 shares of Common Stock issuable upon exercise of a warrant exercisable until February 27, 2007, at an exercise price of $0.9031 per share. Includes 42,520 shares of Common Stock previously issued in June 2004 in connection with our preferred shares that were converted. Excludes 23,918 shares of Common Stock previously registered in a Registration Statement filed with the SEC on September 24, 2004.
[95]	Represents 475,000 shares of Common Stock and 475,000 shares of Common Stock issuable upon exercise of a warrant exercisable until January 30, 2009, at an exercise price of $0.07 per share (subject to customary adjustments in accordance with the terms thereof). The stock and warrant were issued as compensation for services rendered to us by the Selling Shareholder.
[96]	Represents 30,000 shares of Common Stock issuable upon exercise of a warrant exercisable until March 15, 2008, at an exercise price of $0.75 per share (subject to customary adjustments in accordance with the terms thereof). The warrant was issued as compensation for services rendered to us by the Selling Shareholder.

[97]	Represents 175,000 shares of Common Stock issuable upon exercise of warrants exercisable until between September 7, 2007, and July 1, 2008, at exercise prices between $0.90 and $0.96 per share (subject to customary adjustments in accordance with the terms thereof). The warrants were issued as compensation for services rendered to us by the Selling Shareholder.
[98]	Represents shares 209,666 of Common Stock previously issued in June 2004 in connection with our preferred shares that were converted. Excludes 127,561 shares of Common Stock previously registered in a Registration Statement filed with the SEC on September 24, 2004.
[99]	Represents shares 62,652 of Common Stock previously issued in June 2004 in connection with our preferred shares that were converted. Excludes 39,863 shares of Common Stock previously registered in a Registration Statement filed with the SEC on September 24, 2004.
100	Includes 6,644 shares of Common Stock issuable upon exercise of a warrant exercisable until February 27, 2007, at an exercise price of $0.9031 per share. Includes 6,643 shares of Common Stock previously issued in June 2004 in connection with our preferred shares that were converted. Excludes 39,863 shares of Common Stock previously registered in a Registration Statement filed with the SEC on September 24, 2004.
101	Represents 100,000 shares of Common Stock issuable upon exercise of a warrant exercisable until August 10, 2007, at an exercise price of $0.20 per share (subject to customary adjustments in accordance with the terms thereof). The warrant was issued as compensation for services rendered to us by the Selling Shareholder.
102	Represents 6,416 shares of Common Stock issuable upon exercise of a warrant exercisable until August 10, 2007, at an exercise price of $0.20 per share (subject to customary adjustments in accordance with the terms thereof). The warrant was issued as compensation for services rendered to us by the Selling Shareholder.
103	Represents shares 209,616 of Common Stock previously issued in June 2004 in connection with our preferred shares that were converted. Excludes 127,561 shares of Common Stock previously registered in a Registration Statement filed with the SEC on September 24, 2004.
104	Represents 200,000 shares of Common Stock issuable upon exercise of a warrant exercisable until March 15, 2008, at an exercise prices of $1.00 per share (subject to customary adjustments in accordance with the terms thereof). The warrants were issued as compensation for services rendered to us by the Selling Shareholder.
105	Represents shares 104,591 of Common Stock previously issued in June 2004 in connection with our preferred shares that were converted. Excludes 63,780 shares of Common Stock previously registered in a Registration Statement filed with the SEC on September 24, 2004.
106	Represents shares 628,101 of Common Stock previously issued in June 2004 in connection with our preferred shares that were converted. Excludes 382,683 shares of Common Stock previously registered in a Registration Statement filed with the SEC on September 24, 2004.
107	Represents shares 91,859 of Common Stock previously issued in June 2004 in connection with our preferred shares that were converted. Excludes 55,808 shares of Common Stock previously registered in a Registration Statement filed with the SEC on September 24, 2004.

108	Includes 3,322 shares of Common Stock issuable upon exercise of a warrant exercisable until February 27, 2007, at an exercise price of $0.9031 per share. Includes 3,321 shares of Common Stock previously issued in June 2004 in connection with our preferred shares that were converted. Excludes 19,931 shares of Common Stock previously registered in a Registration Statement filed with the SEC on September 24, 2004.
109	Represents shares 155,627 of Common Stock previously issued in June 2004 in connection with our preferred shares that were converted. Excludes 95,671 shares of Common Stock previously registered in a Registration Statement filed with the SEC on September 24, 2004.
110	Represents 40,625 shares of Common Stock issuable upon exercise of a warrant exercisable until August 10, 2007, at an exercise price of $0.20 per share (subject to customary adjustments in accordance with the terms thereof). The warrant was issued as compensation for services rendered to us by the Selling Shareholder.
111	Includes 2,000,000 shares of Common Stock issuable upon exercise of a warrant exercisable until between September 7, 2008 and February 1, 2009 respectively, at exercise prices between $.10 and $0.20 per share.
112	Includes 350,000 shares of Common Stock issuable upon exercise of a warrant exercisable until between February 4, 2008 and September 30, 2008 respectively, at exercise prices between $.10 and $0.20 per share.
113	Represents 13,120 shares of Common Stock issuable upon exercise of a warrant exercisable until March 15, 2008, at an exercise price of $1.00 per share (subject to customary adjustments in accordance with the terms thereof). The warrant was issued as compensation for services rendered to us by the Selling Shareholder.
114	Represents (i) 1,377,851 shares of Common Stock issuable upon conversion of 685 shares of Preferred Stock Series D issued to the Selling Shareholder upon closing of the August 2004 Private Placement; (ii) 428,125 shares of Common Stock issuable upon exercise of a warrant issued to the Selling Shareholder upon closing of the August 2004 Private Placement; and (ii) 260,311 shares of Common Stock issuable in lieu of interest due from us for the period of April 1 through December 31, 2005. Allan Lyons exercises on behalf of the Selling Shareholder voting and dispositive power with respect to the shares of Common Stock registered hereby for the account of the Selling Shareholder. Excludes 2,047,149 shares of Common Stock previously registered in a Registration Statement filed with the SEC on September 24, 2004. Additionally included are 199,314 shares of Common Stock issuable upon exercise of a warrant exercisable until February 27, 2007, at an exercise price of $0.9031 per share. Includes 199,314 shares of Common Stock previously issued in June 2004 in connection with our preferred shares that were converted. Includes 1,043,749 shares of Common Stock issuable upon exercise of a warrant exercisable until between April 25, 2008 and March 6, 2009 respectively, at exercise prices between $.10 and $0.40 per share.
115	Represents shares 98,512 of Common Stock previously issued in June 2004 in connection with our preferred shares that were converted. Excludes 23,918 shares of Common Stock previously registered in a Registration Statement filed with the SEC on September 24, 2004.
116	Represents (i) 4,000,000 shares of Common Stock issuable upon conversion of 800 shares of Preferred Stock Series E issued to the Selling Shareholder upon closing of the July 2005 Private Placement; (ii) 1,000,000 shares of Common Stock issuable upon exercise of a warrant issued to the Selling Shareholder upon closing of the August 2004 Private Placement; and (ii) 96,360 shares of Common Stock issuable in lieu of interest due from us for the period of April 1 through December 31, 2005. Matthew Goodwin exercises on behalf of the Selling Shareholder voting and dispositive power with respect to the shares of Common Stock registered hereby for the account of the Selling Shareholder.

117	Represents 6,417 shares of Common Stock issuable upon exercise of a warrant exercisable until August 10, 2008, at an exercise price of $0.20 per share (subject to customary adjustments in accordance with the terms thereof). The warrant was issued as compensation for services rendered to us by the Selling Shareholder.
118	Represents 21,000 shares of Common Stock issuable upon exercise of a warrant exercisable until April 11, 2011, at an exercise price of $0.10 per share (subject to customary adjustments in accordance with the terms thereof). The warrant is issuable as compensation for services rendered to us by the Selling Shareholder. The Selling Shareholder is an affiliate of a registered broker-dealer. The Seller Shareholder has certified to us that the Selling Shareholder received the securities convertible or exercisable into the shares of Common Stock registered hereby in the ordinary course of business and at the time of such receipt had no agreements or understandings with any person to distribute such shares of Common Stock.
119	Represents 168,000 shares of Common Stock issuable upon exercise of a warrant exercisable until April 11, 2011, at an exercise price of $0.10 per share (subject to customary adjustments in accordance with the terms thereof). The warrant is issuable as compensation for services rendered to us by the Selling Shareholder. The Selling Shareholder is an affiliate of a registered broker-dealer. The Seller Shareholder has certified to us that the Selling Shareholder received the securities convertible or exercisable into the shares of Common Stock registered hereby in the ordinary course of business and at the time of such receipt had no agreements or understandings with any person to distribute such shares of Common Stock.
120	Represents 105,000 shares of Common Stock issuable upon exercise of a warrant exercisable until April 11, 2011, at an exercise price of $0.10 per share (subject to customary adjustments in accordance with the terms thereof). The warrant is issuable as compensation for services rendered to us by the Selling Shareholder. The Selling Shareholder is an affiliate of a registered broker-dealer. The Seller Shareholder has certified to us that the Selling Shareholder received the securities convertible or exercisable into the shares of Common Stock registered hereby in the ordinary course of business and at the time of such receipt had no agreements or understandings with any person to distribute such shares of Common Stock.
121	Represents 105,000 shares of Common Stock issuable upon exercise of a warrant exercisable until April 11, 2011, at an exercise price of $0.10 per share (subject to customary adjustments in accordance with the terms thereof). The warrant is issuable as compensation for services rendered to us by the Selling Shareholder. The Selling Shareholder is an affiliate of a registered broker-dealer. The Seller Shareholder has certified to us that the Selling Shareholder received the securities convertible or exercisable into the shares of Common Stock registered hereby in the ordinary course of business and at the time of such receipt had no agreements or understandings with any person to distribute such shares of Common Stock.
122	Represents 126,000 shares of Common Stock issuable upon exercise of a warrant exercisable until April 11, 2011, at an exercise price of $0.10 per share (subject to customary adjustments in accordance with the terms thereof). The warrant is issuable as compensation for services rendered to us by the Selling Shareholder. The Selling Shareholder is an affiliate of a registered broker-dealer. The Seller Shareholder has certified to us that the Selling Shareholder received the securities convertible or exercisable into the shares of Common Stock registered hereby in the ordinary course of business and at the time of such receipt had no agreements or understandings with any person to distribute such shares of Common Stock.

123	Represents 315,000 shares of Common Stock issuable upon exercise of a warrant exercisable until April 11, 2011, at an exercise price of $0.10 per share (subject to customary adjustments in accordance with the terms thereof). The warrant is issuable as compensation for services rendered to us by the Selling Shareholder. Brian Swift exercises on behalf of the Selling Shareholder voting and dispositive power with respect to the shares of Common Stock registered hereby for the account of the Selling Shareholder. The Selling Shareholder is an affiliate of a registered broker-dealer. The Seller Shareholder has certified to us that the Selling Shareholder received the securities convertible or exercisable into the shares of Common Stock registered hereby in the ordinary course of business and at the time of such receipt had no agreements or understandings with any person to distribute such shares of Common Stock.

PLAN OF DISTRIBUTION

Each Selling Shareholder of our Common Stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on the Principal Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Shareholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits Buyers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this prospectus;

•	broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the Buyer of shares, from the Buyer) in amounts to be negotiated. Each Selling Shareholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Shareholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales and may have civil liability under Sections 11 and 12 of the Securities Act for any omissions or misstatements in this prospectus and the registration statement of which it is a part. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Shareholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

We are required to pay certain fees and expenses we incur incident to the registration of the shares. We have agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each Selling Shareholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Shareholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Shareholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the 1934 Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the 1934 Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each Buyer at or prior to the time of the sale.

EXPERTS

The consolidated financial statements of i2 Telecom International, Inc., a Delaware corporation, as of December 31, 2005 and December 31, 2004 and for the year ended December 31, 2005, the period from February 28, 2002 (date of inception) to December 31, 2004 and the period from February 28, 2002 (date of inception) to December 31, 2005, have been included in this prospectus and in the registration statement in reliance upon the report of Freedman & Goldberg Certified Public Accountants P.C., a registered independent accounting firm, appearing elsewhere herein, and upon authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the issuance of the common shares to be sold by the selling shareholders under this prospectus and warrants was passed upon for our company by Richardson & Patel LLP. As of April 6, 2006, Richardson & Patel LLP owns 475,000 common shares and a warrant to purchase 475,000 shares with an exercise price of $0.07, all of which are being registered for sale under this prospectus. The shares and warrant were issued to Richardson & Patel LLP as payment for services rendered in connection with the representation of i2 Telecom in our financings and this registration statement. Additionally, Nimish Patel, a principal of Richardson & Patel LLP owns 982,793 common shares, none of which are being registered for sale under this prospectus.

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Pursuant to our amended and restated articles of incorporation and bylaws, we may indemnify an officer or director who is made a party to any proceeding, because of his position as such, to the fullest extent authorized by WBCA, as the same exists or may hereafter be amended. In certain cases, we may advance expenses incurred in defending any such proceeding.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information the Company files at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of public reference room. Our SEC filings are also available to the public from commercial document retrieval services and through the web site maintained by the SEC at www.sec.gov.

This prospectus is part of a registration statement on Form SB-2 that we have filed with the SEC utilizing a “shelf” registration process. Under the shelf registration process, the Selling Shareholders may, from time to time, sell the Common Stock described in this prospectus. We may prepare a prospectus supplement at any time to add, update or change information contained in this prospectus.

As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits filed with or incorporated by reference into the registration statement. Whenever a reference is made in this prospectus to an agreement or other document of the Company, be aware that such reference is not necessarily complete and that you should refer to the exhibits that are filed with or incorporated by reference into the registration statement for a copy of the agreement or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the web site maintained by the SEC at www.sec.gov.

You should read this prospectus and any prospectus supplement together with the registration statement and the exhibits filed with or incorporated by reference into the registration statement. The information contained in this prospectus speaks only as of its date unless the information specifically indicates that another date applies.

We have not authorized any person to give any information or to make any representations that differ from, or add to, the information discussed in this prospectus. Therefore, if anyone gives you different or additional information, you should not rely on it.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There were no changes in or disagreements with our accountants on accounting and financial disclosure during the last two fiscal years or the interim period from January 1, 2006 through the date of this prospectus.

i2 TELECOM INTERNATIONAL, INC.

AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2005, 2004 AND 2003

i2 TELECOM INTERNATIONAL, INC. AND SUBSIDIARY

Report of Independent Registered Public Accountant

To the Board of Directors

i2 Telecom International, Inc. and Subsidiaries

1200 Abernathy Road, Suite 1800

Atlanta, GA 30328

We have audited the accompanying consolidated balance sheets of i2 Telecom International, Inc. and Subsidiaries as of December 31, 2005, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessment of the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion

In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of i2 Telecom International, Inc. and Subsidiaries of December 31, 2005, 2004 and 2003 and the results of its operations and its cash flows for the years then ended.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 16 to the financial statements, the Company has suffered ongoing losses from operations since its inception. These losses, as well as the uncertain conditions that the Company faces relative to its ongoing debt and equity fund-raising efforts, raise substantial doubt abut the company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the company cannot continue in existence.

As discussed in Note 19 to the financial statements, the Company did a merger with Digital Data Networks (DDN) which is being accounted for as a recapitalization of the Company. As a result of the recapitalization, the financial statements for the periods ended prior to the merger reflect a continuation of the Company and not of DDN. The consolidated statement of stockholders’ equity has been retroactively restated to reflect the equivalent number of shares received in the merger.

As discussed in Note 21 to the financial statements, the accompanying financial statements for the years ended December 31, 2004 and 2003 have been restated.

Respectfully,

/s/ Freedman & Goldberg
Freedman & Goldberg
Certified Public Accountants

Farmington Hills, MI
March 29, 2006

The accompanying notes are an integral part of the financial statements.

i2 TELECOM INTERNATIONAL, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

As of December 31, 2005, 2004 and 2003

ASSETS

	2005	As Restated 2004	As Restated 2003
Current Assets
Cash	$238	$231,127	$671,421
Restricted Cash	168,965	-0-	-0-
Accounts Receivable, Net of Allowance for Doubtful Accounts of $235,000, $75,000 and $-0-, respectively	69,927	232,371	146,738
Inventories	732,663	961,056	767,011
Prepaid Expenses and Other Current Assets	84,407	231,966	19,534

Total Current Assets	1,056,200	1,656,520	1,604,704

Property and Equipment, Net	1,206,982	1,267,763	830,296
Other Assets
Intangible Assets	3,349,834	3,316,085	3,287,947
Deposits	61,540	78,164	43,064

Total Other Assets	3,411,374	3,394,249	3,331,011

Total Assets	$5,674,556	$6,318,532	$5,766,011

The accompanying notes are an integral part of the financial statements.

i2 TELECOM INTERNATIONAL, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

As of December 31, 2005, 2004 and 2003

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

	2005	As Restated 2004	As Restated 2003
Current Liabilities
Accounts Payable and Accrued Expenses	$3,797,814	$1,303,656	$756,490
Deferred Revenue	-0-	99,901	100,000
Notes Payable-Current	2,780,625	100,000	350,000
Notes Payable-Related Parties	-0-	-0-	225,000

Total Current Liabilities	6,578,439	1,503,557	1,431,490

Stockholders’ Equity (Deficit)
Preferred Stock, No Par Value 7% Cumulative, 5,000,000 Shares Authorized, 4,910, 4,175 and 173,914 (Adjusted for reverse merger dated February 26, 2004) Shares Issued and Outstanding, respectively	4,885,000	4,175,000	8,606,555
Common Stock, No Par Value, 100,000,000 Shares Authorized, 37,460,159, 34,491,402 Shares and 4,618,407 (Adjusted for reverse merger dated February 26, 2004) Shares Issued and Outstanding, respectively	14,651,858	13,035,158	1,649,880
Restricted Stock
Common Stock (Related to No Par Value above), 382,568, 991,858 and 542,315 (Adjusted for reverse merger dated February 26, 2004) Issued and Outstanding, respectively.	191,946	497,646	272,096
Preferred Stock (Related to No Par Value above), -0-, -0- and 14,186 (Adjusted for reverse merger dated February 26, 2004) Issued and Outstanding, respectively	-0-	-0-	446,347
Additional Paid-In Capital	1,092,126	404,100	139,121
Accumulated Deficit	(21,724,813)	(13,296,929)	(6,779,478)

Total Stockholders’ Equity (Deficit)	(903,883)	4,814,975	4,334,521

Total Liabilities and Stockholders’ Equity (Deficit)	$5,674,556	$6,318,532	$5,766,011

The accompanying notes are an integral part of the financial statements.

i2 TELECOM INTERNATIONAL, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2005, 2004 and 2003

	For the Year Ended December 31, 2005	As Restated For the Year Ended December 31, 2004	As Restated For the Year Ended December 31, 2003
Revenue	$485,485	$547,656	$146,665
Cost of Revenue	1,231,389	565,225	395,251

Gross Profit (Loss)	(745,904)	(17,569)	(248,586)
General and Administrative Expenses	7,216,844	6,455,923	4,701,503

Loss From Operations	(7,962,748)	(6,473,492)	(4,950,089)

Other Income (Expense)
Interest Income	4,008	3,044	7,272
Interest Expense	(79,750)	(30,070)	(217,252)
Gain on Forbearance of Debt	350,960	27,643	-0-
Loss on Disposal of Assets	-0-	(593)	-0-
Loss on Subscription List	-0-	-0-	(118,000)

Total Other Income (Expense)	275,218	24	(327,980)

Loss Before Cumulative Effect of Accounting Change	(7,687,530)	(6,473,468)	(5,278,069)
Cumulative Effect of Accounting Change On Years Prior to 2005, Net of Income Tax of $-0-	(340,117)	-0-	-0-

Net Loss	(8,027,647)	(6,473,468)	$(5,278,069)
Dividends on Preferred Stock	(400,237)	(43,983)	-0-

Net Loss Available to Common Shareholders	$(8,427,884)	$(6,517,451)	$(5,278,069)

Weighted Average Common Shares:
Basic	36,779,820	22,499,279	4,365,130
Diluted	50,080,720	39,703,035	23,066,878

Basic Earnings Per Common Share:
Loss Before Cumulative Effect of Accounting Change	$(.22)	$(.29)	$(1.21)
Cumulative Effect of Accounting Change	(.01)	(.00)	(.00)

Net Loss	$(.23)	$(.29)	$(1.21)

Diluted Earnings Per Common Share:
Loss Before Cumulative Effect of Accounting Change	$(.15)	$(.16)	$(.23)
Cumulative Effect of Accounting Change	(.01)	(.00)	(.00)

Net Loss	$(.16)	$(.16)	$(.23)

Pro Forma Amounts Assuming Retroactive Application of Accounting Change:
Net Loss		$(6,595,511)	$(5,301,937)

Basic Earnings Per Common Share		$(.30)	$(1.21)
Diluted Earning Per Common Share		$(.17)	$(.23)

The accompanying notes are an integral part of the financial statements.

i2 TELECOM INTERNATIONAL, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the Years Ended December 31, 2005, 2004 and 2003

(adjusted for reverse merger dated February 26, 2004)

	Preferred Stock Shares- As Restated	Preferred Stock Par Value- As Restated	Common Stock Shares- As Restated	Common Stock No Par Value- As Restated	Restricted Common Stock Shares- As Restated	Restricted Common Stock No Par Value- As Restated
Balance, January 1, 2003	115,269	$2,635,914	4,406,464	$1,606,817	-0-	$-0-
Cancellation of notes Receivable	(2,355)	(49,392)	(90,016)	(30,108)	-0-	-0-
Sale of common stock, at $.01/share	3,555	373	135,872	227	-0-	-0-
Issuance of common stock, at $2.50 per share for payment of interest on convertible notes through July 1, 2003	1,496	39,234	57,202	23,916	-0-	-0-
Issuance of common stock, at $3.00/share for payment of interest on convertible notes through December 31, 2003	2,849	80,426	108,885	49,028	-0-	-0-
Conversion of convertible Notes	53,100	5,900,000	-0-	-0-	-0-	-0-
Payments received on notes receivable	-0-	-0-	-0-	-0-	-0-	-0-
Settlement of Stock Appreciation Rights	-0-	-0-	-0-	-0-	542,315	272,096
Warrants Issued For Services	-0-	-0-	-0-	-0-	-0-	-0-
Net Loss for the year ended December 31, 2003	-0-	-0-	-0-	-0-	-0-	-0-

Balance, December 31, 2003	173,914	8,606,555	4,618,407	1,649,880	542,315	272,096
Issuance of Preferred Stock	100,000	2,000,000	-0-	-0-	-0-	-0-
Reverse merger with Digital Data Networks, Inc.	-0-	-0-	4,265,864	-0-	-0-	-0-
Conversion of Preferred Stock to Common	(273,914)	(10,606,555)	23,654,322	10,606,555	889,613	446,347
Exercise of Options and Warrants	-0-	-0-	978,342	210,426	-0-	-0-
Stock Dividend on Preferred Stock	-0-	-0-	98,147	-0-	-0-	-0-
Issuance of Preferred Stock	4,500	4,500,000	-0-	-0-	-0-	-0-
Conversion of Preferred to Common	(325)	(325,000)	406,250	325,000	-0-	-0-
Warrants Issued For Services	-0-	-0-	-0-	-0-	-0-	-0-
Stock Issued for Services	-0-	-0-	30,000	22,500	-0-	-0-
Transfer of Restricted Units	-0-	-0-	440,070	220,797	(440,070)	(220,797)
Net Loss for the Year Ended December 31, 2004	-0-	-0-	-0-	-0-	-0-	-0-
Dividends Paid on Preferred Stock	-0-	-0-	-0-	-0-	-0-	-0-

Balance, December 31, 2004	4,175	4,175,000	34,491,402	13,035,158	991,858	497,646
Issuance of Preferred Stock	1,400	1,375,000	-0-	-0-	-0-	-0-
Conversion of Preferred to Common	(665)	(665,000)	831,250	665,000	-0-	-0-
Exercise of Options and Warrants	-0-	-0-	1,528,217	646,000	-0-	-0-
Transfer of Restricted Units	-0-	-0-	609,290	305,700	(609,290)	(305,700)
Stock Compensation	-0-	-0-	-0-	-0-	-0-	-0-
Cumulative Effect of Accounting Change	-0-	-0-	-0-	-0-	-0-	-0-
Net Loss for the Year Ended December 31, 2005	-0-	-0-	-0-	-0-	-0-	-0-
Dividends on Preferred Stock	-0-	-0-	-0-	-0-	-0-	-0-

Balance, December 31, 2005	4,910	$4,885,000	37,460,159	$14,651,858	382,568	$191,946

The accompanying notes are an integral part of the financial statements.

i2 TELECOM INTERNATIONAL, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the Years Ended December 31, 2005, 2004 and 2003

(adjusted for reverse merger date February 26, 2004)

	Restricted Preferred Stock Shares- As Restated	Restricted Preferred Stock Value- As Restated	Additional Paid-In Capital- As Restated	Accumulated Deficit- As Restated	Notes Receivable From Stock Sales- As Restated	Total- As Restated
Balance, January 1, 2003	-0-	$-0-	$-0-	$(1,501,409)	$(278,421)	$2,462,901
Cancellation of notes Receivable	-0-	-0-	-0-	-0-	79,500	-0-
Sale of common stock, at $.01/share	-0-	-0-	-0-	-0-	-0-	600
Issuance of common stock, at $2.50 per share for payment of interest on convertible notes through July 1, 2003	-0-	-0-	-0-	-0-	-0-	63,150
Issuance of common stock, at $3.00/share for payment of interest on convertible notes through December 31, 2003	-0-	-0-	-0-	-0-	-0-	129,454
Conversion of convertible Notes	-0-	-0-	-0-	-0-	-0-	5,900,000
Payments received on notes receivable	-0-	-0-	-0-	-0-	19,412	19,412
Settlement of Stock Appreciation Rights	14,186	446,347	-0-	-0-	179,509	897,952
Warrants Issued For Services	-0-	-0-	139,121	-0-	-0-	139,121
Net Loss for the year ended December 31, 2003	-0-	-0-	-0-	(5,278,069)	-0-	(5,278,069)

Balance, December 31, 2003	14,186	446,347	139,121	(6,779,478)	-0-	4,334,521
Issuance of Preferred Stock	-0-	-0-	-0-	-0-	-0-	2,000,000
Reverse merger with Digital Data Networks, Inc.	-0-	-0-	(60,000)	-0-	-0-	(60,000)
Conversion of Preferred Stock to Common	(14,186)	(446,347)	-0-	-0-	-0-	-0-
Exercise of Options and Warrants	-0-	-0-	-0-	-0-	-0-	210,426
Stock Dividend on Preferred Stock	-0-	-0-	-0-	-0-	-0-	-0-
Issuance of Preferred Stock	-0-	-0-	-0-	-0-	-0-	4,500,000
Conversion of Preferred to Common	-0-	-0-	-0-	-0-	-0-	-0-
Warrants Issued For Services	-0-	-0-	324,979	-0-	-0-	324,979
Stock Issued for Services	-0-	-0-	-0-	-0-	-0-	22,500
Transfer of Restricted Units	-0-	-0-	-0-	-0-	-0-	-0-
Net Loss for the Year Ended December 31, 2004	-0-	-0-	-0-	(6,473,468)	-0-	(6,473,468)
Dividends Paid on Preferred Stock	-0-	-0-	-0-	(43,983)	-0-	(43,983)

Balance, December 31, 2004	-0-	-0-	404,100	(13,296,929)	-0-	4,814,975
Issuance of Preferred Stock	-0-	-0-	-0-	-0-	-0-	1,375,000
Conversion of Preferred to Common	-0-	-0-	-0-	-0-	-0-	-0-
Exercise of Options and Warrants	-0-	-0-	-0-	-0-	-0-	646,000
Transfer of Restricted Units	-0-	-0-	-0-	-0-	-0-	-0-
Stock Compensation	-0-	-0-	347,909	-0-	-0-	347,909
Cumulative Effect of Accounting Change	-0-	-0-	340,117	-0-	-0-	340,117
Net Loss for the Year Ended December 31, 2005	-0-	-0-	-0-	(8,027,647)	-0-	(8,027,647)
Dividends on Preferred Stock	-0-	-0-	-0-	(400,237)	-0-	(400,237)

Balance, December 31, 2005	-0-	-0-	$1,092,126	$(21,724,813)	-0-	$(903,883)

The accompanying notes are an integral part of the financial statements.

i2 TELECOM INTERNATIONAL, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2005, 2004 and 2003

	For the Year Ended December 31, 2005	As Restated For the Year Ended December 31, 2004	As Restated For the Year Ended December 31, 2003
Cash Flows From Operations
Net Loss From Continuing Operations	$(8,027,647)	$(6,473,468)	$(5,278,069)
Adjustments to Reconcile Net Income to Net Cash Provided By Operating Activities
Bad Debts	167,857	75,000	-0-
Depreciation and Amortization	497,343	237,791	148,528
Interest Paid Via Issuance of Stock	-0-	-0-	192,604
Gain on Forbearance of Debt	(350,960)	(27,643)	-0-
Loss on Disposal of Assets	-0-	593	-0-
Stock Compensation	311,629	347,479	1,037,073
Cumulative Effect of Accounting Change	340,117	-0-	-0-
(Increase) Decrease In:
Accounts Receivable	(5,413)	(160,633)	(146,738)
Inventories	228,393	(194,045)	(431,684)
Prepaid Expenses	29,575	(171,489)	2,681
Other Assets	16,624	(35,100)	(19,577)
Increase (Decrease) In:
Accounts Payable and Accrued Expenses	2,609,757	514,809	3,457
Deferred Revenue	(99,901)	(99)	100,000

Net Cash Used In Operating Activities	(4,282,626)	(5,886,805)	(4,391,725)

Cash Flows From Investing Activities
Proceeds from Disposal of Assets	-0-	6,433	-0-
Equipment Purchases	(298,175)	(682,283)	(887,687)
Payments for Patents and Trademarks	(33,749)	(28,139)	(89,658)

Net Cash Used In Investing Activities	(331,924)	(703,989)	(977,345)

Cash Flows From Financing Activities
Proceeds From Shareholder Loans	649,500	-0-	225,000
Payments of Shareholder Loans	(74,500)	(225,000)	(6,000)
Proceeds from Issuance of Convertible Notes	-0-	985,000	5,900,000
Proceeds From Notes Payable	2,325,000	-0-	-0-
Payment of Notes Payable	(119,375)	(290,943)	(100,000)
Issuance of Common Stock	546,000	210,426	600
Issuance of Preferred Stock	1,375,000	5,515,000	-0-
Proceeds from Stock Notes Receivable	-0-	-0-	19,412
Dividends Paid	(148,999)	(43,983)	-0-

Net Cash Provided By Financing Activities	4,552,626	6,150,500	6,039,012

Increase (Decrease) in Cash	(61,924)	(440,294)	669,942
Balance, Beginning of Period	231,127	671,421	1,479

Balance, End of Period	$169,203	$231,127	$671,421

The accompanying notes are an integral part of the financial statements.

i2 TELECOM INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2005, 2004 and 2003

Note 1. Summary of Significant Accounting Policies

This summary of significant accounting policies of i2 Telecom International, Inc. and Subsidiary (the “Company”) is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management who is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

A.	Nature of Operations – The parent Company was incorporated under the laws of the State of Washington on October 17, 1988, and the operating subsidiary was incorporated on February 28, 2002. The Company, headquartered in Atlanta, Georgia, is a telecommunications service provider employing next generation Voice over Internet Protocol (“VoIP”) technology. The Company has proprietary patent pending technology that allows transmission of VoIP, connection to long distance public-switched telephone network (“PSTN”), and other enhanced communications services through an Internet Access Device (“IAD”).

The Company has targeted specific markets that are connected to the Internet. Customers will be supplied an i2 Telecom “IAD” micro gateway, which will enable them to: 1) make, at no cost other than the initial cost of micro gateway and the subscription fee, unlimited calls to other i2 Telecom subscribers – anywhere in the world using the customer’s existing phone (no new or special IP phone required); 2) make long distance calls to people who use a normal telephone line using the i2 Telecom least cost routing network that will provide competitive long distance rates; and 3) use either a broadband (DSL, Cable, etc.) or dial up service.

B.	Basis of Consolidation – The consolidated financial statements include the accounts of SuperCaller Community, Inc., a wholly owned subsidiary located in Redwood City, California. All significant intercompany accounts and transactions have been eliminated in consolidation.

C.	Revenues – The Company recognizes revenue from sale of its i2 Telecom “IAD” micro gateway at time of shipment. Revenues from per-minute charges and user fees are recognized as incurred by its customers.

D.	For purposes of the statement of cash flows, the Company considers all short-term securities purchased with a maturity of three months or less to be cash equivalents.

E.	Inventories – Inventories are stated at lower of cost or market. Cost is determined on the first-in, first-out (FIFO) basis. Inventory classifications as of December 31, 2005, 2004 and 2003 consisted of the following:

	2005	2004	2003
Raw Material	$187,055	$564,627	$200,325
Work in Process	-0-	-0-	325,956
Finished Goods	545,608	396,429	240,730

	$732,663	$961,056	$767,011

F.	Costs associated with the obtaining loans have been capitalized and are being amortized on a straight-line basis over the life of the loan.

G.	Property, Equipment and Related Depreciation—Property and equipment are recorded at cost. Depreciation is computed by the straight-line method for financial and tax reporting purposes. Estimated lives range from five to ten years. When properties are disposed of, the related costs and accumulated depreciation are removed from the respective accounts and any gain or loss on disposition is recognized currently. Maintenance and repairs which do not improve or extend the lives of assets are expensed as incurred.

The accompanying notes are an integral part of the financial statements.

i2 TELECOM INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2005, 2004 and 2003

Note 1. Summary of Significant Accounting Policies – (Continued)

H.	Intangible Assets – The Company has capitalized certain costs related to registering trademarks and patent pending technology. In accordance with SFAS No. 142, intangible assets with an indefinite life are not amortized but are tested for impairment at least annually or whenever changes circumstances indicate that the carrying value may not be recoverable. The Company amortizes intangible assets with a finite life over their respective useful lives on a straight-line basis.

I.	In accordance with SFAS No. 144, the Company reviews its long-lived assets, including property and equipment, goodwill and other identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. To determine recoverability of its long-lived assets, the Company evaluates the probability that future undiscounted net cash flows, without interest charges, will be less than the carrying amount of the assets. Impairment is measured at fair value. The Company had no impairment of assets during the years ended December 31, 2005, 2004 and 2003.

J.	Use of Estimates – The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

K.	Income Taxes – The Company accounts for income taxes under the provisions of SFAS No. 109, “Accounting for Income Taxes,” which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the Company’s consolidated financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial accounting and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

L.	Research and Development Expenses – The Company expenses research and development expenses as incurred. Amounts payable to third parties under product development agreements are recorded at the earlier of the milestone achievement, or when payments become contractually due.

M.	Advertising Costs – The Company expenses advertising costs as incurred. For the years ended December 31, 2005, 2004 and 2003, $513,078, $123,552 and $35,827 of advertising costs were expensed.

N.	New Accounting Pronouncements – In September 2004, the FASB reached a final consensus on Emerging Issues Task Force (EITF) Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share” that contingently convertible debt instruments will be subject to the if-converted method under SFAS 128 “Earnings Per Share,” regardless of the contingent features included in the instrument. Under current practice, issuers of contingently convertible debt instruments exclude potential common shares underlying contingently convertible debt instruments from the calculation of diluted earnings per share until the market price or other contingency is met. The effective for EITF Issue 04-8 is for reporting periods ending after December 15, 2004 and requires the restatement of diluted earnings per share for all periods presented. The effect on this consensus did not have an impact on the accompany consolidated financial statements.

The accompanying notes are an integral part of the financial statements.

i2 TELECOM INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2005, 2004 and 2003

Note 1. Summary of Significant Accounting Policies – (Continued)

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4.” This statement amends the guidance in ARB No. 43 Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB No. 43, Chapter 4, previously stated that “… under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and handling costs may be so abnormal to require treatment as current period charges…” This statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this statement requires that allocation of fixed production overheads to the cost of conversion be based on the normal capacity of the production facilities. The provision of this statement will be effective for inventory costs during the fiscal years beginning after June 15, 2005. The Company does not believe that the adoption of this statement will have a material impact on its financial condition or results of operations.

On December 16, 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment”, which is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation” (SFAS 123R). SFAS 123R supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and amends SFAS 95, “Statement of Cash Flows.” Generally, the approach in SFAS 123R is similar to the approach described in SFAS 123. However, SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. SFAS123R must be adopted no later than July 1, 2005. Early adoption will be permitted in periods in which financial statement have not yet been issued. The Company adopted SFAS 123R on January 1, 2005.

In December 2004, the Financial Accounting Standards Board issued two FASB Staff Positions – FSP FAS 109-1 Application of FASB Statement 109 “Accounting for Income Taxes” to the Tax Deduction on Qualified Production Activities provided by the American Jobs Creation Act of 2004, and FSB FAS 109-2 Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004. Neither of these affected the Company as it does not participate in the related activities.

In March 2005, the SEC released Staff Accounting Bulletin No 107, “Share Based Payment” (“SAB 107”), which provides interpretive guidance related to the interaction between SFAS 123(R) and certain SEC rules and regulations. It also provides the SEC staff’s views regarding valuation of share-based payment regulations. In April 2005, the SEC amended the compliance dates for SFAS 123(R), to allow companies to implement the standard at the beginning of the next fiscal year, instead of the next reporting period beginning after June 15, 2005. Management is currently evaluating the impact of SAB 107 will have on our financial statements.

In March 2005, the FASB issued FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations” (“FIN 47”). FIN 47 provides guidance relating to the identification of and financial reporting for legal obligations to perform an asset retirement activity. The Interpretation requires recognition of a liability for the fair value of a conditional asset retirement obligation when incurred if the liability’s fair value can be reasonably estimated. FIN 47 also defines when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. The provision is effective no later than the end of fiscal years ending after December 15, 2005. The Company will adopt FIN 47 beginning the first quarter of fiscal year 2006 and does not believe the adoption will have a material impact on its financial position of results of operations or cash flows.

The accompanying notes are an integral part of the financial statements.

i2 TELECOM INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2005, 2004 and 2003

Note 1. Summary of Significant Accounting Policies – (Continued)

In May 2005, the FASB issued FASB Statement No. 154, “Accounting Changes and Error Corrections.” This new standard replaces APB Opinion No. 20, “Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements,” and represents another step in the FASB’s goal to converge its standards with those issued by the IASB. Among other changes, Statement 154 requires that a voluntary change in accounting principle be applied retrospectively with all prior period financial statements presented on the new accounting principle, unless it is impracticable to do so. Statement 154 also provides that (1) a change in method of depreciating or amortizing a long-lived non-financial asset be accounted for as a change in estimate (prospectively) that was effected by a change in accounting principle, and (2) correction of errors in previously issued financial statements should be termed a “restatement”. The new standard is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. Early adoption of this standard is permitted for accounting changes and correction of errors made in fiscal years beginning after June 1, 2005. The Company has evaluated the impact of the adoption of Statement 154 and does not believe the impact will be significant to the Company’s overall results of operation of financial position.

In February of 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”, which is intended to simplify the accounting and improve the financial reporting of certain hybrid financial instruments. (i.e., derivatives embedded in other financial instruments). The statement amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities – a replacement of FASB Statement No. 125. SFAS No. 155 is effective for all financial instruments issued or acquired after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company is currently evaluating the impact of SFAS No. 155 will have on its financial statements, if any.

Note 2. Property and Equipment

The major components of property and equipment at December 31, 2005, 2004 and 2003 are as follows:

	2005	2004	2003
Network Equipment	$775,571	$707,625	$136,677
Office Equipment	162,348	133,076	84,160
Software	910,677	716,677	692,565
Lab Equipment	40,277	35,277	23,864
Furniture and Fixtures	68,151	66,194	50,109

	1,957,024	1,658,849	987,375
Less: Accumulated Depreciation	750,042	391,086	157,079

Net Property and Equipment	$1,206,982	$1,267,763	$830,296

Depreciation charged to operations was $358,956, $237,791 and $148,528 for the years ended December 31, 2005, 2004 and 2003, respectively.

The accompanying notes are an integral part of the financial statements.

i2 TELECOM INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2005, 2004 and 2003

Note 3. Intangible Assets

Intangible assets at December 31, 2005, 2004 and 2003 consisted of the following:

Amortized Intangibles	2005	2004	2003
Patent Pending Technology	$3,190,917	$3,266,915	$3,251,695
Trademark	158,917	49,171	36,252

	3,349,834	3,316,086	3,287,947

The Company has filed for several patents that are pending. Therefore, the life is currently indeterminable and the cost of the patents are not amortizable. As of December 31, 2005, the Company has determined there in no impairment of the intangible assets. (See Note 21 for Restatement of Financial Statements)

Note 4. Notes Receivable From Stock Sales

Notes receivable from stockholders represent amounts owed to the Company by certain stockholders for the purchase of common stock of the Company. The notes call for a 3% interest rate and aggregate monthly payments of $4,000 being made through payroll deduction, generally over a 26-month period. During the year ended December 31, 2003, the Company suspended monthly payments as part of a compensation reduction plan. The common stock is being held as collateral for the notes. On December 31, 2003 all outstanding notes and accrued interest were cancelled as part of an agreement to cancel the Company’s outstanding Stock Appreciation Rights (See Note 12)

Note 5. Notes Payable

Notes Payable as of December 31, 2005, 2004 and 2003 consisted of the following:

	2005	2004	2003
a. 8% note payable due to an individual previously affiliated with SuperCaller. The principal and all accrued interest are due and payable upon the Company obtaining certain levels of equity funding. These funding levels are expected to be met prior to December 31, 2006.	$50,000	$50,000	$50,000

b. 6% note payable due to an individual previously affiliated with SuperCaller. The principal and all accrued interest are due and payable upon the Company obtaining certain levels of equity funding. These funding levels are expected to be met prior to December 31, 2006.	50,000	50,000	50,000

c. 6% note payable due to a corporation previously affiliated with SuperCaller. The principal and all accrued interest are due and payable upon the Company obtaining certain levels of equity funding. On July 8, 2004, the Company signed a forbearance agreement to settle all outstanding interest and accrued interest for $235,000 which has been paid as of December 31, 2004.	-0-	-0-	250,000

The accompanying notes are an integral part of the financial statements.

i2 TELECOM INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2005, 2004 and 2003

Note 5. Notes Payable – (Continued)

	2005	2004	2003
d. 8% note payable to a bank. The principal and all accrued interest were due on December 31, 2005. In March 2006, the maturity date was extended until March 31, 2006. The note is unsecured and guaranteed by an officer of the Company.	80,625	-0-	-0-

e. 12% note payable due to an individual shareholder of the company. The principal and all accrued interest were due on December 31, 2005. The note is unsecured and guaranteed by an officer of the Company. In January 2006, the maturity date was extended until April 15, 2006.	250,000	-0-	-0-

f. 12% note payable due to an corporation. The principal and all accrued interest were due on Sept. 30, 2005. The note is unsecured and guaranteed by an officer of the Company.	100,000	-0-	-0-

g. 12% note payable due to an corporation. The principal and all accrued interest are due on April 30, 2006. The note is unsecured and guaranteed by an officer of the Company.	300,000	-0-	-0-

h. 12% note payable to and officer of the Company. The principal and accrued interest were due on December 31, 2005. The note is unsecured. In March 2006, the maturity date was extended until May 31, 2006.	75,000	-0-	-0-

i. 12% note payable due to an individual. The principal and all accrued interest were due on December 31, 2005. The note is unsecured and guaranteed by an officer of the Company. In March 2006, the maturity date was extended until May 31, 2006.	50,000	-0-	-0-

j. 8% note payable due to an individual. The principal and all accrued interest are due on Jan. 31, 2006. The note is unsecured and guaranteed by an officer of the Company. In Jan 2006, the maturity date was extended until Apr. 30, 2006.	50,000	-0-	-0-

k. 8% note payable due to an individual. The principal and all accrued interest are due on January 31, 2006. The note is unsecured and guaranteed by an officer of the Company. In January 2006, the maturity date was extended until August 15, 2006 with a $15,000 payment on January 11, 2006 and monthly payments of $5,000 beginning February 15, 2006	50,000	-0-	-0-

l. 3% note payable due to an corporation. The principal and all accrued interest were due on September 30, 2005. In March 2006, the maturity date was extended until May 31, 2006. The note is unsecured.	200,000	-0-	-0-

m. 10% note payable due to corporation. The principal and all accrued interest are due on January 31, 2006. The note is unsecured. In February 2006, the maturity date was extended until May 16, 2006.	1,000,000	-0-	-0-

n. 10% note payable due to an individual. The principal and all accrued interest are due on January 31, 2006. The note is unsecured. In February 2006, the maturity date was extended until May 16, 2006.	100,000	-0-	-0-

o. 10% note payable due to an individual. The principal and all accrued interest are due on January 31, 2006. The note is unsecured. In February 2006, the maturity date was extended until May 16, 2006.	100,000	-0-	-0-

The accompanying notes are an integral part of the financial statements.

i2 TELECOM INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2005, 2004 and 2003

Note 5. Notes Payable – (Continued)

	2005	2004	2003
p. 0% note payable due to an individual. The principal matured on November 30, 2005. 25,000 warrants at $.35/share are to be issued in lieu of interest	50,000	-0-	-0-
q. 8% note payable due to corporation. The principal and all accrued interest are due on February 3, 2006. The note is unsecured.	50,000	-0-	-0-
q. 8% note payable due to corporation. The principal and all accrued interest are due on February 20, 2006. The note is unsecured and guaranteed by an officer of the Company.	175,000	-0-	-0-
r. 8% note payable to a corporation. The principal and all accrued interest are due on February 18, 2006. The note is unsecured.	25,000	-0-	-0-
s. 8% note payable to an individual. The principal and all accrued interest are due on February 18, 2006. The note is unsecured.	25,000	-0-	-0-

Total Long Term Debt	2,780,625	100,000	350,000
Less: Current Portion	2,780,625	100,000	350,000

Long-Term Portion	$-0-	$-0-	$-0-

Debt maturities in the next five years are as follows:

2006	$2,780,625
2007	-0-
2008	-0-
2009	-0-
2010	-0-

$2,780,625

On December 31, 2003, with the consent of all note holders, the Company converted $5,900,000 of its convertible notes outstanding in exchange for 59,000 shares of its preferred stock, $1.00 par value, at a rate of 1 share of the Company’s preferred stock for every $100 of unpaid principal.

In addition, all accrued and unpaid interest on the above mentioned notes was paid in shares of the Company’s common stock, $.01 par value, with each such share valued at the conversion price associated with the note. Total interest paid and shares of common stock issued were $192,604 and 73,342, respectively, for the year ended December 31, 2003.

In June 2004, the Company issued $985,000 of notes payable to two venture capital companies prior to the completion of a private placement offering (See Note 18). The notes required interest at 7% per annum to be paid via issuance of common stock upon closing of the private placement offering. In August 2004, these notes were converted to convertible preferred stock. As of December 31, 2004 no common stock has been issued for the accrued interest related to these notes. Interest accrued on these notes as of December 30, 2005 and 2004 was $13,254 and $13,254, respectively.

During the year ended December 31, 2005, some of the shareholders loaned the Company $174,500. The loans were repaid prior to March 31, 2005, including reclassifying $100,000 to common stock as part of an exercise of stock options by one of the shareholders.

The accompanying notes are an integral part of the financial statements.

i2 TELECOM INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2005, 2004 and 2003

Note 6. Certain Related Party Transactions

As of December 31, 2005, 2004 and 2003 the Company owed $-0-, -0- and $225,000, respectively to certain shareholders for various advances made to the Company. The advances are unsecured and due on demand.

Interest expense on notes from related parties for the years ended December 31, 2005, 2004, and 2003 was $21,342, $-0- and $-0-, respectively.

Note 7. Per Share Computation

Earnings per share have been calculated based on the weighted average number of shares outstanding.

Note 8. Income Taxes

The Company has incurred a net operating losses for federal income tax purposes of $8,230,701, $6,712,060 and $4,668,223 in 2005, 2004 and 2003, respectively, which it has elected to carry forward, therefore the Company has not recorded any current tax accrual. Additionally, from the SuperCaller Community, Inc. acquisition and the reverse merger with Digital Data Networks, Inc., the Company has additional net operating loss carry forwards of $160,599 and $9,283,863, respectively. The Company has total net operating loss carry forwards of $29,811,387 which expire in various years ranging from 2006 to 2025.

Deferred taxes are detailed as follows:

	2005	As Restated 2004	As Restated 2003
Deferred Income Tax Liability
Amortization of Patents and Trademarks	$222,958	$148,072	$73,324

Deferred Income Tax Assets
Net Operating Loss Available	10,135,872	$7,337,433	$2,160,872
Amortization of R&D Expenses	378,407	430,623	439,490
Accrued Expenses	682,375	650,933	244,271

	11,196,654	8,418,989	2,844,633
Valuation Allowance	10,973,696	8,270,917	2,771,309

Net Deferred Income Tax Asset	222,958	148,072	73,324

Net Deferred Income Taxes	$-0-	$-0-	$-0-

The valuation allowance is evaluated at the end of each year, considering positive and negative evidence about whether the asset will be realized. At that time the allowance will either be increased or reduced; reduction would result in the complete elimination of the allowance if positive evidence indicates that the value of the deferred tax assets is no longer required. Due to the above valuation allowance, the Company has not recorded any assets for deferred taxes as of December 31, 2005, 2004 and 2003. (See Note 21 for Restatement of Financial Statements.

The accompanying notes are an integral part of the financial statements.

i2 TELECOM INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2005, 2004 and 2003

Note 9. Supplemental Cash Flow Disclosures

Interest received and paid, income taxes paid and non-cash transactions incurred during the years ended December 31, 2005, 2004 and 2003 was as follows:

	2005	2004	2003
Interest Received	$4,008	$3,044	$7,237

Interest Paid	$12,616	$6,065	$4,711

Income Taxes	$-0-	$-0-	$-0-

Non-Cash Transactions:
Cancellation of Stock Notes	$-0-	$-0-	$79,500
Payment of Interest via stock	-0-	-0-	192,605
Conversion of Debt to Stock	100,000	985,000	5,900,000
Cancellation of Stock Appreciation Rights	-0-	-0-	897,952
Debt Financed Insurance Premiums	-0-	40,943	-0-

Note 10. Significant Concentrations of Credit Risk

The Company maintains cash balances at various financial institutions. The balances are insured by the Federal Deposit Insurance Corporation FDIC) up to $100,000. At December 31, 2005, 2004 and 2003, the Company’s uninsured cash balance totaled $68,965, $-0- and $29,924, respectively.

Note 11. Stock Options and Warrants

During 2002, the Company’s board of directors approved a stock option plan for its officers, directors and certain key employees. Generally, the options vest based on the attainment of certain performance criteria set forth in the option agreements. In additions, the Company has issued stock warrants to key employees, consultants, and certain investors, with expiration dates of one-to-five years. Effective January 1, 2005, the Company adopted early application of SFAS No. 123 (revised 2004), “Share-Based Payment”, which is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation” (SFAS 123R). SFAS 123R supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” which was previously used by the Company (See Note 18). Generally, the approach in SFAS 123R is similar to the approach described in SFAS 123. However, SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Under APB 25, compensation expense was recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price, the intrinsic value method. Under SFAS 123R, “Accounting for Stock-Based Compensation”, the Company recognizes an expense, over the vesting period, the fair value of all stock-based awards on the date of grant. Beginning January 1, 2005, all stock-based awards to non-employees are accounted for at their fair value in accordance with SFAS 123R and related interpretations. The change to FSAS No. 123 has been accounted for as change in account accounting principle and the cumulative effect on prior years has been reflected on the consolidated statement of operations.

Stock compensation expense is comprised of the amortization of deferred compensation resulting from the grant of stock options to employees at exercise or sale prices deemed to be less than fair value of the common stock at grant date, net of forfeitures related to such employees who terminated service while possessing unvested stock options, as these terminated employees have no further service obligations.

The accompanying notes are an integral part of the financial statements.

i2 TELECOM INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2005, 2004 and 2003

Note 11. Stock Options and Warrants – (continued)

The following table summarizes relevant information as to reported results under the Company’s intrinsic value method of accounting for stock awards, with supplemental information as if the fair value recognition provisions of SFAS 148 had been applied for the year ended December 31, 2004 and 2003 (adjusted for conversion of shares due to merger).

	For the Year Ended December 31, 2004	For the Year Ended December 31, 2003
Net Loss, as reported	$(6,473,468)	$(5,278,069)
Add: Stock-based employee compensation expense attributable to common stock options and warrants	347,479	139,121
Less: Stock-based employee compensation expense attributable to common stock options determined under fair value based method	(469,522)	(162,989)

Net Loss, as Adjusted	$(6,595,511)	$(5,301,937)

Loss Per Share-Basic, as Reported	$(.30)	$(1.21)

Loss Per Share-Diluted, as Reported	$(.17)	$(.23)

Loss Per Share-Basic, as Adjusted	$(.30)	$(1.21)

Loss Per Share-Diluted, as Adjusted	$(.17)	$(.23)

The summary of the status of the Company’s stock option plan as of December 31, 2005, 2004 and 2003 and changes during the periods then ended is as follows (adjusted for conversion of shares due to merger):

	2005		2004		2003
	Number of Options/ Warrants	Weighted Average Exercise Price	Number of Options/ Warrants	Weighted Average Exercise Price	Number of Options/ Warrants	Weighted Average Exercise Price
Outstanding at Beginning of Period	22,757,921	$.67	16,178,349	$.47	10,527,826	$.48
Options Granted	4,175,771	$.53	967,657	$.83	5,800,038	$.48
Warrants Granted	9,467,015	$.34	9,275,203	$.89	847,055	$.36
Exercised	(6,337,688)	$.56	(978,340)	$.25	-0-	n/a
Forfeited	(2,278,417)	$.55	(2,684,948)	$.48	(996,570)	$(45)

Outstanding at End of Period	27,784,602	$.57	22,757,921	$.67	16,178,349	$.47

Options Exercisable at End of Period	16,918,676	$.60	17,038,724	$.45	4,020,194	$.49
Weighted-average Fair Value of Options Granted During the Period		$.32		$.05		$.03

As of December 31, 2005, the range of option and warrant exercise prices for outstanding and exercisable options and warrants was $.01 to $1.80 with a weighted average remaining contractual life of 1.93 years.

During the years ended December 31, 2005, 2004 and 2003, total compensation costs recognized in income from stock-based compensation awards was $311,629, $347,479 and $1,037,073, respectively.

The accompanying notes are an integral part of the financial statements.

i2 TELECOM INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2005, 2004 and 2003

Note 12. Stock Appreciation Rights and Restricted Share Units

In October 2002, the Company reduced compensation 25% for all executives of the Company. In November, the compensation of the Chief Executive Officer and President was further reduced to the minimum salary necessary to maintain group insurance coverage. To provide the Company executives the opportunity to restore this lost compensation at a future date a Stock Appreciation Rights Plan (Plan) was established effective October 1, 2002. The Plan provides that at the time the Company changes ownership or becomes a publicly held company (per specific provisions in the Plan), the Company executives receive in Company stock or cash the differential amount between the fair market value of the Company stock and the applicable initial value of their stock appreciation rights. For the period from October 1, 2002 through April 30, 2003, the conversion rate was $1.875 per each stock appreciation right for each $1.00 in reduced salary. Effective May 1, 2003, the conversion rate was amended to $3.00 per each stock appreciation right for each $1.00 in reduced salary. As of December 31, 2003, this was a total aggregate salary reduction amount of $740,082.

On December 31, 2003, the Company terminated its Stock Appreciation Plan and cancelled all outstanding rights granted. As consideration for the consideration of rights cancelled, each employee received restricted stock or cancellation their notes receivable (See Note 4) at rate of $3 per right. On December 31, 2003, the Company amended its 2002 Stock Option Plan to properly administer the granting of Restricted Stock. Under the amended plan, employees are granted restricted units without cost to the employee. Each restricted share unit awarded to a participant represents an unfunded, unsecured right, which is nontransferable except in the event of death, of the employee to receive one share of common stock, $.01 par value on the date specified in the grant. As a result of the reverse merger with Digital Data Networks, Inc., each right to receive one share of common stock, $.01 par value was converted into a right to receive shares of common stock, no par value per share, and preferred stock series B, no par value per share as outlined in the merger agreement. On June 3, 2004, the right to receive preferred stock Series B, no par value per share, was converted in a right to receive shares of common stock, no par value per share (See Note 19). The restricted share units granted under the plan vest evenly over three years, with immediate vesting upon termination. Information with respect to restricted share units and stock appreciation rights as of December 31, 2005, 2004 and 2003 (Adjusted for reverse merger dated February 26, 2004) is as follows:

	2005	2004	2003
Stock Appreciation Rights Outstanding-Beginning of Year	-0-	-0-	54,522
Stock Appreciation Rights Granted	-0-	-0-	244,807
Rights Applied Towards Cancellation of Notes Receivable	-0-	-0-	(59,848)
Conversion to Restricted Units	-0-	-0-	(239,481)

Stock Appreciation Rights Outstanding-End of Year	-0-	-0-	-0-

	2005		2004		2003
	Common	Preferred	Common	Preferred	Common	Preferred
Restricted Stock-Beginning of Year	991,858	-0-	542,315	14,196		-0-
Restricted Stock Granted	-0-	-0-	-0-	-0-	542,315	14,196
Conversion of Preferred to Common	-0-	-0-	889,613	(14,196)	-0-	-0-
Transfer to Common Stock Due to Lapse of Restrictions	(609,290)	-0-	(440,070)	-0-	-0-	-0-

Restricted Stock-End of Year	382,568	-0-	991,858	-0-	542,315	14,196

Weighted Average Fair Value of Shares		$.45		$.45		$.45
Pre-Tax Compensation Expense Charged to Earnings, net of cancellations		$-0-		$-0-		$727,606
Cancellation of Notes Receivable		$-0-		$-0-		$179,544

The accompanying notes are an integral part of the financial statements.

i2 TELECOM INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2005, 2004 and 2003

Note 13. Deferred Compensation Plan

In September 2003, the Company instituted a second salary reduction plan whereas executives of the Company agreed to an additional decrease in salary. Under this plan, the Company will repay the difference between the wages paid immediately prior to the start of the plan and their reduced salary plus 20% of the difference. The deferred amount is due at a time when the company becomes profitable. As of December 31, 2005, 2004 and 2003, the amount of deferred compensation accrued was $303,692, $374,899 and $143,184, respectively.

Note 14. Employee Benefit Plans

During the year ended December 31, 2005, the Company discontinued using a professional employment organization (PEO) for its payroll and began doing payroll internally. As a result, benefits provided through the PEO such as dental, disability, life insurance and 401K plan were terminated. The Company does still provide health insurance benefits previously provided through the PEO.

Note 15. Lease Obligation

The Company leases its office facilities in Atlanta, Georgia under an operating lease expiring in April 2007. It also leases an engineering center in Redwood City, California under an operating lease expiring in February 2006.

The Company leased its former headquarters in Boca Raton under an operating lease that expired in January 2005.

During the year ended December 31, 2004, the Company subleased the Atlanta space to a third-party tenant while it was headquartered in Boca Raton. In December 2004, the Company relocated its headquarters back to Atlanta, Georgia.

Total rents paid during the years ended December 31, 2005, 2004 and 2003 were $206,889, $306,671 and $215,789.

Total rents received from subleases during the years ended December 31, 2005, 2004 and 2003 were $-0-, $93,948 and $42,625.

Future minimum lease obligations under all operating leases are as follows:

December 31, 2006	$119,426
December 31, 2007	37,891
December 31, 2008	-0-
December 31, 2009	-0-
December 31, 2010	-0-

$157,317

The accompanying notes are an integral part of the financial statements.

i2 TELECOM INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2005, 2004 and 2003

Note 16. Realization of Assets

As shown in the accompanying financial statement, the Company incurred a net loss of $8,027,647, $6,473,468 and $5,278,069 during the years ended December 31, 2005, 2004 and 2003, respectively, and as of December 31, 2005, the Company’s current liabilities exceeded its current assets by $5,522,239 and its total liabilities exceeded its total assets by $$903,883.

The factors noted in the preceding paragraph, as well as the uncertain conditions that the Company faces relative to its ongoing debt and equity fund-raising efforts, creates a substantial doubt as to the Company’s ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent upon the Company’s success in its ability to obtain needed financing and increase revenues.

The Company has identified several new business strategies that should enable the Company to reach its profitability goals. First, the Company currently has a detailed plan under which it will bring in new capital for both its short term as well as its long term liquidity needs. The Company is in negotiations with several companies to enable the Company to ultimately expand the market and revenues for its products and services. Management believes that new products it has in development, the potential for newly identified business relationships coupled with new capital from sophisticated institutional investors, should allow the Company to achieve its goal of positive cash flow within the next twelve months.

Note 17. Contingencies

On June 30, 2003, the Company filed a demand for arbitration against the former majority owner of SuperCaller Community, Inc., a Delaware corporation acquired by the Company in September 2002 (“SuperCaller”), seeking damages in the amount of $452,250, which represents the amount of liabilities exceeding the $400,000 threshold as of September 17, 2002 permitted by the purchase agreement pursuant to which Company acquired SuperCaller.

On December 22, 2003, former stockholders of SuperCaller, filed a lawsuit against the Company in the United States District Court for the Northern District of California, San Francisco Division. The plaintiffs alleged that i2 Delaware and certain of its affiliates and representatives deceived the plaintiffs into selling SuperCaller to the Company, among other things.

On March 27, 2006, all federal claims against the Company and related parties in the United States District Court in San Francisco were “dismissed with prejudice” by Judge Vaughn Walker. The claimants had asserted that they had ownership of certain core Intellectual Property of the Company. In addition, the court declined to exercise supplemental jurisdiction over the remaining state law claims which were all “dismissed” as well. Therefore, no loss or liability has been recorded in the Company’s financial statements.

The Company had been named a defendant in a lawsuit regarding a disputed amount due for patent preparation and filings. Based on the present status of these litigation matters, management believes this will not ultimately have a material effect on the results of operations, financial position, or cash flows of the Company.

The accompanying notes are an integral part of the financial statements.

i2 TELECOM INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2005, 2004 and 2003

Note 18. Preferred Stock

On June 3, 2004, the shareholders of the Company approved an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of the Company’s common stock, no par value per share, from 10,000,000 to 100,000,000 and to increase the number of authorized shares of the Company’s preferred stock, no par value per share, from 1,000,000 to 5,000,000. As a result of the increase in the number of authorized shares of the Company’s common stock effected by such filing, all of the Company’s outstanding shares of preferred stock series A-1, preferred stock series A-2, preferred stock series B and preferred stock series C converted into shares of common stock in accordance with the applicable Statement of Rights of such preferred stock. Consequently, as of June 3, 2004, the Company had outstanding 34,179,113 shares of common stock (including restricted shares), excluding shares of common stock payable as dividends with respect to, and upon conversion of, the preferred stock series A-1 and preferred stock series A-2.

In August 2004, the Company the completed a private placement of 4,500 shares of its preferred stock series D, warrants to purchase 2,812,500 shares of its common stock, and 1,125 additional investment right units (AIRS) for an aggregate purchase price of $4.5 million. The preferred stock calls for quarterly dividends at 7% paid quarterly on a cumulative basis. Dividends not paid on the payable date require interest at a rate of 13% per annum from the payable date to date paid. The shares of preferred stock series D are convertible into an aggregate of 5,625,000 shares of common stock with each share of preferred stock series D being convertible into 1,250 shares of common stock. Each additional investment right unit (AIR) is exercisable into one share of preferred stock series D and a warrant to purchase 625 shares of common stock at an exercise price of $1,000 per unit. The warrants issued in the private placement and issuable upon exercise of the additional investment right units are exercisable for a period of three years at a price of $.96 per share.

During the year ended December 31, 2005, the Company received $575,000 from the exercise of 600 AIRS.

During the year ended December 31, 2005, 665 shares of the Company’s preferred stock were converted into 831,250 shares of common stock.

In July 2005, the Company the completed a private placement of 800 shares of its preferred stock series E for $800,000. The preferred stock calls for quarterly dividends at 3% paid quarterly on a cumulative basis. The shares of preferred stock series D are convertible into 2,000,000 shares of common stock at $.40 each and warrants to purchase common stock at $.50 per share for a three year period.

On September 12, 2005, the Company entered into an agreement for a $1,200,000 Secured Loan Facility with a trust and two individuals. The terms of the agreement call for a repayment of the loan on January 31, 2006 with a 10% annual percentage rate of interest and the issuance of 1,200,000 warrants exercisable at $.50 each for a period of three years. This effectively changed the conversion price of the Series E Convertible Preferred holders warrants of which there were 1,000,000 outstanding and exercisable at $.60 per share to $.50 per share. The warrants were issued without registration under the Securities Act in reliance upon the exemption set forth in Section 4(2).

On December 9, 2005, the Company entered into an agreement with the holders of Series D and Series E Convertible Preferred Stock (“Series D” and “Series E”) of the Company to modify the terms whereby;

The exercise price will be fixed at $.20 per share into the common shares of the Company;

There will be a mandatory conversion of the shares of Series D and Series E into common shares upon the Company’s common shares trading at or above 200% of the exercise price for 20 consecutive trading days;

The exercise price of any of the Series D and Series E warrants will be fixed at $.20 per share into the common shares of the Company;

Any future anti-dilution full-ratchet provisions are eliminated.

The accompanying notes are an integral part of the financial statements.

i2 TELECOM INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2005, 2004 and 2003

Note 18. Preferred Stock (continued)

On March 29, 2006, the shareholders approved an amendment to the Certificate of Designations of Rights and Preferences of its Preferred Stock Series D and E in accordance with the above mentioned agreement.

On March 29, 2006, the shareholders approved an amendment to the Certificate of Designations of Rights and Preferences of its Preferred Stock Series D and E in accordance with the above mentioned agreement.

Any outstanding dividends owed to the Series D and Series E holders will be converted to common stock at 90% of the average closing bid price of the Company’s common stock for the 20 consecutive trading days immediately prior to the applicable dividend date for the dividend periods of the Company’s second, third and fourth quarters.

During the years ended December 31, 2005, 2004 and 2003, the Company accrued dividends of $400,237, $43,983 and $-0-. As of December 31, 2005, the company has unpaid dividends of $251,238.

Note 19. Merger with Digital Data Networks, Inc.

On February 29, 2004, the Company merged with and into Digital Data Networks, Inc. (DDN), a Washington corporation. Pursuant to the plan of merger, the Company and DDN Acquisition Corporation (a wholly-owned subsidiary of DDN) was merged with and into the Company with the Company to survive the Merger as a wholly-owned subsidiary of DDN. Subsequent to the merger Digital Data Networks, Inc. changed its name to i2 Telecom International, Inc.

Under terms of the agreement, at the effective time of the Merger, the issued and outstanding shares of:

1.	The Company’s common stock, $.01 par value per share, including restricted units, was converted into an aggregate of 5,160,722 shares of the DDN’s common stock, no par value per share and 135,000 shares of DDN’s preferred stock series B, no par value per share.

2.	The Company’s preferred stock series A-1, $1.00 par value per share was converted into the right to receive an aggregate of 22,500 shares of DDN’s preferred stock Series A-1, no par value per share.

3.	The Company’s preferred stock series A-2, $1.00 par value per share was converted into the right to receive an aggregate of 30,600 shares of the DDN’s preferred stock series A-2, no par value per share.

4.	The Company’s preferred stock series B, $1.00 par value per share was converted into the right to receive an aggregate of 100,000 shares of DDN’s preferred stock series C, no par value per share.

DNN generates advertising revenue in the out-of-home advertising industry through its Transit Network operation, which sells advertising on its digital information network. The Transit Network’s digital information network is a network of computerized electronic displays that delivers information, both text and graphics, to riders on-board public transit vehicles, utilizing an FM sub-carrier signal to transmit the data. The Transit Network currently operates its digital information network on the Dallas Area Rapid Transit bus and rail system.

On February 27, 2004, in connection with the merger with the Company, DDN sold substantially all of its operating assets relating to its digital information network to a newly created entity owned by certain members of DDN’s management team. Pursuant to the agreement, the assets were exchanged for the new owner’s assuming certain liabilities and obligations relating to such assets.

The Merger and Asset Sale are being accounted for as a recapitalization of the Company and is merely a change in legal organization and not a change in the entity. As a result of the recapitalization, the financial statements for the periods ended prior to the merger reflect a continuation of the Company and not of DDN. The consolidated statement of stockholders’ equity has been retroactively restated to reflect the equivalent number of shares received in the merger.

The accompanying notes are an integral part of the financial statements.

i2 TELECOM INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2005, 2004 and 2003

Note 20. Subsequent Events

On January 9, 2006, the Company closed a financing transaction in which it sold 10% secured convertible debentures (the “Debentures”) to Cornell Capital Partners, LP (“Cornell”) to raise $1,750,000 pursuant to a Securities Purchase Agreement dated thereof (the “Securities Purchase Agreement”). The Company received $600,000 upon closing, will receive another $600,000 on the date the registration statement is filed pursuant to Investors Registration Rights Agreement dated thereof between the Company and Cornell (the “Registration Rights Agreement”), provided that the Company’s Board of Directors shall have consented, subject to shareholder approval, to increase it’s authorized shares of Common Stock to at least two hundred fifty million (250,000,000) and the Company shall have entered into irrevocable voting agreements, with the Buyer(s) as a third party beneficiary of such agreements, with shareholders of the Company who are the beneficial owners of an excess of fifty percent (50%) of the Company’s outstanding shares of Common Stock as of the date hereof, wherein such shareholders shall irrevocably vote in favor of increasing the Company’s authorized shares of Common Stock to at least two hundred fifty million (250,000,000), and the Company shall receive $550,000 one business day prior to the date the registration statement is declared effective by the Securities and Exchange Commission (the “Commission”). The Debentures mature on January 9, 2009. The Debentures are convertible from time to time into the common stock of the Company by Cornell at the price per share equal to the lesser of (1) ninety percent (95%) of the lowest volume weighted average price of the Company’s common stock, as quoted by Bloomberg, LP, for the thirty (30) trading days immediately preceding the conversion date or (2) $0.10. In the event that the volume weighted average price of the Company’s common stock, as quoted by Bloomberg, LP, is below Four Cents ($0.04) for ten (10) consecutive Trading Days, Cornell shall not, unless waived by the Company, convert more than Two Hundred Thousand Dollars ($200,000) of principal and interest due and outstanding under the Debentures into shares of the Company’s common stock in any thirty (30) calendar day period. Additionally, Cornell may not convert the Debentures or exercise the Warrant (as defined below) if such conversion or exercise would result in Cornell, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1933 and the rules promulgated thereunder) in excess of 4.9% of the then issued and outstanding shares of the Company’s common stock. The Company has an option to redeem a portion or all of the outstanding principle convertible Debentures, provided that the price of the Company’s common stock is trading below the Fixed Conversion Price, with the redeem price of one hundred twenty percent (120%) of the amount redeemed plus accrued interest.

The Company and its subsidiaries granted Cornell a security interest in certain of its assets pursuant to a Security Agreement dated January 9, 2006 between the Company and Cornell and a Debenture dated January 9, 2006 between i2 Telecom International Limited and Cornell (collectively, the “Security Agreements”). The Company entered into a Pledge and Escrow Agreement with Cornell, dated January 9, 2006 (the “Pledge Agreement”) whereby the Company agreed to pledge 100,000,000 shares of its common stock until such time all obligations under the Debentures have been satisfied. In December 2005, pursuant to the Pledge Agreement, the Company delivered to the Escrow Agent stock certificates representing 26,987,667 shares of the Company’s common stock with the remaining 72,198,494 shares of common stock to be delivered at such time as the authorized shares of the Company’s common stock is increased to at least two hundred fifty million (250,000,000) shares. Additionally, certain of the Company’s shareholders pledged and delivered to the Escrow Agent stock certificates representing a total of 8,269,751 shares of common stock (the “Stockholder Pledge Shares”) pursuant to Pledge Agreements entered into by and among the shareholders, the Company and Cornell dated January 9, 2006 (the “Shareholder Pledge Agreements”). The Stockholder Pledge Shares will be returned to the shareholders when the Company completes delivery of the Company Pledge Shares to the Escrow Agent. The Company paid Yorkville Advisors, LLC a structuring fee of $15,000 and shall pay a commitment fee equal to 10% of the total purchase price of the Debentures of which $60,000 was paid on January 9, 2006 upon the funding of $600,000 of the Debentures. Cornell also received a three-year warrant to purchase 7,150,000 shares of common stock at an exercise price of $0.07 per share (the “Warrant”).

As of March 29, 2006, the Company has only received $600,000.

The accompanying notes are an integral part of the financial statements.

i2 TELECOM INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2005, 2004 and 2003

Note 20. Subsequent Events (continued)

On March 29, 2006, the shareholders of the Company approved by majority of the voting shares to increase the total number of shares which the corporation is authorized to issue 250,000,000 of common stock having no par value and the 1,000,000 shares of preferred stock having no par value remained the same.

Note 21. Restatement of Prior Financial Statements

During the year end December 31, 2005, the Company determined costs related to patent pending technology was being amortized in error due to the indeterminable lives of the patents not yet issued. In accordance with SFAS No. 142, intangible assets with an indefinite life are not amortized but are tested for impairment at least annually or whenever changes circumstances indicate that the carrying value may not be recoverable.

In addition, the earning per share computation did not reflect the dividends paid on preferred stock. Therefore, the financial statements for the years ended December 31, 2004 and 2003 have been restated to remove the amortization expense related to the patent pending technology. The effect of the restatement on the Company’s originally reported results of operations for the years ended December 31, 2004 and 2003 are summarized below:

	For the Year Ended December 31, 2004	For the Year Ended December 31, 2003
Net Loss, as originally reported	$(6,693,314)	$(5,493,729)

Reversal of amortization expense included In original report	219,846	215,660

Net Loss, as restated	$(6,473,468)	$(5,278,069)

The accompanying notes are an integral part of the financial statements.

i2 TELECOM INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2005, 2004 and 2003

Note 21. Restatement of Prior Financial Statements (continued)

The following is a summary of the effect of the restatement on the originally issued consolidated balance sheets, consolidated statements of operations and consolidated statements of cash flows for the years ended December 31, 2004 and 2003.

CONSOLIDATED BALANCE SHEETS

As of December 31, 2004 and 2003

	Previously Reported 2004	As Restated 2004	Previously Reported 2003	As Restated 2003
ASSETS
Current Assets
Cash	$231,127	$231,127	$671,421	$671,421
Restricted Cash	-0-	-0-	-0-	-0-
Accounts Receivable, Net	232,371	232,371	146,738	146,738
Inventories	961,056	961,056	767,011	767,011
Prepaid Expenses and Other Current Assets	231,966	231,966	19,534	19,534

Total Current Assets	1,656,520	1,656,520	1,604,704	1,604,704

Property and Equipment, Net	1,267,763	1,267,763	830,296	830,296

Other Assets
Intangible Assets	2,880,579	3,316,085	3,072,287	3,287,947
Deposits	78,164	78,164	43,064	43,064

Total Other Assets	2,958,743	3,394,249	3,115,351	3,331,011

Total Assets	$5,883,026	$6,318,532	$5,550,351	$5,766,011

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	$1,303,656	$1,303,656	$756,490	$756,490
Accounts Payable and Accrued Expenses	99,901	99,901	100,000	100,000
Deferred Revenue	100,000	100,000	350,000	350,000
Notes Payable-Current	-0-	-0-	225,000	225,000
Notes Payable-Related Parties

Total Current Liabilities	1,503,557	1,503,557	1,431,490	1,431,490

Stockholders’ Equity (Deficit)
Preferred Stock	4,175,000	4,175,000	8,606,555	8,606,555
Common Stock	13,035,158	13,035,158	1,649,880	1,649,880
Restricted Stock
Common Stock	497,646	497,646	272,096	272,096
Preferred Stock	-0-	-0-	446,347	446,347
Additional Paid-In Capital	404,100	404,100	139,121	139,121
Accumulated Deficit	(13,732,435)	(13,296,929)	(6,995,138)	(6,779,478)

Total Stockholders’ Equity (Deficit)	4,379,469	4,814,975	4,118,861	4,334,521

Total Liabilities and Stockholders’ Equity (Deficit)	$5,883,026	$6,318,532	$5,550,351	$5,766,011

The accompanying notes are an integral part of the financial statements.

i2 TELECOM INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2005, 2004 and 2003

Note 21. Restatement of Prior Financial Statements (continued)

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2004 and 2003

	Previously Reported 2004	As Restated 2004	Previously Reported 2003	As Restated 2003
Revenue	$547,656	$547,656	$146,665	$146,665
Cost of Revenue	565,225	565,225	395,251	395,251

Gross Profit (Loss)	(17,569)	(17,569)	(248,586)	(248,586)
General and Administrative Expenses	6,675,769	6,455,923	4,917,163	4,701,503

Loss From Operations	(6,693,338)	(6,473,492)	(5,165,749)	(4,950,089)

Other Income (Expense)
Interest Income	3,044	3,044	7,272	7,272
Interest Expense	(30,070)	(30,070)	(217,252)	(217,252)
Gain on Forbearance of Debt	27,643	27,643	-0-	-0-
Loss on Disposal of Assets	(593)	(593)	-0-	-0-
Loss on Subscription List	-0-	-0-	(118,000)	(118,000)

Total Other Income (Expense)	24	24	(327,980)	(327,980)

Net Loss	(6,693,314)	(6,473,468)	$(5,493,729)	$(5,278,069)
Dividends on Preferred Stock	-0-	(43,983)	-0-	-0-

Net Loss Available to Common Shareholders	$(6,693,314)	$(6,517,451)	$(5,493,729)	$(5,278,069)

Weighted Average Common Shares:
Basic	22,499,279	22,499,279	4,365,130	4,365,130
Diluted	39,703,035	39,703,035	23,066,878	23,066,878

Earnings Per Common Share:
Basic	$(.30)	$(.29)	$(1.26)	$(1.21)
Diluted	(.17)	(.16)	(.24)	(.23)

The accompanying notes are an integral part of the financial statements.

i2 TELECOM INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2005, 2004 and 2003

Note 21. Restatement of Prior Financial Statements (continued)

CONSOLIDATED STATEMENT OF CASH FLOWS

As of December 31, 2004 and 2003

	Previously Reported 2004	As Restated 2004	Previously Reported 2003	As Restated 2003
Cash Flows From Operations
Net Loss From Continuing Operations	$(6,693,314)	$(6,473,468)	$(5,493,729)	$(5,278,069)
Adjustments to Reconcile Net Income to Net Cash Provided By Operating Activities
Bad Debts	75,000	75,000	-0-	-0-
Depreciation and Amortization	457,637	237,791	364,188	148,528
Interest Paid Via Issuance of Stock	-0-	-0-	192,604	192,604
Gain on Forbearance of Debt	(27,643)	(27,643)	-0-	-0-
Loss on Disposal of Assets	593	593	-0-	-0-
Stock Compensation	347,479	347,479	1,037,073	1,037,073
Cumulative Effect of Accounting Change	-0-	-0-	-0-	-0-
(Increase) Decrease In:
Accounts Receivable	(160,633)	(160,633)	(146,738)	(146,738)
Inventories	(194,045)	(194,045)	(431,684)	(431,684)
Prepaid Expenses	(171,489)	(171,489)	2,681	2,681
Other Assets	(35,100)	(35,100)	(19,577)	(19,577)
Increase (Decrease) In:
Accounts Payable and Accrued Expenses	514,809	514,809	3,457	3,457
Deferred Revenue	(99)	(99)	100,000	(100,000)

Net Cash Used In Operating Activities	(5,886,805)	(5,886,805)	(4,391,725)	(4,391,725)

Cash Flows From Investing Activities
Proceeds from Disposal of Assets	6,433	6,433	-0-	-0-
Equipment Purchases	(682,283)	(682,283)	(887,687)	(887,687)
Payments for Patents and Trademarks	(28,139)	(28,139)	(89,658)	(89,658)

Net Cash Used In Investing Activities	(703,989)	(703,989)	(977,345)	(977,345)

Cash Flows From Financing Activities
Proceeds From Shareholder Loans	-0-	-0-	225,000	225,000
Payments of Shareholder Loans	(225,000)	(225,000)	(6,000)	(6,000)
Proceeds from Issuance of Convertible Notes	985,000	985,000	5,900,000	5,900,000
Proceeds From Notes Payable	-0-	-0-	-0-	-0-
Payment of Notes Payable	(290,943)	(290,943)	(100,000)	(100,000)
Issuance of Common Stock	210,426	210,426	600	600
Issuance of Preferred Stock	5,515,000	5,515,000	-0-	-0-
Proceeds from Stock Notes Receivable	-0-	-0-	19,412	19,412
Dividends Paid	(43,983)	(43,983)	-0-	-0-

Net Cash Provided By Financing Activities	6,150,500	6,150,500	6,039,012	6,039,012

Increase (Decrease) in Cash	(440,294)	(440,294)	669,942	669,942
Balance, Beginning of Period	671,421	671,421	1,479	1,479

Balance, End of Period	$231,127	$231,127	$671,421	$671,421

The accompanying notes are an integral part of the financial statements.

i2 TELECOM INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2005, 2004 and 2003

Note 21. Restatement of Prior Financial Statements (continued)

The following is a summary of the effect of the restatement on the originally issued consolidated statements of operations for the each of the three quarters ended during 2005, 2004 and 2003.

	2005 Quarters (Unaudited)
	1st Quarter		2nd Quarter		3rd Quarter
	As Previously Report	As Restated	As Previously Report	As Restated	As Previously Report	As Restated
Revenue	$186,308	$186,308	$266,230	$266,230	$49,851	$49,851
Cost of Revenue	117,026	117,026	289,071	289,071	369,492	369,492

Gross Profit (Loss)	69,282	69,282	(22,841)	(22,841)	(319,641)	(319,641)
General and Administrative Expenses	1,753,013	1,697,707	1,952,305	1,896,804	2,351,050	2,295,520

Loss From Operations	(1,683,731)	(1,628,425)	(1,975,146)	(1,919,645)	(2,670,691)	(2,615,161)

Other Income (Expense)	(3,798)	(3,798)	(8,216)	(8,216)	338,673	338,673

Loss Before Cumulative Effect of Accounting Change	(1,687,529)	(1,632,223)	(1,983,362)	(1,927,861)	(2,332,018)	(2,276,488)
Cumulative Effect of Accounting Change On Years Prior to 2005, Net of Income Tax of $-0-	(340,117)	(340,117)	(-0-)	(-0-)	-0-	-0-

Net Loss	(2,027,646)	(1,972,340)	(1,983,362)	(1,927,861)	(2,332,018)	(2,276,488)
Dividends on Preferred Stock	-0-	(75,906)	-0-	(146,331)	-0-	-0-

Net Loss Available to Common Shareholders	$(2,027,646)	$(2,048,246)	$(1,983,362)	$(2,074,192)	$(2,332,018)	$(2,276,488)

Weighted Average Common Shares
Basic	35,390,091	35,390,091	37,045,149	37,045,149	37,337,737	37,337,737
Diluted	40,327,674	40,327,674	49,087,015	49,087,015	59,579,681	59,579,681

Basic Earnings Per Common Share:
Loss Before Cumulative Effect of Accounting Change	$(.05)	$(.05)	$(.05)	$(.05)	$(.07)	$(.06)
Cumulative Effect of Accounting Change	(.01)	(.01)	(.00)	(.00)	(.00)	(.00)

Net Loss	$(.06)	$(.06)	$(.05)	$(.05)	$(.07)	$(.06)

Diluted Earnings Per Common Share:
Loss Before Cumulative Effect of Accounting Change	$(.04)	$(.04)	$(.04)	$(.04)	$(.04)	$(.05)
Cumulative Effect of Accounting Change	(.01)	(.01)	(.00)	(.00)	(.00)	(.00)

Net Loss	$(.05)	$(.05)	$(.04)	$(.04)	$(.04)	$(.05)

The accompanying notes are an integral part of the financial statements.

i2 TELECOM INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2005, 2004 and 2003

Note 21. Restatement of Prior Financial Statements (continued)

	2005 Year-to-Dates (Unaudited)
	3 Months Ended March 31, 2005		6 Months Ended June 30, 2005		9 Months Ended September 30, 2005
	As Previously Report	As Restated	As Previously Report	As Restated	As Previously Report	As Restated
Revenue	$186,308	$186,308	$452,538	$452,538	$502,389	$502,389
Cost of Revenue	117,026	117,026	406,097	406,097	775,589	775,589

Gross Profit (Loss)	69,282	69,282	46,441	46,441	(273,200)	(273,200)
General and Administrative Expenses	1,753,013	1,697,707	3,705,318	3,594,511	6,056,368	5,890,031

Loss From Operations	(1,683,731)	(1,628,425)	(3,658,877)	(3,548,070)	(6,329,568)	(6,163,231)

Other Income (Expense)	(3,798)	(3,798)	(12,014)	(12,014)	326,659	326,659

Loss Before Cumulative Effect of Accounting Change	(1,687,529)	(1,632,223)	(3,670,891)	(3,560,084)	(6,002,909)	(5,836,572)
Cumulative Effect of Accounting Change On Years Prior to 2005, Net of Income Tax of $-0-	(340,117)	(340,117)	(340,117)	(340,117)	(340,117)	(340,117)

Net Loss	(2,027,646)	(1,972,340)	(4,011,008)	(3,900,201)	(6,343,026)	(6,176,689)
Dividends on Preferred Stock	-0-	(75,906)	-0-	(222,237)	-0-	(222,237)

Net Loss Available to Common Shareholders	$(2,027,646)	$(2,048,246)	$(4,011,008)	$(4,122,438)	$(6,343,026)	$(6,398,926)

Weighted Average Common Shares
Basic	35,390,091	35,390,091	36,258,732	36,258,732	36,609,532	36,609,532
Diluted	40,327,674	40,327,674	42,542,051	42,542,051	48,075,234	48,075,234

Basic Earnings Per Common Share:
Loss Before Cumulative Effect of Accounting Change	$(.05)	$(.05)	$(.10)	$(.10)	$(.17)	$(.17)
Cumulative Effect of Accounting Change	(.01)	(.01)	(.01)	(.01)	(.01)	(.01)

Net Loss	$(.06)	$(.06)	$(.11)	$(.11)	$(.18)	$(.18)

Diluted Earnings Per Common Share:
Loss Before Cumulative Effect of Accounting Change	$(.04)	$(.04)	$(.08)	$(.08)	$(.13)	$(.12)
Cumulative Effect of Accounting Change	(.01)	(.01)	(.01)	(.01)	(.01)	(.01)

Net Loss	$(.05)	$(.05)	$(.09)	$(.09)	$(.14)	$(.13)

The accompanying notes are an integral part of the financial statements.

i2 TELECOM INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2005, 2004 and 2003

Note 21. Restatement of Prior Financial Statements (continued)

	2004 Quarters (Unaudited)
	1st Quarter		2nd Quarter		3rd Quarter
	As Previously Report	As Restated	As Previously Report	As Restated	As Previously Report	As Restated
Revenue	$127,444	$127,444	$138,944	$138,944	$215,172	$215,172
Cost of Revenue	173,383	173,383	115,269	115,269	199,975	199,975

Gross Profit (Loss)	(45,939)	(45,939)	23,675	23,675	15,197	15,197
General and Administrative Expenses	1,429,129	1,374,481	1,525,043	1,470,395	1,827,845	1,773,197

Loss From Operations	(1,475,068)	(1,420,420)	(1,501,368)	(1,446,720)	(1,812,648)	(1,758,000)

Other Income (Expense)	(10,232)	(10,232)	(6,875)	(6,875)	19,166	19,166

Net Loss	(1,485,300)	(1,430,652)	(1,508,243)	(1,453,595)	(1,793,482)	(1,738,834)
Dividends on Preferred Stock	-0-	-0-	-0-	-0-	-0-	-0-

Net Loss Available to Common Shareholders	$(1,485,300)	$(1,430,652)	$(1,508,243)	$(1,453,595)	$(1,793,482)	$(1,738,834)

Weighted Average Common Shares
Basic	6,212,247	6,212,247	16,544,261	16,544,261	34,238,549	34,238,549
Diluted	33,052,704	33,052,704	43,735,229	43,735,229	46,981,359	46,981,359

Basic Earnings Per Common Share:
Basic	$(.24)	$(.23)	$(.09)	$(.09)	$(.05)	$(.05)
Diluted	(.04)	(.04)	(.03)	(.03)	(.04)	(.04)

The accompanying notes are an integral part of the financial statements.

i2 TELECOM INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2005, 2004 and 2003

Note 21. Restatement of Prior Financial Statements (continued)

	2004 Year-to-Dates (Unaudited)
	3 Months Ended March 31, 2004		6 Months Ended June 30, 2004		9 Months Ended September 30, 2004
	As Previously Report	As Restated	As Previously Report	As Restated	As Previously Report	As Restated
Revenue	$127,444	$127,444	$266,388	$266,388	$481,560	$481,560
Cost of Revenue	173,383	173,383	288,652	288,652	488,627	488,627

Gross Profit (Loss)	(45,939)	(45,939)	(22,264)	(22,264)	(7,067)	(7,067)
General and Administrative Expenses	1,429,129	1,374,481	2,954,172	2,844,876	4,872,017	4,708,073

Loss From Operations	(1,475,068)	(1,420,420)	(2,976,436)	(2,867,140)	(4,879,084)	(4,715,140)

Other Income (Expense)	(10,232)	(10,232)	(17,107)	(17,107)	2,059	2,059

Net Loss	(1,485,300)	(1,430,652)	(2,993,543)	(2,884,247)	(4,877,025)	(4,713,081)
Dividends on Preferred Stock	-0-	-0-	-0-	-0-	-0-	-0-

Net Loss Available to Common Shareholders	$(1,485,300)	$(1,430,652)	$(2,993,543)	$(2,884,247)	$(4,877,025)	$(4,713,081)

Weighted Average Common Shares
Basic	6,212,247	6,212,247	11,401,693	11,401,693	19,069,547	19,069,547
Diluted	33,052,704	33,052,704	39,572,693	39,572,693	39,217,702	39,217,702

Basic Earnings Per Common Share:
Basic	$(.24)	$(.23)	$(.26)	$(.25)	$(.25)	$(.25)
Diluted	(.04)	(.04)	(.08)	(.07)	(.12)	(.12)

The accompanying notes are an integral part of the financial statements.

i2 TELECOM INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2005, 2004 and 2003

Note 21. Restatement of Prior Financial Statements (continued)

	2003 Quarters (Unaudited)
	1st Quarter		2nd Quarter		3rd Quarter
	As Previously Report	As Restated	As Previously Report	As Restated	As Previously Report	As Restated
Revenue	$79,200	$79,200	$29,550	$29,550	$15,277	$15,277
Cost of Revenue	189,017	189,017	136,755	136,755	33,152	33,152

Gross Profit (Loss)	(109,817)	(109,817)	(107,205)	(107,205)	(17,875)	(17,875)
General and Administrative Expenses	1,076,717	1,023,220	728,370	674,837	971,045	917,155

Loss From Operations	(1,186,534)	(1,133,037)	(835,575)	(782,042)	(988,920)	(935,030)

Other Income (Expense)	(47,226)	(47,226)	(33,198)	(33,198)	(55,158)	(55,158)

Net Loss	(1,233,760)	(1,180,263)	(868,773)	(815,240)	(1,044,078)	(990,188)
Dividends on Preferred Stock	-0-	-0-	-0-	-0-	-0-	-0-

Net Loss Available to Common Shareholders	$(1,233,760)	$(1,180,263)	$(868,773)	$(815,240)	$(1,044,078)	$(990,188)

Weighted Average Common Shares
Basic	4,387,820	4,387,820	4,384,385	4,384,385	4,372,570	4,372,570
Diluted	19,103,805	19,103,805	20,059,011	20,059,011	25,930,774	25,930,774

Basic Earnings Per Common Share:
Basic	$(.28)	$(.27)	$(.20)	$(.19)	$(.24)	$(.23)
Diluted	(.06)	(.06)	(.04)	(.04)	(.04)	(.04)

The accompanying notes are an integral part of the financial statements.

i2 TELECOM INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2005, 2004 and 2003

Note 21. Restatement of Prior Financial Statements (continued)

	2003 Year-to-Dates (Unaudited)
	3 Months Ended March 31, 2003		6 Months Ended June 30, 2003		9 Months Ended September 30, 2003
	As Previously Report	As Restated	As Previously Report	As Restated	As Previously Report	As Restated
Revenue	$79,200	$79,200	$108,750	$108,750	$124,027	$124,027
Cost of Revenue	189,017	189,017	325,772	325,772	358,924	358,924

Gross Profit (Loss)	(109,817)	(109,817)	(217,022)	(217,022)	(234,897)	(234,897)
General and Administrative Expenses	1,076,717	1,023,220	1,805,087	1,698,057	2,776,132	2,615,212

Loss From Operations	(1,186,534)	(1,133,037)	(2,022,109)	(1,915,079)	(3,011,029)	(2,850,109)

Other Income (Expense)	(47,226)	(47,226)	(80,424)	(80,424)	(135,582)	(135,582)

Net Loss	(1,233,760)	(1,180,263)	(2,102,533)	(1,995,503)	(3,146,611)	(2,985,691)
Dividends on Preferred Stock	-0-	-0-	-0-	-0-	-0-	-0-

Net Loss Available to Common Shareholders	$(1,233,760)	$(1,180,263)	$(2,102,533)	$(1,995,503)	$(3,146,611)	$(2,985,691)

Weighted Average Common Shares
Basic	4,387,820	4,387,820	4,397,194	4,397,194	4,381,536	4,381,536
Diluted	19,103,805	19,103,805	16,276,360	16,276,360	21,722,871	21,722,871

Basic Earnings Per Common Share:
Basic	$(.28)	$(.27)	$(.48)	$(.45)	$(.72)	$(.68)
Diluted	(.06)	(.06)	(.13)	(.12)	(.14)	(.14)

The accompanying notes are an integral part of the financial statements.

i2 TELECOM INTERNATIONAL, INC.

AND SUBSIDIARY

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE QUARTER ENDED

MARCH 31, 2006

i2 TELECOM INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

ASSETS

	March 31, 2006	December 31, 2005
Current Assets
Cash	$23,814	$238
Restricted Cash		168,965
Accounts Receivable, net of Allowance for Doubtful Accounts of $235,000 and $235,000, respectively	18,732	69,927
Inventories	724,470	732,663
Prepaid Expenses and Other Current Assets	640,229	84,407

Total Current Assets	1,407,245	1,056,200

Property and Equipment, Net	1,139,176	1,206,982

Other Assets

Intangible Assets	3,353,199	3,349,834
Deposits	83,540	61,540

Total Other Assets	3,436,739	3,411,374

Total Assets	$5,983,160	$5,674,556

i2 TELECOM INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)

	March 31, 2006	December 31, 2005
Current Liabilities
Accounts Payable and Accrued Expenses	$4,126,837	$3,797,814
Notes Payable-Current	2,966,362	2,780,625

Total Current Liabilities	7,093,199	6,578,439

Long-Term Debt – Convertible Bonds	600,000	-0-

Total Liabilities	7,696,724	6,578,439

Shareholders’ Equity (Deficit)
Preferred Stock, No Par Value, 5,000,000 Shares Authorized, 4,910 Shares and 4,910 Shares Issued and Outstanding, respectively	4, 885,000	4,885,000
Common Stock, No Par Value, 250,000,000 Shares Authorized, 38,747,120 Shares and 37,460,159 Shares Issued and Outstanding, respectively	14,929,571	14,651,858
Restricted Common Stock (related to No Par Value above), 5,194,294 Shares and 382,568 respectively	445,973	191,846
Additional Paid-In Capital	1,185,043	1,092,126
Accumulated Deficit	(23,155,626)	(21,724,813)

Total Shareholders’ Equity (Deficit)	(1,710,039)	(903,883)

Total Liabilities and Shareholders’ Equity (Deficit)	$5,983,160	$5,674,556

i2 TELECOM INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended March 31, 2006	For the Three Months Ended March 31, 2005
Revenue	$140,003	$186,308

Cost of Revenue	71,017	117,026

Gross Profit (Loss)	68,986	69,282

General and Administrative Expenses	1,369,290	1,697,707

Loss From Operations	(1,300,304)	(1,628,425)

Other Income (Expense)
Interest Income	942	396
Interest Expense	(51,777)	(4,194)
Gain on Forbearance of Debt	0	0
Loss on Disposal of Assets	0	0
Loss on Subscription List	0	0

Total Other Income (Expense)	(50,835)	(3,798)

Loss Before Cumulative Effect of Accounting Change	(1,351,139)	(1,632,223)
Cumulative Effect of Accounting Change on Years Prior to 2005, Net of Income Tax of $-0-	0	(340,117)

Net Income (Loss)	$(1,351,139)	$(1,972,340)
Dividends on Preferred Stock	79,674

Net Loss Available to Common Shareholders	$(1,430,813)	$(1,972,340)

Weighted Average Common Shares:
Basic	38,397,923	35,390,091
Diluted	69,866,654	40,327,674
Basic Earnings Per Common Share:
Loss Before Cumulative Effect of Accounting Change	$(.04)	$(.05)
Cumulative Effect of Accounting Change	(.00)	(.01)

Net Loss	$(.04)	$(.06)

Diluted Earnings Per Common Share:
Loss Before Cumulative Effect of Accounting Change	$(.02)	$(.04)
Cumulative Effect of Accounting Change	(.00)	(.01)

Net Loss	$(.02)	$(.05)

i2 TELECOM INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Three Months Ended March 31, 2006	For the Three Months Ended March 31, 2005
Cash Flows From Operations

Net Loss From Operations	$(1,351,139)	$(1,972,340)
Adjustments to Reconcile Net Income to cash
Depreciation and amortization	97,564	83,001
Stock compensation	92,917	45,618
Cumulative Effect of Accounting Change (Increase) Decrease in:	0	340,117
Accounts receivable	51,195	(43,945)
Inventories	8,193	(190,731)
Prepaid Expenses	(555,822)	(34,523)
Other Assets	(22,000)	6,612
Increase (Decrease) In:
Accounts Payable and Accrued Expenses	249,349	442,166
Deferred Revenue	0	(74)

Net Cash Used In Operating Activities	(1,429,743)	(1,324,099)

Cash Flows From Investing Activities
Proceeds from Disposal of Assets	0	0
Equipment Purchases	(29,758)	(31,631)
Payments for Patents and Trademarks	(3,365)	(16,176)
Investment in Subsidiary	0	0

Net Cash Used In Investing Activities	(33,123)	(47,807)

Cash Flows From Financing Activities
Proceeds From Shareholder Loans	0	174,500
Payments of Shareholder Loans	0	(74,500)
Proceeds from Issuance of Convertible Bonds	600,000	0
Proceeds From Notes Payable	321,000	200,000
Payment of Notes Payable	(135,263)	0
Issuance of Common Stock	531,740	496,000
Issuance of Preferred Stock	0	575,000
Dividends Paid	0	(75,906)

Net Cash Provided By Financing Activities	1,317,477	1,295,094

Increase (Decrease) in Cash	(145,389)	(76,812)
Balance, Beginning of Period	169,203	231,127

Balance, End of Period	$23,814	$154,315

UNAUDITED CONDENSENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLOCIES

Item 1. Description of the Business

Background of the Company

i2 Telecom International, Inc., a Washington corporation formerly known as Digital Data Networks, Inc. (the “Company”), was incorporated as “Transit Information Systems, Inc.” under the laws of the State of Washington on October 17, 1988. In July 1995, the Company changed its name to “Digital Data Networks, Inc.” In March 2004, the Company changed its name to “i2 Telecom International, Inc.” The Company’s offices are currently located at 1200 Abernathy Rd., Suite 1800, Atlanta, GA 30328, and the Company’s telephone number at that address is (770) 512-7174. The Company maintains a website at www.i2telecom.com.

From October 17, 1988, until February 27, 2004, the Company was a wireless, passenger communication and advertising company, principally engaged in selling digital advertising space through the operation of a digital information network, utilizing digital radio transmission technology to display current news, information and advertising to riders on-board public transit vehicles. From 1991 through February 2004, the Company operated a digital information network in Dallas, Texas under the assumed name “The Transit Network” on the Dallas Area Rapid Transit (“DART”) bus and rail system.

In February 1996, the Company completed an initial public offering of shares of its common stock, no par value per share (the “Common Stock”), and raised net cash proceeds of approximately $5.8 million.

On February 26, 2004, a newly-formed, wholly-owned subsidiary of the Company merged with and into i2 Telecom International, Inc., a Delaware corporation (“i2 Delaware”), with i2 Delaware surviving the merger as a wholly-owned subsidiary of the Company (the “Merger”), pursuant to that certain Agreement and Plan of Merger dated as of January 30, 2004, among the Company, a wholly-owned subsidiary of the Company, i2 Delaware and certain Shareholders of the Company and i2 Delaware signatory thereto (the “Merger Agreement”). In connection with the Merger, former Shareholders of i2 Delaware became entitled to receive shares of Common Stock and shares of various classes and series of the Company’s preferred stock, no par value per share (collectively, the “Preferred Stock”), constituting of up to 88.44% of the voting securities of the Company, assuming the issuance of all contingent consideration such Shareholders may become entitled to receive pursuant to the Merger Agreement upon the resolution of a certain legal proceeding pending against i2 Delaware. In connection with the Merger, effective February 26, 2004, (i) the Company’s Board of Directors (the “Board of Directors”) appointed Paul R. Arena, Chief Executive Officer and Chairman of the Board of i2 Delaware, to serve as a director of the Company; (ii) all individuals serving as officers of the Company immediately prior to the Merger resigned their positions with the Company; and (iii) the officers of i2 Delaware were appointed as officers of the Company.

On February 27, 2004, the Company sold substantially all of its operating assets relating to the operations of The Transit Network to Intransit Media, Inc. (“InTransit Media”) in exchange for InTransit Media assuming certain obligations and liabilities relating to such assets (the “Asset Sale”), pursuant to that certain Asset Purchase Agreement dated as of January 30, 2004, as amended by the First Amendment thereto dated as of February 26, 2004, between the Company and InTransit Media (the “Asset Purchase Agreement”).

On March 5, 2004, in connection with the Merger and the Asset Sale, the Company changed its name from “Digital Data Networks, Inc.” to “i2 Telecom International, Inc.” and changed its ticker symbol on the over-the-counter electronic bulletin board from “DIDA” to “ITUI”.

On December 8, 2004, the Company relocated its corporate headquarters to Atlanta, Georgia in order to be closer to more technology driven companies and to aide in the Company’s recruitment of technology workers.

As a result of the Merger and the Asset Sale, the Company’s operations now consist of the operations of i2 Delaware. The Company’s operations as currently conducted are described below.

Nature of Business

The Company, through its subsidiary, i2 Delaware, provides low-cost telecommunications services employing next-generation Voice over Internet Protocol (“VoIP”) technology. These operations are based in Atlanta, and Georgia, Redwood City, California. Through i2 Delaware, the Company controls its own proprietary technology and outsources the majority of its production and service functions with strategic partners. The Company, through i2 Delaware, provides the VoiceStick™, micro gateway adapters (InternetTalker(TM)), VoIP long distance and other enhanced communication services to subscribers. The Company’s proprietary technology platform is built to the Session Initiation Protocol (“SIP”) standard. The Company’s revenue model now includes revenue from the sale of the VoiceStick™ and other integrated access devices (“IADs”) along with recurring monthly subscriptions and call minute termination. The Company believes its proprietary technology provides meaningful advantages particularly in the areas of quality of service, flexibility (i.e., broadband and dial-up capability in the same unit) and ease of use.

The Company’s proprietary technology platform is built to the SIP standard and offers the end user the following primary benefits:

•	near carrier grade quality of service;

•	low cost long distance calling worldwide;

•	broadband access via laptop with the Company’s VoiceStick™;

•	broadband and dial-up technology in the Company’s InternetTalker™ IAD;

•	plug and play technology using traditional phones without professional installation; and

•	unlimited global calling among VoiceStick™ and InternetTalker™ IAD users with a minimal monthly subscription.

The Company’s management intends to focus solely upon VoIP as the Company’s primary line of business. In addition, the Company’s management is constantly exploring various strategic alternatives, including partnering with other telecommunication companies, both foreign and domestic, and engaging in acquisitions of strategic competitors and/or telecommunication service providers. There can be no assurances that such efforts will be successful. The Company may finance these new business opportunities through a combination of equity and/or debt. If the Company determines to finance these opportunities by issuing additional equity, then such equity may have rights and preferences superior to the outstanding Common Stock and Preferred Stock, and the issuance of such equity will dilute the ownership percentage of the Company’s existing shareholders. If the Company determines to finance these opportunities by incurring debt, then such debt may not be available to the Company on favorable terms, if at all.

Liquidity and Going Concern

It is imperative that the Company raise capital in the near-term in order to continue as a going concern. Without raising additional capital, the Company likely will not be able to satisfy its current and other liabilities due in the near-term unless they are modified or restructured. There is no guarantee that (i) additional capital will be available to the extent required, or that if available, it will be available on terms acceptable to the Company, or (ii) the Company’s current and other liabilities due in the near-term can be modified or restructured. If the Company cannot raise additional capital or modify or restructure such liabilities, then the Company may be unable to pursue its business plan and may be forced to cease doing business.

As can be seen from the Company’s filings with the Securities and Exchange Commission (the “SEC”) over the past year, the Company has experienced net losses and negative cash flows from operations and has an accumulated deficit at March 31, 2006 of approximately $23,155,000 million and a negative working capital position. The ability of the Company to generate positive cash flows from operations and net income is dependent, among other things, on market conditions, the recovery of recorded assets, cost control, identifying and securing additional revenue sources, and the Company’s ability to raise capital under acceptable terms. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties. As noted in an explanatory paragraph in the Report of Independent Certified Public Accountants on the Company’s consolidated financial statements for the year ended December 31, 2005, as set forth in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2005, (the “Annual Report”), these conditions have raised substantial doubt about the Company’s ability to continue as a going concern.

Critical Accounting Policies

The policies identified below are considered as critical to the Company’s business operations and the understanding of the Company’s results of operations. The impact of and any associated risks related to these policies on the Company’s business operations is discussed throughout “Management’s Discussion and Analysis or Plan of Operation.” For a detailed discussion on the application of these and other accounting policies, see Note 1 in the Notes to the Company’s consolidated financial statements for the year ended December 31, 2005, included in the Annual Report. Preparation of this Quarterly Report on Form 10-QSB for the quarter ended March 31, 2006 (this “Quarterly Report”) requires the Company to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of revenue and expenses. There can be no assurance that actual results will not differ from those estimates.

Basis of Consolidation

The consolidated financial statements include the accounts of i2 Delaware and SuperCaller Community, Inc. (“SuperCaller”), both of which are, directly or indirectly, wholly-owned subsidiaries of the Company. All significant intercompany accounts and transactions have been eliminated in consolidation.

Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Estimates are used when accounting for allowances for doubtful accounts, revenue reserves, inventory reserves, depreciation and amortization, taxes, contingencies and impairment allowances. Such estimates are reviewed on an on-going basis and actual results could differ from those estimates.

Revenue Recognition

The Company recognizes revenue in accordance with SEC Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements” (“SAB No. 101”), as amended by SAB No. 101A and SAB No. 101B. SAB No. 101 requires that four basic criteria must be met before revenue can be recognized: (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred or services rendered; (iii) the fee is fixed and determinable; and (iv) collectibility is reasonably assured. Determination of criteria (iii) and (iv) are based on management’s judgments regarding the fixed nature of the fee charged for services rendered and products delivered and the collectibility of those fees. Should changes in conditions cause management to determine these criteria are not met for certain future transactions, revenue recognized for any reporting period could be adversely affected. The Company has concluded that its revenue recognition policy is appropriate and in accordance with accounting principles generally accepted in the United States of America and SAB No. 101.

Impairment of Long-Lived Assets

The Company evaluates its long-lived assets for financial impairment and continues to evaluate them as events or changes in circumstances indicate that the carrying value of such assets may not be fully recoverable. The carrying value of long-lived assets is considered impaired when the anticipated undiscounted cash flows from an asset is less than its carrying value. In that event, a loss is recognized for the amount by which the carrying value exceeds the fair value of the long-lived asset. The Company has not recognized any impairment losses.

Recent Accounting Pronouncements

On December 16, 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment”, which is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123R”). SFAS 123R supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and amends SFAS 95, “Statement of Cash Flows.” Generally, the approach in SFAS 123R is similar to the approach described in SFAS 123. However, SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. SFAS123R must be adopted no later than July 1, 2005. Early adoption will be permitted in periods in which financial statement have not yet been issued. The Company adopted SFAS 123R on January 1, 2005.

In December 2004, the Financial Accounting Standards Board issued two FASB Staff Positions – FSP FAS 109-1 Application of FASB Statement 109 “Accounting for Income Taxes” to the Tax Deduction on

Qualified Production Activities provided by the American Jobs Creation Act of 2004, and FSB FAS 109-2 Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004. Neither of these affected the Company as it does not participate in the related activities.

In March 2005, the SEC released Staff Accounting Bulletin No 107, “Share Based Payment” (“SAB 107”), which provides interpretive guidance related to the interaction between SFAS 123(R) and certain SEC rules and regulations. It also provides the SEC staff’s views regarding valuation of share-based payment regulations. In April 2005, the SEC amended the compliance dates for SFAS 123(R), to allow companies to implement the standard at the beginning of the next fiscal year, instead of the next reporting period beginning after June 15, 2005.

The impact of SAB 107 had no effect on our financial statements.

In March 2005, the FASB issued FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations” (“FIN 47”). FIN 47 provides guidance relating to the identification of and financial reporting for legal obligations to perform an asset retirement activity. The Interpretation requires recognition of a liability for the fair value of a conditional asset retirement obligation when incurred if the liability’s fair value can be reasonably estimated. FIN 47 also defines when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. The provision is effective no later than the end of fiscal years ending after December 15, 2005. The Company adopted FIN 47 beginning the first quarter of fiscal year 2006 the adoption had no material impact on its financial statements.

In May 2005, the FASB issued FASB Statement No. 154, “Accounting Changes and Error Corrections.” This new standard replaces APB Opinion No. 20, “Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements,” and represents another step in the FASB’s goal to converge its standards with those issued by the IASB. Among other changes, Statement 154 requires that a voluntary change in accounting principle be applied retrospectively with all prior period financial statements presented on the new accounting principle, unless it is impracticable to do so. Statement 154 also provides that (1) a change in method of depreciating or amortizing a long-lived non-financial asset be accounted for as a change in estimate (prospectively) that was effected by a change in accounting principle, and (2) correction of errors in previously issued financial statements should be termed a “restatement”. The new standard is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. Early adoption of this standard is permitted for accounting changes and correction of errors made in fiscal years beginning after June 1, 2005. The Company has adopted Statement 154 and it did not have an impact on the Company’s overall results of operation of financial position.

In February of 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments” (“SFAS NO. 155”), which is intended to simplify the accounting and improve the financial reporting of certain hybrid financial instruments. (i.e., derivatives embedded in other financial instruments). The statement amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities – a replacement of FASB Statement No. 125. SFAS No. 155 is effective for all financial instruments issued or acquired after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company is currently evaluating the impact of SFAS No. 155 will have on its financial statements, if any.

Quantitative and Qualitative Disclosure about Market Risk

The Company believes that it does not have any material exposure to interest or commodity risks. The Company does not own any derivative instruments and does not engage in any hedging transactions.

Comprehensive Income or Loss

The Company has no components of other comprehensive income or loss, and accordingly, net loss equals comprehensive loss for all periods presented.

Earnings Per Share

For the first quarter of 2006 and 2005, net loss per share is based on the weighted average number of shares of Common Stock outstanding. At March 31, 2006 and March 31, 2005, the Company had, on a weighted average, 38,397,923 shares and 35,390,091 shares of Common Stock outstanding, respectively.

At March 31, 2006, the Company had outstanding 38,747,120 shares of Common Stock and options and warrants to purchase 37,749,661 shares of Common Stock. Consequently, on an as-converted, fully-diluted basis, the Company would have 69,866,654 shares of Common Stock outstanding at March 31 2006.

Stock Compensation

During 2004, the Company’s shareholders approved a stock option plan for its officers, directors and certain key employees. Generally, the options vest based on the attainment of certain performance criteria set forth in the option agreements. In addition, the Company has issued stock warrants to key employees, consultants, and certain investors, with expiration dates of one to five years. Effective January 1, 2005, the Company adopted early application of SFAS No. 123R. SFAS No. 123R supersedes APB Opinion No. 25 which was previously used by the Company. Generally, the approach in SFAS No. 123R is similar to the approach described in SFAS No. 123. However, SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Under APB Opinion No. 25, compensation expense was recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price, the intrinsic value method. Under SFAS No. 123R, the Company recognizes an expense over the vesting period of the fair value of all stock-based awards on the date of grant. Beginning January 1, 2005, all stock-based awards to non-employees are accounted for at their fair value in accordance with SFAS No. 123R and related interpretations.

Additionally, the Company has adopted early application of SFAS No. 123R on January 1, 2005. The cumulative effect of this change in accounting principle for periods prior to 2005 was $340,117, net of income tax and has been included on the statement of operations for the three months ended March 31, 2005.

Stock compensation expense is comprised of the amortization of deferred compensation resulting from the grant of stock options to employees at exercise or sale prices deemed to be less than fair value of the Common Stock at grant date, net of forfeitures related to such employees who terminated service while possessing unvested stock options, as these terminated employees have no further service obligations.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

Interim Financial Data

In the opinion of management, the accompanying unaudited condensed consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the SEC. These financial statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. These statements should be read in conjunction with the Company’s audited consolidated financial statements for the year ended December 31, 2005, set forth in the Annual Report. The interim financial information included herein has not been audited. However, management believes the accompanying unaudited interim financial statements contain all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the consolidated financial position of i2 Telecom International, Inc. and Subsidiaries as of March 31, 2006 and March 31, 2005, and the results of their operations and cash flows for the three months ended March 31, 2006 and 2005. The results of operations and cash flows for the period are not necessarily indicative of the results of operations or cash flows that can be expected for the year ending December 31, 2006.

NOTE 2: NOTES PAYABLE

Notes Payable as of March 31, 2006 and December 31, 2005:

	2006	2005
a. 8% note payable due to an individual previously affiliated with SuperCaller. The principal and all accrued interest are due and payable upon the Company obtaining certain levels of equity funding. These funding levels are expected to be met prior to December 31, 2006.	$50,000	$50,000

b. 6% note payable due to an individual previously affiliated with SuperCaller. The principal and all accrued interest are due and payable upon the Company obtaining certain levels of equity funding. These funding levels are expected to be met prior to December 31, 2006.	50,000	50,000

c. 8% note payable to a bank. The principal and all accrued interest were due on December 31, 2005. In April 2006, the maturity date was extended until April 30, 2006. The note is unsecured and guaranteed by an officer of the Company.	80,632	80,625

d. 12% note payable due to an individual shareholder of the company. The principal and all accrued interest were due on December 31, 2005. The note is unsecured and guaranteed by an officer of the Company. In January 2006, the maturity date was extended until April 15, 2006.	250,000	250,000

e. 12% note payable due to an corporation. The principal and all accrued interest were due on Sept. 30, 2005. The note is unsecured and guaranteed by an officer of the Company.	100,000	100,000

f. 12% note payable due to an corporation. The principal and all accrued interest are due on April 30, 2006. The note is unsecured and guaranteed by an officer of the Company.	300,000	300,000

g. 12% note payable to and officer of the Company. The principal and accrued interest were due on December 31, 2005. The note is unsecured. In March 2006, the maturity date was extended until May 31, 2006.	75,000	75,000

h.12% note payable due to an individual. The principal and all accrued interest were due on December 31, 2005. The note is unsecured and guaranteed by an officer of the Company. In March 2006, the maturity date was extended until May 31, 2006.	50,000	50,000

i. 12% note payable due to an individual. The principal and all accrued interest are due on Jan. 31, 2006. The note is unsecured and guaranteed by an officer of the Company. In Jan 2006, the maturity date was extended until Apr. 30, 2006.	50,000	50,000

j. 12% note payable due to an individual. The principal and all accrued interest are due on January 31, 2006. The note is unsecured and guaranteed by an officer of the Company. In January 2006, the maturity date was extended until August 15, 2006 with a $15,000 payment on January 11, 2006 and monthly payments of $5,000 beginning February 15, 2006 On April 17, 2006 the loan principal & interest were paid.	35,000	50,000

k. 3% note payable due to an corporation. The principal and all accrued interest were due on September 30, 2005. In April 2006, the maturity date was extended until June 30, 2006. The note is unsecured.	180,000	200,000

l. 10% note payable due to corporation. The principal and all accrued interest are due on January 31, 2006. The note is unsecured. On May 15, 2006, the maturity date was extended until September 15, 2006.	1,000,000	1,000,000

m. 10% note payable due to an individual. The principal and all accrued interest are due on January 31, 2006. The note is unsecured. On May 15, 2006, the maturity date was extended until September 15, 2006.	100,000	100,000

n. 10% note payable due to an individual. The principal and all accrued interest are due on January 31, 2006. The note is unsecured. On May 15, 2006, the maturity date was extended until September 15, 2006.	100,000	100,000

o. 0% note payable due to an individual. The principal matured on November 30, 2005. 25,000 warrants at $.35/share are to be issued in lieu of interest. In April 2006, the maturity was extended until August 30,2006.	50,000	50,000

p. 8% note payable due to corporation. The principal and all accrued interest are due on February 3, 2006. The note is unsecured.	50,000	50,000

q. 12% note payable due to corporation. The principal and all accrued interest are due on February 20, 2006. The note is unsecured and guaranteed by an officer of the Company. In March 2006, the maturity was extended until May 30, 2006.	75,000	175,000

r. 8% note payable to a corporation. The principal and all accrued interest are due on February 18, 2006. The note is unsecured. In March 2006, the maturity was extended until June 30, 2006.	25,000	25,000

s. 8% note payable to an individual. The principal and all accrued interest are due on February 18, 2006. The note is unsecured. In March 2006, the maturity was extended until June 30, 2006.	25,000	25,000

Notes Payable -continued

t. 8% note payable to an individual. The principal and all accrued interest are due on April 17, 2006. The note is unsecured.	100,000	-0-

u. 8% note payable to an individual. The principal and all accrued interest are due on March 31, 2006. The note is unsecured.	200,000	-0-

v. 12% note payable to an individual. The principal and all accrued interest are due on demand. The note is unsecured.	21,000	-0-

Total Long Term Debt	2,966,632	2,780,625
Less: Current Portion	2,966,632	2,780,625
Long-Term Portion	$-0-	$-0-

NOTE 3: CONVERTIBLE BONDS

On January 9, 2006, the Company closed a financing transaction in which it sold 10% secured convertible debentures (the “Debentures”) to Cornell Capital Partners, LP (“Cornell”) to raise $1,750,000 pursuant to a Securities Purchase Agreement dated thereof (the “Securities Purchase Agreement”). The Company received $600,000 upon closing.

The Debentures mature on January 9, 2009. The Debentures are convertible from time to time into the common stock of the Company by Cornell at the price per share equal to the lesser of (1) ninety percent (95%) of the lowest volume weighted average price of the Company’s common stock, as quoted by Bloomberg, LP, for the thirty (30) trading days immediately preceding the conversion date or (2) $0.10. In the event that the volume weighted average price of the Company’s common stock, as quoted by Bloomberg, LP, is below Four Cents ($0.04) for ten (10) consecutive Trading Days, Cornell shall not, unless waived by the Company, convert more than Two Hundred Thousand Dollars ($200,000) of principal and interest due and outstanding under the Debentures into shares of the Company’s common stock in any thirty (30) calendar day period. Additionally, Cornell may not convert the Debentures or exercise the Warrant (as defined below) if such conversion or exercise would result in Cornell, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1933 and the rules promulgated thereunder) in excess of 4.9% of the then issued and outstanding shares of the Company’s common stock. The Company has an option to redeem a portion or all of the outstanding principle convertible Debentures, provided that the price of the Company’s common stock is trading below the Fixed Conversion Price, with the redeem price of one hundred twenty percent (120%) of the amount redeemed plus accrued interest.

Convertible bonds at March 31, 2006 and December 31, 2005:

	2006	2005
10% Convertible Bonds	$600,000	$—

NOTE 4: STOCK OPTIONS AND WARRANTS

	March 31, 2006		December 31,2005
	Number of Options/ Warrants	Weighted Average Exercise Price	Number of Options/ Warrants	Weighted Average Exercise Price
Outstanding at Beginning of Period	27,784,602	$.57	22,757,921	.67
Options Granted	5,059,290	$.10	4,175,771	$.53
Warrants Granted	8,920,000	$.08	9,467,015	$.34
Exercised	(10,796)	$.00	(6,337,688)	.56
Forfeited	(4,003,435)	$.14	(2,278,417)	$.55

Outstanding at End of Period	37,749,661	$.62	27,784,602	$.57

Options Exercisable at End of Period	35,671,866	$.24	16,918,676	.60
Weighted-average Fair Value of Options Granted During the Period		$.08		$.32

As of March 31, 2006, the range of option and warrant exercise prices for outstanding and exercisable options and warrants was $.01 to $1.00 with a weighted average remaining contractual life of 2.16 years.

NOTE 4: STOCK APPRECIATION RIGHTS AND RESTRICTED SHARE UNITS

On December 31, 2003, the Company terminated its stock appreciation plan and cancelled all outstanding rights granted. As consideration for the consideration of rights cancelled, each employee received restricted stock or cancellation of their notes receivable at rate of $3.00 per right. On December 31, 2003, the Company amended its 2002 Stock Option Plan to properly administer the granting of restricted stock. Under the amended plan, employees are granted restricted share units without cost to the employee. Each restricted share unit awarded to a participant represents an unfunded, unsecured right, which is nontransferable except in the event of death, of the employee to receive one share of common stock, $.01 par value, of i2 Delaware on the date specified in the grant. As a result of the Merger each such right was converted into the right to receive shares of Common Stock, no par value per share, and Preferred Stock Series B, no par value per share (the “Preferred Stock Series B”), as outlined in the Merger Agreement. The restricted share units granted under the plan vest evenly over three years, with immediate vesting upon termination.

Information with respect to restricted share units as of March 31, 2006 and 2005 is as follows:

	2006	2005
Restricted Units-Beginning of Year	382,588	991,858
Restricted Units Granted	6,000,000	-0-
Transfer to Common Stock Due to Lapse of Restrictions	(1,191,284)	(609,290)

Restricted Units-End of Year	5,191,284	382,568

Weighted Average Fair Value of Shares	$.07	$.45
Pre-Tax Compensation Expense Charged to Earnings, net of cancellations	$-0-	$-0-

NOTE 6: SUBEQUENT EVENTS

On April 6, 2006, the Company closed the second tranch of a financing transaction in which it sold 10% secured convertible debentures (the “Debentures”) to Cornell Capital Partners, LP (“Cornell”) to raise $1,750,000 pursuant to a Securities Purchase Agreement dated thereof (the “Securities Purchase Agreement”). The Company received $600,000 upon closing, will receive another $600,000 on the date the registration statement is filed pursuant to Investors Registration Rights Agreement dated thereof between the Company and Cornell (the “Registration Rights Agreement”), provided that the Company’s Board of Directors shall have consented, subject to shareholder approval, to increase it’s authorized shares of Common Stock to at least two hundred fifty million (250,000,000) and the Company shall have entered into irrevocable voting agreements, with the Buyer(s) as a third party beneficiary of such agreements, with shareholders of the Company who are the beneficial owners of an excess of fifty percent (50%) of the Company’s outstanding shares of Common Stock as of the date hereof, wherein such shareholders shall irrevocably vote in favor of increasing the Company’s authorized shares of Common Stock to at least two hundred fifty million (250,000,000), and the Company shall receive $550,000 one business day prior to the date the registration statement is declared effective by the Securities and Exchange Commission (the “Commission”). The Debentures mature on January 9, 2009. The Debentures are convertible from time to time into the common stock of the Company by Cornell at the price per share equal to the lesser of (1) ninety percent (95%) of the lowest volume weighted average price of the Company’s common stock, as quoted by Bloomberg, LP, for the thirty (30) trading days immediately preceding the conversion date or (2) $0.10. In the event that the volume weighted average price of the Company’s common stock, as quoted by Bloomberg, LP, is below Four Cents ($0.04) for ten (10) consecutive Trading Days, Cornell shall not, unless waived by the Company, convert more than Two Hundred Thousand Dollars ($200,000) of principal and interest due and outstanding under the Debentures into shares of the Company’s common stock in any thirty (30) calendar day period. Additionally, Cornell may not convert the Debentures or exercise the Warrant (as defined below) if such conversion or exercise would result in Cornell, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1933 and the rules promulgated thereunder) in excess of 4.9% of the then issued and outstanding shares of the Company’s common stock. The Company has an option to redeem a portion or all of the outstanding principle convertible Debentures, provided that the price of the Company’s common stock is trading below the Fixed Conversion Price, with the redeem price of one hundred twenty percent (120%) of the amount redeemed plus accrued interest.

The Company and its subsidiaries granted Cornell a security interest in certain of its assets pursuant to a Security Agreement dated January 9, 2006 between the Company and Cornell and a Debenture dated January 9, 2006 between i2 Telecom International Limited and Cornell (collectively, the “Security Agreements”). The Company entered into a Pledge and Escrow Agreement with Cornell, dated January 9, 2006 (the “Pledge Agreement”) whereby the Company agreed to pledge 100,000,000 shares of its common stock until such time all obligations under the Debentures have been satisfied. In December 2005, pursuant to the Pledge Agreement, the Company delivered to the Escrow Agent stock certificates representing 26,987,667 shares of the Company’s common stock with the remaining 72,198,494 shares of common stock to be delivered at such time as the authorized shares of the Company’s common stock is increased to at least two hundred fifty million (250,000,000) shares. Additionally, certain of the Company’s shareholders pledged and delivered to the Escrow Agent stock certificates representing a total of 8,269,751 shares of common stock (the “Stockholder Pledge Shares”) pursuant to Pledge Agreements entered into by and among the shareholders, the Company and Cornell dated January 9, 2006 (the “Shareholder Pledge Agreements”). The Stockholder Pledge Shares will be returned to the shareholders when the Company completes delivery of the Company Pledge Shares to the Escrow Agent. The Company paid Yorkville Advisors, LLC a structuring fee of $15,000 and shall pay a commitment fee equal to 10% of the total purchase price of the Debentures of which $60,000 was paid on January 9, 2006 upon the funding of $600,000 of the Debentures. Cornell also received a three-year warrant to purchase 7,150,000 shares of common stock at an exercise price of $0.07 per share (the “Warrant”).

As of May 12, 2006, the Company has received $1,750,000.